Form 10-K, Exhibit 13
period 1996-12-31
MEADOWBROOK INSURANCE GROUP INC
filed 1997-03-31
CIK 949156

                                                                 EXHIBIT 13

                               1996 ANNUAL REPORT


"WE'VE BUILT A FORMIDABLE AND INNOVATIVE ORGANIZATION OVER THE LAST FORTY-ONE YEARS...WE'RE COMMITTED TO CONTINUALLY ADDING CREATIVE ALTERNATIVES TO OUR BLUEPRINT FOR TOMORROW."


                       [MEADOWBROOK INSURANCE GROUP LOGO]

                       [MEADOWBROOK INSURANCE GROUP LOGO]

CORPORATE PROFILE

In 1955, no one had ever heard of "Alternative Risk Management."

Now, thanks in part to Meadowbrook Insurance Group, Inc., Alternative Risk Management has become one of the most important innovations in the insurance industry in decades.

Now, the marketplace has acknowledged that these nontraditional programs and products are the future of insurance.

At Meadowbrook, we saw it coming decades ago.

Meadowbrook pioneered it, evolved it, and is one of the nation's recognized leaders in providing alternative risk management solutions for clients.

The Meadowbrook Agency was formed in 1955, and has grown to be the largest independent insurance services provider in Michigan. Today, Meadowbrook provides a wide variety of traditional and alternative risk management services. Its clients include public entities, professional and trade associations, businesses and individuals.

The parent, Meadowbrook Insurance Group, Inc. (The Company), is the holding company for insurance subsidiaries, Star Insurance Company (Star), Savers Property and Casualty Insurance Company (Savers), and American Indemnity Insurance Company Ltd. (American Indemnity), and Meadowbrook, Inc. (Meadowbrook), the risk management services company.

In an initial public offering on November 21, 1995, 27% of the common stock was sold to the public.

 - Star was formed as an admitted carrier in 1985 and, with Savers, today is licensed to write all lines of property and casualty insurance in 47 states.

 - Savers was acquired in 1990 and provides all lines of property and casualty insurance on a "surplus lines" basis. Collectively, Star and Savers are authorized to write business, on either an admitted or surplus lines basis, in all 50 states.

 - American Indemnity in Bermuda was acquired in 1994 to enhance the Company's ability to offer clients rent-a-captive risk-sharing programs.

Building a $100 million net worth company, being recognized as a leader in alternative risk management, becoming a publicly traded company on the NYSE...these accomplishments are the result of a history of innovative, visionary thinking; unparalleled service; and uncompromising integrity. As the insurance industry evolves into the 21st century, Meadowbrook Insurance Group will continue to lead the way.

  A leading pioneer in Alternative Risk Management programs, Meadowbrook is uniquely situated for long-term growth as the marketplace evolves to more non-traditional insurance. In short,...Our future will be built on our developed strengths.

                                      1996

                                 ANNUAL REPORT

CONSOLIDATED FINANCIAL HIGHLIGHTS



                                            Years Ended December 31
                              ----------------------------------------------
                                 1996       1995          1994       1993
                              ---------   --------      --------   ---------
OPERATING RESULTS
 Gross Premiums Written        $115,580  $ 123,119       $90,625    $64,816
 Net Premiums Written            72,758     93,638        57,555     39,452
 Net Premiums Earned             84,547     82,698        49,855     34,336
 Net Investment Income
  Actual                          8,002      5,325         3,257      2,639
  Pro Forma                         N/A      5,613         3,499      2,814
 Underwriting Income              2,365      4,177         1,949        512
 Net Income
  Actual                          8,706      7,220         3,702      2,105
  Pro Forma                         N/A      9,675         4,221      2,625
 Earnings Per Share
  Actual                           0.95       1.32           .95        .54
  Pro Forma                         N/A       1.37           .69        .48
FINANCIAL POSITION
  Cash and Investments          156,495    148,977        88,460     58,418
  Total Assets                  265,035    241,764       158,637    115,568
 Liability for Losses
  and Loss
  Adjustment Expenses
  (LAE)                          92,390     86,986        64,993     50,451
 Shareholders' Equity           100,201     92,216        44,444     25,493

CONTENTS
Meadowbrook Corporate Profile                                                                 Inside Front Cover
Financial Highlights                                                                                           1
To Our Shareholders                                                                                            3
Meadowbrook 2000                                                                                               6
Review of Operations                                                                                           8
Insurance Company Operations                                                                                  10
Insurance Management and Brokerage Operations                                                                 14
Management's Discussion and Analysis and Results of Operations                                                17
Selected Consolidated Financial Data                                                                          26
Report of Management and Independent Accountants                                                              27
Consolidated Financial Statements                                                                             28
Notes to Consolidated Financial Statements                                                                    33
Board of Directors                                                                                            48
Shareholder Information                                                                                       49
Meadowbrook Insurance Group Offices                                                                           50
Meadowbrook Mission Statement                                                                  Inside Back Cover

      [BAR CHART]
GROWTH OF EARNED PREMIUMS
      ($MILLIONS)


    [BAR CHART]
FEES AND COMMISSIONS
    ($MILLIONS)


        [BAR CHART]
INSURANCE PROGRAMS IN FORCE
        (YEAR END)



                               [1]

                       [MEADOWBROOK INSURANCE GROUP LOGO]

                       [Illustration of Management Team]


        Top Row: Robert S. Cubbin, Joseph C. Henry, James R. Parry, Sr. Bottom Row: Warren D. Gardner, Merton J. Segal


                               [2]

                                      1996

                                 ANNUAL REPORT

"Our corporate goal is to build a world class insurance organization specializing in the Alternative Risk Market."
Merton J. Segal
Chairman of the Board


BUILDING ON STRENGTH

1996 was an exciting year for Meadowbrook Insurance Group! In our first full year as a public company we formed new relationships, learned new lessons and strategically positioned ourselves for continuing our long-term goals of growth and profitability. Our status as a public company broadened our name recognition worldwide and has created a wealth of opportunities as new programs and partnerships have presented themselves.


TO OUR SHAREHOLDERS...


1996 ACCOMPLISHMENTS

Our efforts in 1996 paved the way for stronger performance now and into the next millennium.

- We initiated eleven new programs in late 1996. Two were with multi-national corporations who sought out Meadowbrook as a leading expert in the Alternative Risk Market field. These types of partnerships are the foundations upon which Meadowbrook builds long term relationships to reach our clients' goals.

- During the year we initiated a regional sales and marketing strategy to better serve our clients nationwide. Midwest, Southeastern, and Eastern marketing centers have been established, and we plan to add at least two more in 1997 in the West and Southwest.

- A.M. Best Company affirmed our insurance company subsidiaries' ratings at "A-", (excellent), recognizing our strong capital position and the profitability of our insurance operations.

- We established the University of Meadowbrook, a training ground for Meadowbrook associates. As a financial services company, our associates are our most important asset. They allow us to successfully deliver products and services to our clients. We continue to invest substantial time, money and effort to develop the best possible group of associates.

- We acquired Association Self Insurance Services, Inc., in Montgomery, Alabama to geographically expand our client services. This acquisition brought us a full service risk management operation focused on pools and funds. Its services include claims, loss control, managed care, policy issuance and administration. We consolidated our existing Montgomery office with ASI and placed a ten year Meadowbrook associate in charge of the combined operation. We have already experienced benefits from this acquisition through the addition of two major new Alabama client contracts.

As we enter 1997, we continue to investigate other acquisition opportunities, focusing on those that provide synergies that enhance profitability for our shareholders and expand services to our growing client base.

As the challenges have grown in our first full year as a public company, we were pleased to add highly talented individuals to lead our key divisions. We added new Vice Presidents of Underwriting, Mergers and Acquisitions and Managed Care in addition to a new Chief Information Officer.

                               [3]

                       [MEADOWBROOK INSURANCE GROUP LOGO]

[GRAPHIC]


TO OUR SHAREHOLDERS...


1996 was also a year to distinguish the past from the future. President Warren Gardner became Vice Chairman and has taken a leadership role in Regional Marketing, Mergers & Acquisitions, and Integrated Managed Care.

In conjunction, we established the Office of the President, incorporating a "team approach" to manage the Company's growth into the next century. The Company is now guided by a triumvirate of our top executives - Robert Cubbin, Joseph Henry and James Parry, Sr.

The Office of the President enhanced our program matrix management process by initiating an Executive Responsible Program to personally oversee each insurance program Meadowbrook manages, ensuring the highest quality of service to our clients.

Our Investor Relations Department is pleased to announce a new Dividend Reinvestment Plan and a Direct Purchase Plan to enhance the liquidity of our stock and provide a cost effective method to invest in the Company.

                               [4]

                                      1996

                                 ANNUAL REPORT

"We are prepared for the challenges of today and the new millennium." Robert S. Cubbin
Executive Vice President


1996 FINANCIAL PERFORMANCE

While there were many positive results, financially, 1996 was not the success we had planned. We did not achieve our revenue or profitability goals for the year. The delay in closing several large new programs, combined with discontinuing unprofitable programs, pushed much new revenue growth into 1997.

We experienced unexpected claims in the surety business during the third quarter, which reduced our profits. As a result, the reaction of certain segments of the stock market created a drop in our stock price. Subsequently, we entered into a partnership with a surety carrier in December that substantially reduces our exposure in the surety bond business and refocuses our efforts on our core businesses, where we have been most successful. The stock's recovery is evidence of the confidence we enjoy from our long term partners and investors.

1997

Our priorities in 1997 will be to reinforce our image as a growth company, to continue to build our profitability and to reinforce the trust of our shareholders. Our ongoing goals are to grow our revenues an average of 20% per year and consistently return 15% on equity to our shareholders. We are confident that our goals will be achieved in 1997. We appreciate your support of Meadowbrook through your investment, and we will continue to keep you informed of our progress through the coming year.




Merton J. Segal          Robert S. Cubbin

Merton J. Segal          Robert S. Cubbin
Chairman and             Executive Vice President
Chief Executive Officer


Warren D. Gardner        Joseph C. Henry

Warren D. Gardner        Joseph C. Henry
Vice Chairman            Executive Vice President


James R. Parry, Sr.

James R. Parry, Sr.
Executive Vice President




                                      [5]

                       [MEADOWBROOK INSURANCE GROUP LOGO]
[GRAPHIC]


BREAKING NEW GROUND FOR THE 21ST CENTURY


MEADOWBROOK 2000

Some view the future with caution and fear. Others see it as a limitless set of opportunities. Meadowbrook believes the only things worth finding are opportunities.

The insurance industry is changing at an unprecedented pace. Mergers and acquisitions are taking place at record levels as companies deal with overcapacity and declining premium levels. Former competitors are now partners. Affiliations within the industry are developing as clients require more innovative products. There will be fewer, but larger, companies in the future, focused where their expertise can create profitable returns. Partnerships and affiliations will grow across industry lines.

With these tremendous changes, opportunities exist for those willing to adapt. Meadowbrook seeks these opportunities for itself and its clients.

In 1995, we created our Meadowbrook 2000 strategy, a vision of what we want to be and a plan for how to get there.

Like most companies, Meadowbrook establishes annual goals for our financial performance and client growth. We focus on insurance opportunities and the needs of our clients for five to ten years ahead. This planning process is integral to our ability to compete in today's market and to ensure our future success.

                               [6]

                                      1996

                                 ANNUAL REPORT


The changes that have occurred in our industry require us to broaden our strategies for growth. The current competition and various pressures on self insured groups that provide workers' compensation to their members have created opportunities to develop strong partnerships. These funds need support and unique tools to protect and grow their business. Meadowbrook supplies the capital, licenses, expertise, and innovative concepts to complement the benefits these groups provide.

We are rapidly increasing our risk-sharing partnerships with top local, regional, and national agents and brokers. Many have experienced loss of revenues as a result of the prolonged soft market, and seek to create producer owned/policyholder owned group and association captives. Products and services are being added to our existing programs. We have also created new partnerships with other key insurance companies that need our Alternative Risk Management expertise.

The Alternative Risk Market which Meadowbrook pioneered is expanding rapidly. More and more, clients want to control their insurance destiny and reap the rewards of their own risk management efforts. As a leader in this arena, we are in an excellent position to increase our market share.

We have established strategic directions for growth commensurate with the values and knowledge we have gained over our forty-one year history. These are the foundations on which we will enhance shareholder value and provide consistently superior returns to investors and value to our clients. We are singularly committed to being the "best" at what we do; nothing less is acceptable.


[BAR CHART]

PROJECTION OF ALTERNATIVE MARKET GROWTH
 PROPERTY-CASUALTY PREMIUM (BILLIONS)
1991        $166
1994        $186
2000E       $225

                               [7]

                       [MEADOWBROOK INSURANCE GROUP LOGO]
[GRAPHIC]

REVIEW OF OPERATIONS


SOLID STRUCTURE,
STRONG MATERIALS

Meadowbrook knows our clients are best served by intelligently engineered programs that work for them. That is why we've developed and refined a broad range of Alternative Risk Management capabilities.

This range of capabilities enables Meadowbrook to offer cost effective risk management programs and services that generate premiums for our insureds that are more closely related to their own risk exposures and loss experience.
These premiums are also generally less volatile than those in the traditional insurance market. Our clients benefit because Meadowbrook offers them more stable and predictable insurance pricing. Long term, costs are usually lower because the client benefits from participating in the underwriting and investment income results of their program. We work together to improve profitability by implementing loss control and better claims handling measures.

Meadowbrook develops programs, which are customized packages of services and coverages marketed to the policyholder. There are three types of programs, categorized by the level of risk maintained by Meadowbrook. In managed programs, Meadowbrook usually assumes no insurance risk and provides services to the client under long term contracts, as with public entity pool management. In risk-sharing programs, Meadowbrook participates in the operating results

                               [8]

                                      1996

                                 ANNUAL REPORT

of the programs, and the client or agent shares in the operating results, as with agency owned captives. In fully-insured programs, Meadowbrook provides traditional insurance without a risk-sharing mechanism, usually where specialty or niche opportunities exist to convert this business to a risk sharing program.

SERVICES PROVIDED BY MEADOWBROOK:


-    Risk Analysis                            -    Claims Handling & Administration
-    Program and Product Design               -    Information Technology and Processing
-    Sales, Marketing and Public Relations    -    Accounting and Financial Statement Preparation
-    Consultation, Education and Training     -    Regulatory Compliance
-    Captive Formation and Management         -    Actuarial and Loss Reserve Analysis
-    Rent-a-Captive Formation and Management  -    Loss Prevention and Control
-    Underwriting/Risk Selection              -    Legal and Audit Support
-    Policy Issuance


CLAIMS HANDLING AND LOSS CONTROL SERVICES

The foundation upon which Meadowbrook builds its reputation is the management of clients' risks and the reduction of their losses through the implementation of far reaching and effective loss control and claims handling programs. By creating partnerships with our clients through risk-sharing programs, we are able to reduce losses, which ultimately leads to lower insurance premiums. We work with the clients to develop proprietary knowledge of their unique insurance risks and needs. With their guidance, we endeavor to become experts in their business, working together to reduce losses.

Meadowbrook leads the industry in developing loss control services. Our staff includes recognized experts in the insurance industry. Most staff members hold advanced degrees or industry designations in their fields. Our areas of expertise include: products liability, law enforcement operations, ergonomics and office safety, managing workplace violence, employment practices liability and professional liability loss prevention.

Meadowbrook made a major commitment to the future in 1996 by investing in new claims software that will enhance claims services throughout the United States. This state-of-the-art software will enable us to stay in the forefront of claims management. Our acquisition of Association Self Insurance Services, Inc. in Montgomery, Alabama, exemplifies our commitment to expanding our fee for service specialities such as claims, loss prevention and insurance management services geographically.

                               [9]

                       [MEADOWBROOK INSURANCE GROUP LOGO]

Meadowbrook's insurance subsidiaries are Star Insurance Company (Star), Savers Property and Casualty Insurance Company (Savers), and American Indemnity Insurance Company LTD (American Indemnity). They operate as program insurance companies, providing coverage to defined classes of insureds. Star and Savers are rated A- (excellent) by A.M. Best.

INSURANCE COMPANY OPERATIONS

In 1996, our insurance companies' premium writings stabilized due to the delayed implementation of major new programs, intense price competition in the property/casualty insurance industry, and the termination of several programs that were not meeting our profit objectives. Our management is committed to growth and return on investment. In those situations where business proves to be unprofitable and all reasonable rehabilitation efforts are unsuccessful, Meadowbrook will discontinue a program rather than accept losses for our shareholders.

During the year, the Company experienced losses in its surety bond business. We evaluated the strategic risks/rewards of this business and elected to substantially reduce our surety risk by entering into a long term agreement with a company focused solely on this business. The agreement results in the transfer of the underwriting risk to that company, creating instead a stream of fee income that meets the Company's profitability goals.


  "Meadowbrook is committed to growth and return on investment."
  Joseph C. Henry
  Executive Vice President


Over a six year period, Meadowbrook's combined ratio has averaged 11.7 points better than the property casualty industry.


                                [CHART]

                                 [10]

                                      1996

                                 ANNUAL REPORT


                                   [GRAPHIC]

                                     [11]

                       [MEADOWBROOK INSURANCE GROUP LOGO]

RISK SHARING PARTNERSHIPS

The Company's insurance operations focus on developing risk-sharing programs for agents, brokers, third party administrators, groups and associations, and individual insureds.

INSURANCE COMPANY OPERATIONS

In an agent risk-sharing program, the agent participates in the operating results of the program. Substantial opportunities exist as agents face profit challenges and pressure to provide access to Alternative Risk Mechanisms. Risk-sharing is achieved either through an agent-owned captive, a rent-a-captive or through a superior contingent commission structure tied to operating results. Meadowbrook seeks to align itself with these agents to benefit all parties involved.

In a client risk-sharing program, individual companies, groups or associations participate in the operating results through a captive, rent-a-captive, or a retrospectively rated program. Typically, a client-owned captive reinsures a portion of the risk.

The Company also offers its clients a rent-a-captive risk-sharing vehicle. A rent-a-captive allows a client to retain a significant portion of its own loss exposure without the administrative costs and capital commitment required to establish and operate its own captive. The clients share in the underwriting results and the investment income.

Meadowbrook also encourages client risk-sharing by establishing retrospectively rated programs for individual accounts. The goal of these programs is to lower the frequency and severity of claims. For risk-sharing programs of this kind, we work with the client to establish an appropriate self-insured retention and loss fund level in addition to securing reinsurance protection. The Company earns premium revenue and investment income from its participation in the operating results of the program.

                               [12]

                                      1996

                                 ANNUAL REPORT

                                  [GRAPHIC]

                                      [13]

                       [MEADOWBROOK INSURANCE GROUP LOGO]

[GRAPHIC]

RISK MANAGEMENT & MARKETING OPERATIONS

A DETAILED BLUEPRINT

Meadowbrook's Risk Management and Marketing Operations comprise nine major areas: Public Entity Division, Claims Management, Loss Control Services, Insurance Agency Operations, Reinsurance Intermediaries, Captive Management, Management of Insurance Companies, Marketing Management and Employee Benefits Consulting.

                                      [14]

                                      1996

                                 ANNUAL REPORT


       "From the promptness of their contact to the efficient and expeditious handling of claims, Meadowbrook's Public Entity Division has received universal accolades. "

  George D. Goodman
  Executive Director
  Michigan Municipal League


MARKETING OPERATIONS AND CLIENT SATISFACTION

PUBLIC ENTITY DIVISION

Since its inception in 1982, Meadowbrook's Public Entity Division has grown to serve over 2,500 municipalities throughout the United States. During its fifteen year history, this division has remained in the forefront of Meadowbrook's risk management operations by consistently refining its procedures and services. In 1996, Meadowbrook recorded the following achievements:

- Renewed our largest public entity program with property/casualty and workers compensation services on a long-term contract. This program provides a complete range of services including marketing, policyholder services, claims administration, loss control, risk management services and general program management. Meadowbrook has handled this program since 1982, reflecting the satisfaction of our clients;

- Renewed one of the most successful midwestern property/casualty and workers' compensation public entity pools in the country. This is the third long-term renewal with this client. This program has been recognized around the country as a model for other property/casualty programs for municipalities;

- Completed the initiation of a public entity construction liability and workers' compensation program for one of the largest public entities in the Midwest. This multi-year program involves providing insurance and risk management services for multiple site construction activities.


NEW AND EMERGING PROGRAMS

In 1996 we strengthened our program management services by adding several high quality program managers to our staff. We initiated 11 new programs, an outstanding year for Meadowbrook, and over 50 additional programs are currently under review. The revenues from these programs will flow into the Company's income statement for many years to come. Specific examples include:

- A partnership with a global auto manufacturer to provide a complete insurance package for its United States dealership base;

- A three tier workers' compensation and liability program partnership with a leading multi-national insurance broker, providing insurance for medium to large clients throughout the United States.


        "Meadowbrook is more than a service provider. They're partners in our long-term success."

  Kevin C. Murphy
  Director of Risk Management
  Michigan Municipal League

                                      [15]

                       [MEADOWBROOK INSURANCE GROUP LOGO]

[GRAPHIC]


ROAD TO COMPLETE CLIENT SATISFACTION


AGENCY

Meadowbrook originally opened its doors in 1955 as a retail property casualty insurance agency. In 41 years our agency has grown to become the largest in Michigan. The core business consists of commercial property, casualty, life, accident and health insurance. We also provide personal property and liability insurance. Our clients range from large manufacturers to small businesses, from associations to individuals.

The agency is committed to finding the most cost effective methods of handling client risk management needs. Our associates are highly skilled and bring a wide range of experience and expertise to their work. As a result, they are able to create customized solutions for our clients by combining traditional insurance products with progressive risk management alternatives.

CAPTIVE MANAGEMENT AND
MARKETING THROUGH MEADOWBROOK RISK MANAGEMENT LTD. (MRM)

In 1996, Meadowbrook's Bermuda and Barbados offices continued to grow as the alternative market arena expanded. These offshore operations provide captive insurance company management services including accounting, consulting, reinsurance placement, policy issuance and regulatory compliance. MRM currently manages over thirty captives and continues to receive recognition for superior leadership in managing member-owned insurance companies.

REINSURANCE PLACEMENT THROUGH MEADOWBROOK INTERMEDIARIES (MINT) AND MEADOWBROOK INTERNATIONAL LTD.

MINT has operated as a reinsurance intermediary since 1983. MINT, based in New York, and Meadowbrook International in Bermuda offer reinsurance intermediary services on behalf of Meadowbrook companies and outside clients. Our professional associates manage the process of both reinsurance placement and ongoing service by utilizing a network of the finest reinsurance markets in the world.

                                      [16]

                                      1996

                                 ANNUAL REPORT

MANAGEMENT'S DISCUSSION & ANALYSIS

Meadowbrook Insurance Group, Inc. (the Company) provides alternative risk management programs and services primarily to industry, public entities, and trade/professional groups. Revenues are generated from four principal sources: fees from program management services, commissions earned on insurance placed by a subsidiary with other carriers, earned insurance premiums, and investment income. The subsidiaries of the Company that provide these services are Star Insurance Company (Star), Savers Property and Casualty Insurance Company (Savers), American Indemnity Insurance Company Ltd. (American Indemnity) and Meadowbrook, Inc. (Meadowbrook), the risk management company.

Through these subsidiaries the Company develops programs, which are customized packages of services or coverages marketed to the group's members. The programs are categorized by the level of risk assumed by the Company. In managed programs, the Company usually assumes no insurance risk and generates fee revenue through program management services. In risk-sharing programs, the Company participates with the client or producing agent in the operating results of the programs through a captive, retrospectively-rated program, or a contingent commission. In fully-insured programs, the Company provides traditional insurance without a risk-sharing mechanism and derives revenue exclusively from earned premiums and investment income. Fully-insured programs are developed only in response to a specific market opportunity and generally when the Company believes there is potential to create a long-term risk-sharing partnership in the future.

The Company's major insurance subsidiaries, Star and Savers, issue insurance
policies for both the risk-sharing and the fully-insured programs.   These
companies are complemented by American Indemnity, which offers clients a rent-a-captive vehicle for risk-sharing programs.

Managed programs and agency activities are provided through Meadowbrook, the Company's risk management subsidiary. Meadowbrook was acquired by the Company in November of 1995. Prior to its acquisition, it was an affiliated company. Fee and commission revenues are generated through Meadowbrook primarily from the following sources: retail insurance agency commissions, program management fees, claims handling and administration fees, loss prevention and control fees, and reinsurance brokerage commissions. Management fee revenue is also generated from the following services: program design and implementation, sales and marketing to members of a client group, captive formation and management, underwriting/risk selection, accounting and financial statement preparation, regulatory compliance, actuarial and loss reserve analysis. In addition to providing services to outside clients, Meadowbrook also provides services to the Company's insurance subsidiaries which include the management of their insurance operations.

The Company acquired Association Self Insurance Services, Inc. (ASI) of Montgomery, Alabama in November of 1996. The purchase price is subject to reduction, contingent on a specific contract renewal. The acquisition was not material to the Company's results of operations. ASI is a full service risk-management operation focused on pools and funds whose services include claims, loss control, managed care, and policy issuance. ASI's operations were consolidated with the Company's existing operations in Montgomery, Alabama.

In December 1996, the Company entered into a five-year joint underwriting agreement with Connecticut Surety Corporation. The agreement provides for the transfer of the underwriting risk on the majority of the Company's existing surety bond business. In addition, Star will continue to write new surety business, utilizing its capital and licenses, and Connecticut Surety will manage the operations and assume the risk. This arrangement substantially reduces the Company's underwriting risk exposure while creating a five year fee arrangement. This enables the Company to refocus its efforts on its core business, alternative risk management.

Management's discussion and analysis is presented both on an actual and pro forma basis for the years ended December 31, 1995 and 1994. The data presented on an actual basis, for 1995 and 1994, reflects consolidated operations with Meadowbrook only for the brief period from the date of acquisition (November 20, 1995) to year-end. The pro forma financial information in 1995 and 1994 is based on a consolidation of operations, assuming that Meadowbrook had been a wholly-owned subsidiary during the entire 1995 and 1994 period.

                                      [17]

                       [MEADOWBROOK INSURANCE GROUP LOGO]


MANAGEMENT'S DISCUSSION & ANALYSIS


RESULTS OF OPERATIONS

                              ACTUAL       PRO FORMA          CHANGE 96 VS. 95    CHANGE 95 VS. 94
--------------------------  -----------  -----------------  ------------------  ------------------
(IN THOUSANDS, EXCEPT %'S)     1996        1995      1994       $         %         $         %
--------------------------  -----------  --------  -------  --------  --------  --------  --------
Total revenues                 $109,189  $103,349  $65,573  $ 5,840       5.7%   $37,776     57.6%
Total expenses                   98,321    90,179   59,919    8,142       9.0%    30,260     50.5%
                            -----------  --------  -------  -------   --------  --------  --------
Income before taxes              10,868    13,170    5,654   (2,302)    (17.5%)    7,516    132.9%
Income taxes                      2,162     3,495    1,433   (1,333)    (38.1%)    2,062    143.9%
                            -----------  --------  -------  -------   --------  --------  --------
Net Income                     $  8,706  $  9,675  $ 4,221  $  (969)    (10.0%)  $ 5,454    129.2%
                            -----------  --------  -------  -------   --------  --------  --------

                                          ACTUAL             CHANGE 96 VS. 95    CHANGE 95 VS. 94
--------------------------  -----------  --------  -------  ------------------  ------------------
(IN THOUSANDS, EXCEPT %'S)    1996         1995      1994      $         %         $         %
--------------------------  -----------  --------  -------  --------  --------  --------  --------
Total revenues                 $109,189  $ 89,974  $53,155  $19,215      21.4%   $36,819     69.3%
Total expenses                   98,321    80,486   48,288   17,835      22.2%    32,198     66.7%
                            -----------  --------  -------  -------   --------  --------  --------
Income before taxes              10,868     9,488    4,867    1,380      14.5%     4,621     94.9%
Income taxes                      2,162     2,268    1,165     (106)    (4.7%)     1,103     94.7%
                            -----------  --------  -------  -------   --------  --------  --------
Net Income                     $  8,706  $  7,220  $ 3,702  $ 1,486      20.6%   $ 3,518     95.0%


Net income in 1996 decreased $1.0 million, or 10.0%, from the pro forma net income of $9.7 million in 1995. Net earned premiums increased $1.8 million, or 2.2%, over the prior year. Net investment income increased by $2.4 million, or 41.8%, in 1996 due to a full year's earnings on invested proceeds from the Company's initial public offering. Salaries and employee benefits increased by $5.0 million in 1996 as a result of additional new full-time employees. Other operating expenses increased $4.2 million due to investments in new programs.

The increase in 1995 net income from 1994 was the result of higher investment income, improved underwriting results, and an increased operating margin in risk management operations. Investment income increased $2.2 million on a pro forma basis and $2.1 million on an actual basis. This increase was attributed to growth in invested assets, resulting from strong underwriting cash flows as well as additional capital raised in 1994 and 1995. Increased underwriting profits accounted for an additional $2.2 million of pre-tax income in 1995. The increase in underwriting profits was generated through premium growth and an improved combined ratio. The remainder of the increase in operating income was the result of overall growth in fee based revenue, coupled with proportionally smaller increases in salary and employee benefit expenses.

REVENUE

                             ACTUAL      PRO FORMA        CHANGE 96 VS. 95    CHANGE 95 VS. 94
                            --------  -----------------  ------------------  ------------------
(IN THOUSANDS, EXCEPT %'S)    1996      1995      1994      $         %         $         %
--------------------------  --------  --------  -------  --------  --------  --------  --------
Net earned premium          $ 84,547  $ 82,698  $49,855    $1,849      2.2%   $32,843     65.9%
Net commissions & fees        16,566    14,955   12,176     1,611     10.8%     2,779     22.8%
Investment & misc. income      8,076     5,696    3,542     2,380     41.8%     2,154     60.8%
                            --------  --------  -------  --------  --------  --------  --------
Total Revenue               $109,189  $103,349  $65,573    $5,840      5.7%   $37,776     57.6%


                                      [18]

                                      1996

                                 ANNUAL REPORT


MANAGEMENT'S DISCUSSION & ANALYSIS



                                                 ACTUAL                         CHANGE 96 VS. 95     CHANGE 95 VS. 94
----------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT %'S)       1996             1995             1994            $         %         $         %
----------------------------------------------------------------------------------------------------------------------
Net earned premium                 $ 84,547         $ 82,698          $49,855  $  1,849       2.2%   $32,843     65.9%
Net commissions & fees               16,566            1,886                -    14,680       778%     1,886        -
Investment & misc. income             8,076            5,390            3,300     2,686      49.8%     2,090     63.3%
                                  ------------------------------------------------------------------------------------
Total Revenue                      $109,189         $ 89,974          $53,155  $ 19,215      21.4%   $36,819     69.3%

The Company's written and earned premium were as follows:

                                              YEARS ENDED DECEMBER              CHANGE 96 VS. 95     CHANGE 95 VS. 94
----------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT %'S)           1996             1995             1994        $          %         $         %
----------------------------------------------------------------------------------------------------------------------
Gross written premium              $115,580         $123,119          $90,625  $ (7,539)    (6.1%)   $32,494     35.9%
Net written premium                  72,758           93,638           57,555   (20,880)   (22.3%)    36,083     62.7%
Net earned premium                   84,547           82,698           49,855     1,849      2.2%     32,843     65.9%



Gross written premium decreased by $7.5 million, or 6.1%, to $115.6 million in 1996 from $123.1 million in 1995 due to the effects of retrospectively rated (retro) programs, changes in residual market program assessments, and Company discontinued and downsized programs. Approximately $1.5 million of the decline related to favorable claims experience on three retro programs which resulted in reduced premiums and the conversion of one retro program to a self-insured program. A self-insured program converts premium revenue into fee revenue.
The reduction in the dollar amount assessed for workers' compensation involuntary pools in which the Company's insurance subsidiaries participate accounted for $2.3 million of the decrease. This resulted from the shrinking size of the workers' compensation involuntary pools. In addition, the Company decided to decrease its writings in historically unprofitable programs which accounted for a $7.4 million decline in written premiums. Finally, there was a $2.3 million decrease from other downsized programs. Partially offsetting the above items was a $6.0 million increase in premiums in core programs; $3.7 million from one new program and a $2.3 million increase related to growth in a workers' compensation program.

Net written premium decreased by $20.9 million, or 22.3%, to $72.8 million in 1996 from $93.6 million in 1995. $10.1 million of this decrease was the result of the decreases in the retrospectively-rated programs, residual markets, and discontinued programs mentioned above. The transfer of the unearned premium on the surety bond business to Connecticut Surety decreased net written premiums by $11.9 million. The formation of an agent-owned captive from an existing fully insured program increased ceded premiums by $4.2 million, thereby reducing net written premiums by the same amount. Partially offsetting the above items was a $6.0 million increase in premiums in core programs.

Net earned premium increased by $1.8 million, or 2.2%, to $84.5 million in 1996 from $82.7 in 1995, due principally to growth of $1.3 million in a workers' compensation program and $816,000 in revenue from a similar new program. Premiums from the surety bond book of business increased $5.4 million, net of the $1.8 million decrease due to the Connecticut Surety transfer, and other core programs grew by $3.6 million. Offsetting these increases were the decreases in earned premium corresponding to the retrospectively-rated programs, residual markets, and discontinued programs amounting to $9.3 million.

Gross written premium increased by $32.5 million, or 35.9%, in 1995 from $90.6 million in 1994. The largest increase in premium was in the surety business which grew by $16.1 million to $26.0 million in 1995. The other significant increase was $10.3 million from a large workers' compensation risk management program. The remainder of the increase was from the growth of twelve other programs added in 1994 and six new programs added in 1995.

Net written premium in 1995 increased by $36.1 million, or 62.7%, from $57.6 million in 1994, mirroring the increase in gross written premium. The percentage increase in net written premium was greater than the increase in gross written premium in 1995 due to lower reinsurance

                                      [19]

                       [MEADOWBROOK INSURANCE GROUP LOGO]

MANAGEMENT'S DISCUSSION & ANALYSIS

cessions on both the surety business and a new workers' compensation program; both programs utilized only excess reinsurance. The growth of residual pool assessments associated with workers' compensation programs involves no reinsurance whatsoever, thus, gross premium equals net premium. In addition, the higher growth in net written premium was due to audit premiums on one of the Company's retrospectively rated programs and to the commutation of a reinsurance agreement on an existing program effective at the end of 1994.

Net earned premium increased by $32.8 million, or 65.9%, to $82.7 million in 1995 from $49.9 million in 1994, generally reflecting the growth rate in net written premium.

NET COMMISSIONS AND FEES. Net commissions and fees for Meadowbrook, on a pro forma basis, increased by $1.6 million, or 10.8%, to $16.6 million in 1996. Net commission and fees, on a pro forma basis, increased by $2.8 million, or 22.8%, to $15.0 million in 1995 from $12.2 million in 1994. Commissions and fees are derived from managed programs and the retail insurance agency operations and consist of the following:

                                           ACTUAL      PRO FORMA
                                           -------------------------
           (IN THOUSANDS)                   1996     1995     1994
                                           -------------------------
           Management fees                  $5,822   $5,490   $4,340
           Claims fees                       3,720    2,332    1,673
           Loss control fees                 1,390    1,413    1,113
           Reinsurance brokerage               797      906    1,026
           Miscellaneous fees and charges       23        7      101
                                           -------------------------
           Total Risk Management Fees       11,752   10,148    8,253
           Agency and sales commissions      4,814    4,807    3,923
                                           -------------------------
           Net Commissions and Fees        $16,566  $14,955  $12,176



Net commissions and fees increased $1.6 million during 1996. Management fees increased 6.0%, or $332,000, due to fee increases for existing programs and fees from newly formed captives. Claims fees increased 59.5%, or $1.4 million, due to the two months of revenue generated from ASI, additional claim handling services provided to an existing client, and fee increases to existing programs. Agency and sales commissions were unchanged from the prior year.

The overall growth in net commissions and fees during 1995 resulted from the addition of new clients, high client retention, and the expansion of services to existing clients. In 1995, management fees increased 26.5% as a result of an expansion of services provided to, and fee increases on, managed programs. Approximately 37% of the increase in management fees from 1994 to 1995 related to a modification of a management services agreement which reduced 1994 management fee revenue by $425,000. Claims fees increased 39.4% for the following reasons: an expansion of services provided to an existing program in mid-year which generated over $300,000 in additional claims fees; the addition of several new self-insured clients in mid-1994 (for which the Company is providing stand-alone claims handling and administration); and increases in fees related to growth in premium serviced and claims activity on existing business. Loss control fees increased 26.9% for 1995 primarily due to an expansion of services provided to certain existing public entity programs and increases in fee charges. Agency and sales commissions increased 22.5%. Approximately $700,000 of the increase related to new commercial lines and life and health business produced by the agency which has been placed with other carriers. The remainder of the difference was the result of additional sales to existing programs along with a change in commission payments to producing agents on certain insurance company programs that were processed by Meadowbrook in 1994 and prior, but have since been processed directly by the insurance companies. This change had no impact on net income. On an actual basis for 1995, fees and commissions were $1.9 million, representing fees earned since the acquisition of Meadowbrook on November 20, 1995.

                                      [20]

                                      1996

                                 ANNUAL REPORT


MANAGEMENT'S DISCUSSION & ANALYSIS


NET INVESTMENT INCOME. Net investment income increased $2.4 million in 1996, or 41.8%, to $8.1 million from $5.7 million in 1995 and $2.2 million in 1995, or 60.8%, from 1994, on a pro forma basis. The increase in investment income in 1996 and 1995 was primarily the result of growth in cash and invested assets. This growth was from the $43.8 million in new capital raised through the initial public offering at the end of November 1995, higher premium volume in 1995, and the $14.2 million in new capital from private investors received in December of 1994. The pre-tax weighted average yield on invested assets was 5.3% for both 1996 and 1995, and 5.2% for 1994. The Company's investment philosophy is one of maximizing after-tax earnings through significant investments in tax-exempt bonds. Accordingly, the weighted average yield on invested assets on an after-tax basis was 4.7%, 4.5%, and 4.3% for 1996, 1995, and 1994, respectively.

EXPENSES

Total expenses increased by $8.1 million, or 9.0%, to $98.3 million in 1996 compared to 1995 on a pro forma basis and increased, also on a pro forma basis, by $30.3 million, or 50.5%, to $90.2 million in 1995 from $59.9 million in 1994. Total expenses on an actual basis increased by $17.8 million, or 22.2%, to $98.3 million in 1996 and increased $32.2 million, or 66.7%, to $80.5 million in 1995 from $48.3 million in 1994. The expenses are as follows:

                             ACTUAL      PRO FORMA               ACTUAL
---------------------------------------------------------------------------------
(IN THOUSANDS)                1996     1995     1994     1996     1995     1994
---------------------------------------------------------------------------------
Net Losses & LAE:
 Other than surety           $32,971  $36,089  $28,730  $32,971  $38,231  $30,588
 Surety business               8,294    5,584      352    8,294    5,564      368
Salaries and benefits         24,977   20,001   16,025   24,977    2,629        -
Interest                           -      576      568        -      341      382
Other operating expenses:
 Expenses other than surety   21,962   18,095   11,941   21,962   23,921   15,657
 Surety bond expenses         10,117    9,834    2,303   10,117    9,800    1,293
---------------------------------------------------------------------------------
 Total expenses              $98,321  $90,179  $59,919  $98,321  $80,486  $48,288



NET LOSSES AND LOSS ADJUSTMENT EXPENSES (LAE). Net losses and LAE incurred decreased by $408,000, or 1.0%, to $41.3 million in 1996, compared to 1995 on a pro forma basis, and increased on a pro forma basis by $12.6 million, or 43.3%, to $41.7 million for 1995 from $29.1 million for 1994. Analysis of losses and LAE utilizing insurance ratios, on an overall and non-surety basis, are reflected below.

The loss and LAE ratio was 52.1% and 53.2% in 1996 and 1995, respectively, a one point improvement. The major reason for the decline in 1996 was the reduction in residual market participation, due to the shrinking size of the involuntary pools. The loss and LAE ratio for non-surety business also improved one point to 56.4% in 1996 from 57.4% in 1995. The decrease in the loss and LAE ratio in the non-surety business in 1996 is also a result of the reduction in the residual market assessments.

The significant decline in the loss and LAE ratio for 1995 to 53.2%, from 62.1% in 1994, was due to the higher volume of surety bond business. Due to the nature of the bond business, losses tend to be lower and expenses tend to be higher than other types of insurance business, and therefore the surety line caused a decrease in the overall loss and LAE ratio of the Company. In addition, during 1995 favorable development occurred in other lines of business. The 1995 non-surety improvement, from 63.5% to 57.4%, was due to the Company adding programs in 1994, which grew significantly in 1995. These programs had lower loss and LAE ratios than established programs and accounted for over two points of the improvement. The remainder of the decline in losses and LAE was the result of three established programs improving their loss control.

                                      [21]

                       [MEADOWBROOK INSURANCE GROUP LOGO]

MANAGEMENT'S DISCUSSION & ANALYSIS


SALARIES AND EMPLOYEE BENEFITS. Salaries and employee benefits increased by $5.0 million, or 24.9%, to $25.0 million in 1996 compared to $20 million in 1995, on a pro forma basis, as a result of additional new full-time employees. A major reason for this was the expansion of the bond operation that began in mid-1995. Bond salary expense includes an entire twelve months of expense in 1996 versus only six months in 1995. Bonds represent 15.5% of the total average employee count in 1996. Salaries and employee benefits for 1996 also include two months of expense for the 55 employees of the recently acquired ASI. In addition, marketing and other departmental infrastructures grew to accommodate pending growth from several large new programs that were under development during the year. The average salaries and wages per associate in 1996 remained relatively consistent with 1995.

Salaries and benefits increased by $4.0 million, or 24.8%, to $20.0 million in 1995 compared to $16.0 million in 1994, on a pro forma basis, as a result of the addition of new full-time employees and, to a lesser extent, salary and benefit increases for existing employees. As a result of improved operating efficiencies associated with the revenue growth, the proportional increase in salaries and benefit expenses was significantly less than the 58.9% growth in revenues. Revenue per employee increased by 31.2%. Salaries and benefits on an actual basis were $2.6 million. These expenses are the result of the acquisition of Meadowbrook on November 20, 1995. Prior to this, all employee costs were charged to the insurance companies through a management services agreement with Meadowbrook and were included in other expenses in the form of management fees.

INTEREST EXPENSE. There was no interest expense recorded during 1996, as all debt was retired with the proceeds of the initial public offering. In 1995, interest expense on an actual basis decreased by less than 15%. The decline in 1995 from 1994 was due to a reduction in debt outstanding during the year. Interest expense on a pro forma basis remained relatively consistent due to an increase in borrowings by Meadowbrook that offset the decline in borrowings by the insurance company operations.

OTHER OPERATING EXPENSES. Other operating expenses from the non-surety business increased $3.9 million, or 21.4%, to $22.0 million in 1996 from $18.1 million in 1995, on a pro forma basis. Analyzing non-surety expenses utilizing GAAP insurance ratios, the expense ratio increased just under three points to 36.3% in 1996 from 33.5% in 1995. In 1996, $800,000 of consulting fees were incurred in connection with systems technology studies to assess the capabilities of and set the future direction for upgrades to major operating systems. In addition, boards, bureaus and associations grew $360,000 due to state assessments related to higher premium volume. The change in deferred acquisition costs (DAC) increased expenses $380,000 in 1996 over 1995 due to the decline in premiums written in 1996 from 1995. Depreciation expense increased by $508,000 as a result of fixed asset purchases made to provide for the Company's future growth. The remaining $1.9 million of the increase in 1996 was due to the expansion of marketing and other departmental infrastructures to accommodate pending growth from several large new programs that were under development during the year.

The 1995 increase of $6.2 million, on a pro forma basis, from 1994 expenses of $11.9 million was primarily the result of increases in agents' commissions related to premium growth. The other significant increase in expenses resulted from costs related to the addition of staff (i.e. equipment and related office space).

Other operating expenses from the surety business increased $283,000 to $10.1 million in 1996 from $9.8 million in 1995, on a pro forma basis. The change in DAC increased expenses $8.8 million in 1996 over 1995, primarily due to the Connecticut Surety transfer and partially due to decreased writings. This increase was substantially offset by a $7.9 million decrease in commission expense, $6.9 million of which was directly due to the surety transfer, and the remainder was due to other increases in ceded commission. Finally, the uncollectable premiums receivable write-off decreased $815,000 due to an unusual item in 1995, discussed below. The combination of all these items resulted in a negligible increase in 1996 expenses.

Expenses related to surety bond business increased $7.5 million to $9.8 million in 1995, on a pro forma basis, from $2.3 million in 1994. This was due primarily to increases in agency commissions reflecting the growth in this business, higher acquisition costs associated with this type of business and a charge of over $844,000 for uncollectable premiums receivable, reflecting the portion of a premium shortfall due from a former agent that was deemed uncollectable.

                                      [22]

                                      1996

                                 ANNUAL REPORT


MANAGEMENT'S DISCUSSION & ANALYSIS

Other operating expenses, on an actual basis, decreased by $1.6 million in 1996, or 4.9%, from $33.7 million in 1995, which was an increase of $16.8 million in 1995, or 98.9%, from $17.0 million in 1994. The decrease in 1996 is due to the one-time $844,000 charge-off mentioned above, and the non-eliminated Meadowbrook amounts included in the actual basis from the date of the Meadowbrook acquisition through year-end 1995. The increases in 1995 were the result of items mentioned above along with higher management fees and profit sharing expense paid to Meadowbrook, which increased $5.7 million in 1995 from $6.6 million in 1994. The increase in management fees and profit sharing is primarily due to higher premium volume and improved underwriting results.

TAXES

The provision for income taxes on an actual basis was $2.2 million in 1996, $2.3 million in 1995, and $1.2 million in 1994, representing effective tax rates of 19.9% in 1996 and 23.9% in both 1995 and 1994. The tax rates were significantly lower than the 34% corporate rate due to the Company's heavily tax-exempt investment portfolio.

On a pro forma basis, the tax provision was $3.5 million in 1995, and $1.4 million in 1994, representing effective tax rates of 26.5% and 25.3%, respectively. The higher effective tax rates over the actual rates was due to increased taxable income generated from Meadowbrook's risk-management operations.

The decline in the effective tax rate in 1996, from both the actual and pro forma rates in 1995, was primarily due to significantly higher tax-free investment income in 1996, resulting in a larger portion of total gross income which was tax-exempt. The Initial Public Offering proceeds received at the end of 1995 were invested predominately in tax-exempt securities during 1996.

LIQUIDITY AND CAPITAL RESOURCES

The principal sources of funds for the Company are insurance premiums, investment income, proceeds from the maturity and sale of invested assets, risk
management fees and agency commissions.   Funds are primarily used for the
payment of claims, commissions, salaries and employee benefits, and other operating expenses. In addition, the Company has a high volume of intercompany transactions due to the insurance operations paying management fees to the risk management operations. Such fees are subject to regulatory approval by state insurance departments.

Cash flow from operations for 1996 was $11.6 million as compared to $25.0 million for 1995, and $17.6 million for 1994. The Company held $19.0 million in cash and cash equivalents at December 31, 1996.

The agreement with Connecticut Surety substantially reduces the Company's surety bond underwriting risk exposure while creating a five year fee arrangement. This will produce a minimum of $6.0 million in ceding commissions over the next five years, which is in addition to the $4.0 million prepayment received at the close of 1996. This fee income has been and will be reflected in insurance operations as a reduction in net expenses. Although the effect of this arrangement will result in lower premiums, this will be more than offset by lower incurred losses and net expenses.

The Company has one unsecured line of credit totaling $10.0 million, all of which was available at December 31, 1996. The line expires on January 1, 2000. As of December 31, 1995, the Company had repaid all term loans and lines of credit outstanding with the proceeds of the initial public offering.

The Company has raised additional capital twice in the last three years, primarily to support the growth of the insurance operations. Through a private placement, the Company sold shares of capital stock totaling $14.2 million in December of 1994. In an initial public offering in November 1995, the Company generated proceeds of $43.6 million, net of offering expenses.

                                      [23]

                       [MEADOWBROOK INSURANCE GROUP LOGO]

MANAGEMENT'S DISCUSSION & ANALYSIS

As of December 31, 1996, the recorded carrying and market values of the Company's investment portfolio, including cash and cash equivalents, were $156.5 million and $158.9 million, respectively. The Company's investment portfolio consists primarily of tax-exempt fixed income securities of varying maturities. The Company's investments are held almost entirely by the Company's insurance subsidiaries. The insurance subsidiaries are required to maintain certain deposits with regulatory authorities which totaled $16.0 million at December 31, 1996, and $14.0 million at December 31, 1995.

The Company adopted FASB 115 "Accounting for Investments in Debt and Equity Securities" in 1994. Because the Company believes that it has both the ability and intent to hold its investments to maturity, $120.1 million or 76.8% of its investment portfolio at December 31, 1996, is classified as held to maturity and recorded at amortized cost. The remaining $36.4 million of investments are classified as available for sale securities (reported at fair market value with unrealized gains and losses included as a separate component of shareholders' equity) or cash and equivalents. The implementation of FASB 115 had no effect on the Company's income in 1994.

REGULATORY ISSUES

Insurance operations are subject to various leverage tests (e.g. premium to statutory surplus ratios) which are evaluated by regulators and rating agencies. The Company seeks to maintain a ratio of consolidated gross written premium to statutory surplus at or below 3 to 1 and a ratio at or below 2 to 1 on a net written premium basis. For 1996, premium leverage ratios were 1.8 to 1 and 1.1 to 1 on a gross and net premium written basis, respectively.

The National Association of Insurance Commissioners ("NAIC") has adopted a risk-based capital ("RBC") formula to be applied to all property and casualty insurance companies. The formula measures required capital and surplus based on an insurance company's products and investment portfolio and is to be used as a tool to identify weakly capitalized companies. At December 31, 1996, the parent insurance company's (Star) RBC ratio exceeded applicable risk-based capital requirements. At December 31, 1996, Star's statutory surplus was $64.6 million; the threshold requiring regulatory involvement was $11.7 million.

REINSURANCE CONSIDERATIONS

The Company seeks to manage the risk exposure of its insurance subsidiaries and its clients through the purchase of excess-of-loss and quota share reinsurance. The Company's reinsurance requirements are analyzed on a specific program basis to determine the appropriate retention levels and reinsurance coverage limits. The Company secures this reinsurance based on the availability, cost, and benefits of various reinsurance alternatives.

Reinsurance does not legally discharge an insurer from its primary liability for the full amount of risks assumed under insurance policies it issues, but it does make the assuming reinsurer liable to the insurer to the extent of the reinsurance ceded. Therefore, the Company is subject to credit risk with respect to the obligations of its reinsurers. In its selection of reinsurers, the Company evaluates the financial stability of its prospective reinsurers.
To date, the Company has not experienced any material difficulties in collecting reinsurance recoverables. No assurance can be given, however, regarding the future ability of any of the Company's reinsurers to meet their obligations. The following table sets forth certain information relating to the Company's five largest reinsurers (other than client captive quota-share reinsurers) as of December 31, 1996:


                                      [24]

                                      1996

                                 ANNUAL REPORT

MANAGEMENT'S DISCUSSION & ANALYSIS


REINSURER

                                                            REINSURANCE PREMIUM CEDED  A.M. BEST
                                                                DECEMBER 31, 1996       RATING
                                                            -------------------------------------
                                                                          (IN THOUSANDS)
Connecticut Surety Company / NAC Reinsurance Corporation**           $11,909            * / A+
Employers Reinsurance Corporation                                      3,315             A++
Swiss Reinsurance Corporation                                          1,199              A
Underwriters Reinsurance Company                                         644              A+
CNA International Insurance Company Ltd.                                 556              *


 * Not rated

** NAC Reinsurance Corporation provides a cut-through reinsurance endorsement for the benefit of Star on the premium ceded to Connecticut Surety Company.


In its risk-sharing programs, the Company is also subject to credit risk with respect to the payment of claims by its clients' captive insurers on the portion of risk exposure ceded to such captives. The capitalization and credit worthiness of prospective captive insurers is one of the factors considered by the Company in entering into and renewing risk-sharing programs. The Company seeks to secure reinsurance balances due from its non-admitted reinsurers through funds withheld trusts and letters of credit.

DEPENDENCE ON KEY PROGRAMS

The Company provides alternative risk management programs and services to certain large client groups and associations and then markets them to their individual members. In 1996 and in 1995, the Company's top four programs, excluding the surety bond business, accounted for 37% and 34%, respectively, of the Company's total revenue on an actual basis. The loss or cancellation of any of the Company's significant programs by the relevant client groups, or the general availability of commercial market coverage to members of such groups on more favorable terms than provided under the Company's programs, could have an adverse effect on the Company's results of operations.


                                      [25]

                       [MEADOWBROOK INSURANCE GROUP LOGO]


SELECTED CONSOLIDATED FINANCIAL DATA



FOR THE YEARS ENDED DECEMBER 31,
                                                      1996           1995      1994         1993       1992
                                                  --------------------------------------------------------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
INCOME STATEMENT DATA:
 Gross written premium                                $115,580      $123,119   $ 90,625    $   64,816   $ 50,072
 Net written premium                                    72,758        93,638     57,555        39,452     26,693
 Net earned premium                                     84,547        82,698     49,855        34,336     25,625
 Net investment income                                   8,002         5,325      3,257         2,639      2,016
 Net realized gain (loss) on investments                    25            45        (35)          (24)        13
 Total revenue                                         109,189        89,974     53,155        36,911     27,769
 Net losses and LAE                                     41,265        43,795     30,956        23,297     18,589
 Policy acquisition and other expenses                  32,079        33,721     16,950        10,527      6,973
 Income before income taxes                             10,868         9,488      4,867         2,642      1,988
 Net income                                              8,706         7,220      3,702         2,105      1,254
 Earnings per share                                    $  0.95      $   1.32   $    .95     $     .54   $    .42
 Dividends declared per share                          $  0.08             -          -             -          -
BALANCE SHEET DATA:
 Total investments and cash and cash equivalents      $156,495      $148,977   $ 88,460   $    58,418   $ 49,268
 Total assets                                          265,035       241,764    158,637       115,568    102,027
 Loss and LAE reserves                                  92,390        86,986     64,993        50,451     43,944
 Shareholders' equity                                  100,201        92,216     44,444        25,493     23,385
OTHER DATA:
 GAAP combined ratios (insurance companies only)
   Net loss and LAE ratio                                 52.1%         53.2%      62.1%         67.9%      72.5%
   Expense ratio                                          45.0%         41.7%      34.0%         30.7%      27.2%
                                                      -------------------------------------------------------
   Combined ratio                                         97.1%         94.9%      96.1%         98.6%      99.7%
   Statutory combined ratio                               98.1%         94.2%      96.4%         97.5%      97.6%
                                                      =======================================================
  Industry statutory combined ratio                      106.8% (est.) 106.4%     108.5%        106.9%     115.6%


                                      [26]

                                      1996

                                 ANNUAL REPORT


REPORT OF MANAGEMENT & INDEPENDENT ACCOUNTANTS

Management is responsible for the accompanying consolidated financial statements and all other financial information contained in the Annual Report. The financial statements have been prepared in conformity with generally accepted accounting principles and include amounts which of necessity are based on management's best estimates and informed judgments under existing circumstances.

The Company maintains a system of internal controls designed to provide reasonable assurance, at appropriate costs, that assets are safeguarded, transactions are properly authorized and recorded, and that the financial records provide a reliable basis for the preparation of financial statements that are free of material misstatement.

The financial statements have been audited by the independent auditors Coopers & Lybrand L.L.P.. Their role is to render an independent professional opinion on management's financial statements based upon performance of procedures they deem appropriate under generally accepted auditing standards. As part of their audit, they evaluate the Company's internal control structure to the extent they consider necessary to express their opinion on the consolidated financial statements.

The Audit Committee of the Board of Directors, composed of directors who are not officers or employees of the Company, meets periodically with management, the Company's chief internal auditor, and with its independent auditors to discuss their evaluation of internal accounting controls and the quality of financial reporting. Both the independent auditors and the internal auditors have free access to the Audit Committee to discuss the results of audits.




/s/ Merton J. Segal                  /s/  Daniel G. Gibson

Merton J. Segal                      Daniel G. Gibson
Chairman and Chief Executive Office  Vice President and Chief Financial Officer


-------------------------------------------------------------------------------

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS                  [COOPERS & LYBRAND
OF MEADOWBROOK INSURANCE GROUP, INC.:                             LOGO]


We have audited the accompanying consolidated balance sheet of Meadowbrook Insurance Group, Inc. (formerly "Star Holding Company") and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Meadowbrook Insurance Group, Inc. and Subsidiaries as of December 31, 1996 and 1995 and the consolidated results of their operations and cash flows for the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principals.


/s/ Coopers & Lybrand LLP

Detroit, Michigan
March 10, 1997

                                      [27]

                       [MEADOWBROOK INSURANCE GROUP LOGO]

CONSOLIDATED BALANCE SHEET



DECEMBER 31, 1996 AND 1995
ASSETS                                                                           1996          1995
                                                                            ---------------------------
 Investments:
   Debt securities held to maturity, at amortized cost
     (fair value of $122,485,366 and $107,555,077)                           $120,116,668  $105,014,287
   Debt securities available for sale, at fair value
     (cost of $16,025,804 and $0)                                              15,955,481             -
   Equity securities available for sale, at fair value
     (cost of $1,562,999 and $2,219,606)                                        1,420,949     2,056,268
   Cash and cash equivalents                                                   19,002,241    41,906,577
                                                                            ---------------------------
 Total investments and cash and cash equivalents                              156,495,339   148,977,132
 Accrued investment income                                                      1,811,195     1,382,947
 Premiums and agent balances receivable                                        25,907,407    29,935,087
 Reinsurance recoverable on:
   Paid losses                                                                  6,672,133     3,264,911
   Unpaid losses                                                               26,615,052    22,317,717
 Prepaid reinsurance premiums                                                  20,271,068     9,826,733
 Funds held by or deposited with reinsured companies                            1,042,116       660,914
 Deferred policy acquisition costs                                              4,264,795     9,063,989
 Deferred federal income taxes                                                  6,623,758     4,664,127
 Furniture and equipment (less accumulated depreciation
   of $2,891,725 and $2,337,580)                                                3,587,364     2,501,062
 Intangible assets (less accumulated amortization of $312,768 and $769,594)     5,414,073       372,866
 Other assets                                                                   6,331,041     8,796,726
                                                                            ---------------------------
     Total Assets                                                            $265,035,341  $241,764,211
                                                                            ===========================
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
 Reserve for losses and loss adjustment expenses                              $92,390,227  $ 86,985,614
 Unearned premiums                                                             44,090,675    44,392,973
 Payable to insurance companies                                                 4,457,315     5,383,130
 Federal income taxes payable                                                   1,666,772       649,761
 Accounts payable and accrued expenses                                          7,823,567     7,475,508
 Reinsurance funds held and balances payable                                    2,909,353     4,220,533
 Other liabilities                                                             11,496,598       440,526
 Commitments and contingencies                                                          -             -
                                                                            ---------------------------
   Total liabilities                                                          164,834,507   149,548,045
                                                                            ---------------------------
SHAREHOLDERS' EQUITY
 Common stock, $0.01 stated value; authorized 20,000,000 shares;
   8,649,346 and 8,619,916 shares issued and outstanding in
   1996 and 1995, respectively                                                     86,493        86,200
 Additional paid-in capital                                                    72,873,396    72,868,651
 Retained earnings                                                             27,381,111    19,369,118
 Unrealized (depreciation) appreciation on available for sale securities,
   (net of deferred tax benefit of $72,207 and $55,535 in 1996
   and 1995, respectively)                                                      (140,166)      (107,803)
                                                                            ---------------------------
   Total shareholders' equity                                                 100,200,834    92,216,166
                                                                            ---------------------------
     Total Liabilities and Shareholders' Equity                              $265,035,341  $241,764,211
                                                                            ===========================



   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                                      [28]

                                      1996

                                 ANNUAL REPORT

CONSOLIDATED STATEMENT OF INCOME


FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                  1996            1995          1994
                                                                             -----------------------------------------------
REVENUES
 Premiums earned
   Gross                                                                      $116,924,848  $  115,248,000  $ 78,351,516
   Ceded                                                                       (32,378,004)    (32,549,722)  (28,496,403)
                                                                             -----------------------------------------------
 Net earned                                                                     84,546,844      82,698,278    49,855,113
 Net commissions and fees                                                       16,566,327       1,885,708             -
 Net investment income                                                           8,002,072       5,324,921     3,257,092
 Net realized gains (losses) on disposition of investments                          25,354          45,082       (35,042)
 Miscellaneous income                                                               48,040          20,158        78,424
                                                                             -----------------------------------------------
   Total Revenues                                                              109,188,637      89,974,147    53,155,587
                                                                             -----------------------------------------------
EXPENSES
 Losses and loss adjustment expenses                                            64,328,606      60,216,035    43,962,922
 Reinsurance recoveries                                                        (23,063,948)    (16,421,185)  (13,007,263)
                                                                             -----------------------------------------------
 Net losses and loss adjustment expenses                                        41,264,658      43,794,850    30,955,659
 Salaries and employee benefits                                                 24,976,666       2,629,486             -
 Other operating expenses                                                       32,015,980      33,721,329    16,928,714
 Interest on notes payable                                                               -         340,952       382,553
 Policyholder dividends                                                             63,378               -        21,409
                                                                             -----------------------------------------------
   Total Expenses                                                               98,320,682      80,486,617    48,288,335
                                                                             -----------------------------------------------
   Income before taxes                                                          10,867,955       9,487,530     4,867,252
                                                                             -----------------------------------------------
Federal income taxes
 Current                                                                         3,522,801       1,984,677     1,623,219
 Deferred                                                                       (1,360,870)        282,983      (458,017)
                                                                             -----------------------------------------------
   Total income taxes                                                            2,161,931       2,267,660     1,165,202
                                                                             -----------------------------------------------
   Net income                                                                   $8,706,024  $    7,219,870  $  3,702,050
                                                                             ===============================================
Primary and fully diluted earnings per share                                         $0.95           $1.32  $        .95
Weighted average number of common shares and common share equivalents
outstanding                                                                      9,184,272       5,464,936     3,890,182


       THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED
                            FINANCIAL STATEMENTS.

                                      [29]

                       [MEADOWBROOK INSURANCE GROUP LOGO]


CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY


FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



                                                                                           UNREALIZED
                                                                                         (DEPRECIATION)
                                                                                          APPRECIATION
                                                                   CLASS A  ADDITIONAL    ON AVAILABLE                    TOTAL
                                                          COMMON   COMMON     PAID-IN       FOR SALE      RETAINED    SHAREHOLDERS'
                                                           STOCK    STOCK     CAPITAL      SECURITIES     EARNINGS       EQUITY
                                                          -------------------------------------------------------------------------
Balances, January 1, 1994                                 $28,320   $3,676  $17,010,727          $3,098   $8,447,198    $25,493,019
Purchase and retirement of 5,951 shares of common stock       (60)       -      (54,480)              -            -        (54,540)
Issuance of 3,571 shares of Class A common stock                -       36       19,584               -            -         19,620
Issuance of 1,173,440 shares of common stock               11,734        -   14,198,771               -            -     14,210,505
Issuance of 114,019 shares of common stock to
 purchase subsidiary                                        1,141        -    1,256,437               -            -      1,257,578
Unrealized depreciation on available for sale securities        -        -            -        (184,351)           -       (184,351)
Net income                                                      -        -            -               -    3,702,050      3,702,050
                                                          -------------------------------------------------------------------------
Balances, December 31, 1994                                41,135    3,712   32,431,039        (181,253)  12,149,248     44,443,881
Share exchange                                              3,712   (3,712)           -               -            -              -
Purchase and retirement of 2,425 shares of common stock       (24)       -      (27,631)              -            -        (27,655)
Issuance of 2,419,118 shares of common stock to
 purchase subsidiary                                       24,191        -    3,313,120               -            -      3,337,311
Issuance of 2,331,811 shares of common stock               23,318        -   44,219,185               -            -     44,242,503
Unrealized appreciation on available for sale securities        -        -            -          73,450            -         73,450
Retirement of 613,171 shares of common stock               (6,132)       -   (7,067,062)              -            -     (7,073,194)
Net income                                                      -        -            -               -    7,219,870      7,219,870
                                                          -------------------------------------------------------------------------
Balances, December 31, 1995                                86,200        -   72,868,651        (107,803)  19,369,118     92,216,166
Unrealized depreciation on available for sale securities        -        -            -         (32,363)           -        (32,363)
Dividends declared at $0.08 per share                           -        -            -               -     (690,784)      (690,784)
Issuance of 45,608 shares of common stock from
 stock option exercises                                       455        -      318,284               -            -        318,739
Retirement of 16,178 shares of common stock                  (162)       -     (466,961)              -       (3,247)      (470,370)
Tax benefit of stock option exercises                           -        -      374,440               -            -        374,440
Initial public offering - additional expenses                   -        -     (221,018)              -            -       (221,018)
Net income                                                      -        -            -               -    8,706,024      8,706,024
                                                          -------------------------------------------------------------------------
Balances, December 31, 1996                               $86,493   $    -  $72,873,396      $(140,166)  $27,381,111   $100,200,834
                                                          =========================================================================



   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                                      [30]

                                      1996

                                 ANNUAL REPORT

CONSOLIDATED STATEMENT OF CASH FLOWS



FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                                                 1996          1995          1994
                                                             ----------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                    $8,706,024    $7,219,870    $3,702,050
                                                             ----------------------------------------
  Adjustments to reconcile net income to net cash provided
  by operating activities:
    Amortization of intangible assets                             152,968       108,887       57,977
    Depreciation of furniture and equipment                     1,359,752       140,817       30,449
    Net accretion of discount on bonds                           (232,278)     (178,093)     (68,944)
    Loss on sale of investments                                   (25,354)      (45,082)      35,042
    Deferred income tax (benefit) expense                      (1,360,870)      282,983     (458,017)
 Changes in operating assets and liabilities:
  Decrease (increase) in:
    Accrued investment income                                    (428,248)     (555,370)    (244,873)
    Premiums and agent balances receivable                      4,027,680      (250,351)  (7,214,304)
    Reinsurance recoverable on paid and unpaid losses          (7,704,557)   (5,143,566)  (1,161,015)
    Prepaid reinsurance premiums                              (10,444,335)    3,068,355   (4,574,201)
    Funds held by or deposited with reinsured companies          (381,202)       (1,264)     344,660
    Deferred policy acquisition costs                           4,799,194    (4,373,099)  (2,748,556)
    Amounts receivable from reinsurer under commutation                 -             -    5,474,659
    Other assets                                                3,154,437    (1,119,594)  (1,890,266)
  Increase (decrease) in:
    Losses and loss adjustment expenses                         5,404,613    21,992,912   14,542,025
    Unearned premiums                                            (302,298)    7,875,927   12,952,198
    Federal income taxes payable                                1,345,900       612,955     (338,768)
    Accounts payable and accrued expenses                         348,059       350,668      150,037
    Insurance company payable                                    (925,815)   (1,924,372)           -
    Reinsurance funds held and balances payable                (1,311,180)   (1,612,779)  (1,601,177)
    Due to affiliates                                                   -    (1,116,388)     359,615
    Other liabilities                                           5,403,118      (286,374)     259,823
                                                             ----------------------------------------
     Total adjustments                                          2,879,584    17,827,172   13,906,364
                                                             ----------------------------------------
       Net cash provided by operating activities               11,585,608    25,047,042   17,608,414
                                                             ----------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of equity securities available for sale                 (63,953)      (40,447)     (72,862)
 Purchase of debt securities available for sale               (17,276,583)            -            -
 Purchase of debt securities held to maturity                 (26,419,086)  (45,299,301) (22,202,854)
 Proceeds from sale of equity securities available for sale       723,058        98,225      107,711
 Proceeds from sale of debt securities available for sale       1,185,731             -            -
 Proceeds from maturity of securities held to maturity         11,661,884     7,901,310    6,695,979
 Capital expenditures                                          (2,523,979)     (445,183)           -
 Proceeds from sale of furniture and equipment                          -        65,945            -
 Purchase of subsidiary                                          (886,570)            -            -
 Net cash of acquired subsidiary                                        -             -    1,083,823
                                                             ----------------------------------------
       Net cash used in investing activities                  (33,599,498)  (37,719,451) (14,388,203)
                                                             ----------------------------------------

                                      [31]

                       [MEADOWBROOK INSURANCE GROUP LOGO]


CONSOLIDATED STATEMENT OF CASH FLOWS



FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                                                             1996          1995              1994
                                                                         -------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from bank loan                                                 $         -  $          -  $    3,500,000
 Principal payments on bank loan                                                   -   (8,654,672)     (6,118,202)
 Additional expenses from initial public offering                           (221,018)            -              -
 Dividends paid on common stock                                             (517,797)            -              -
 Retirement of common stock                                                 (470,370)     (27,655)        (54,540)
 Issuance of common stock                                                    318,739   44,242,503      14,230,125
                                                                         -------------------------------------------
        Net cash (used in) provided by financing activities                 (890,446)  35,560,176      11,557,383
                                                                         -------------------------------------------
(Decrease) increase  in cash and cash equivalents                        (22,904,336)  22,887,767      14,777,594
Cash and cash equivalents, beginning of year                              41,906,577   19,018,810       4,241,216
                                                                         -------------------------------------------
Cash and cash equivalents, end of year                                   $19,002,241  $41,906,577  $   19,018,810
                                                                         ===========================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid                                                           $    21,638     $262,916  $      382,553
 Income taxes paid, net of refund                                          2,089,225    1,377,251       1,957,397

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
 Common stock issued for net non-cash assets of acquired subsidiary      $         -   $3,337,311  $      173,755
 Dividend and retirement of common stock in connection
   with the acquisition of subsidiary                                              -    7,073,194              -
 Tax benefit from stock option exercises                                     374,440            -              -




    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL
                                   STATEMENTS.


                                      [32]

                                      1996

                                 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BASIS OF FINANCIAL PRESENTATION

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP"), which differ from statutory accounting practices prescribed or permitted for insurance companies by regulatory authorities. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

PRINCIPLES OF CONSOLIDATION

The financial statements present the accounts of Meadowbrook Insurance Group, Inc., formerly known as Star Holding Company. The consolidated financial statements include the accounts, after intercompany eliminations, of Meadowbrook Insurance Group, Inc. (the "Company"), its wholly owned subsidiary, Star Insurance Company ("Star"), Star's wholly owned subsidiary, Savers Property and Casualty Insurance Company ("Savers"), American Indemnity Insurance Company, Ltd. ("American Indemnity"), which was acquired in June of 1994 and is owned 50% by Star and 50% by the Company, and Meadowbrook, Inc. and its consolidated subsidiaries ("Meadowbrook"), a wholly owned subsidiary which was acquired in November of 1995 (see Note 9).

BUSINESS

The Company, through its subsidiaries, is engaged primarily in developing and managing Alternative Market risk management programs for defined client groups and their members. This includes providing services, such as reinsurance brokering, risk management consulting, claims handling, administrative services, along with various types of property and liability insurance coverage, including workers' compensation, surety and commercial multiple peril. The Company does not have significant exposures to environmental/asbestos and catastrophic coverages. Insurance coverage is primarily provided to associations or similar groups of members, commonly referred to as programs. Four programs accounted for 37.1%, 33.6%, and 46.9% of the Company's premium revenue in 1996, 1995 and 1994, respectively. The net earned premium of the largest program in each respective year represented 11.7%, 10.0% and 15.4% of the Company's premium revenues in 1996, 1995 and 1994, respectively.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                      [33]

                       [MEADOWBROOK INSURANCE GROUP LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INVESTMENTS

Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that investments in debt securities and marketable equity securities be designated in one of three categories: trading, available for sale, or held to maturity. The effect of adopting this new standard was not material to the financial statements. Trading securities are investments which are purchased with the intent of selling them in the near future. Trading securities are reported at fair value, with changes in the fair value included in earnings. The Company does not hold any trading securities. Held to maturity securities are those securities that the Company has both the intent and ability to hold to maturity, and are reported at amortized cost. Available for sale securities are those securities that do not meet the requirements of the trading or held to maturity categories. Investments are classified as available for sale securities in order to be available to be sold in the future in response to the Company's liquidity needs, changes in market interest rates, and asset-liability management strategies, among other reasons. Available for sale securities are reported at fair value, with unrealized gains and losses reported as a separate component of shareholders' equity, net of deferred taxes. The Company's investment securities include both available for sale and held to maturity securities.

Realized gains or losses on sale or maturity of investments are determined on the basis of specific costs of the investments. Discount or premium on debt securities purchased at other than par value is amortized using the constant yield method. Investments with other than temporary declines in fair value are written down to estimated fair value and the related realized losses recognized in income.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents includes cash on hand and highly liquid short-term investments. The Company considers all short-term investments purchased with a maturity of three months or less at the time of acquisition to be cash equivalents.

DEFERRED POLICY ACQUISITION COSTS

Commissions and other costs of acquiring insurance business that vary with and are primarily related to the production of new and renewal business are deferred and amortized over the terms of the policies or reinsurance treaties to which they relate. Investment earnings are anticipated in determining the recoverability of such deferred amounts.

FURNITURE AND EQUIPMENT

Furniture and equipment are stated at cost and are depreciated using both accelerated and straight-line methods over the estimated useful lives of the assets, generally five to ten years. Upon sale or retirement, the cost of the asset and related accumulated depreciation are eliminated from their respective accounts, and the resulting gain or loss is included in income. Repairs and maintenance are charged to operations when incurred.

                                      [34]

                                      1996

                                 ANNUAL REPORT


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


INTANGIBLE ASSETS

Goodwill resulting from the acquisition of Association Self Insurance Services, Inc. (ASI) in 1996 is amortized on a straight-line basis over 20 years. Other intangibles are amortized on a straight-line basis over 3 to 5 years.

Annually, the Company evaluates the net carrying value of goodwill to determine if there has been any impairment in value. The methodology used for this evaluation entails review of annual operating performance along with anticipated results for the ensuing year based on operating budgets. At December 31, 1996 the Company concluded that there had been no impairment in the net carrying value of goodwill.

LOSSES AND LOSS ADJUSTMENT EXPENSES

The liability for losses and loss adjustment expenses (LAE) represents (1) case basis estimates of reported losses on direct business, (2) estimates received from ceding reinsurers on assumed business and (3) actuarial estimates of incurred but not reported losses and LAE. Such liabilities, by necessity, are based upon estimates and, while management believes that the amount accrued is adequate, the ultimate liability may be greater or less than the amount provided. The methods for making such estimates and for establishing the resulting reserves are continually reviewed and updated. The effects of changes in the estimated reserves are included in the results of operations in the period in which the estimates are revised.

REVENUE RECOGNITION

Premiums written are recognized as earned on a pro rata basis over the life of the policy term. Unearned premiums represent the portion of premiums written which are applicable to the unexpired terms of policies in force. Provisions for unearned premiums on reinsurance assumed from others are made on the basis of ceding reports when received. Certain premiums are subject to retrospective premium adjustments. The estimated ultimate premium is recognized over the term of the insurance contract.

Commission and fee income is recorded on the later of the effective date or the billing date of the policies on which it was earned.

Meadowbrook occasionally guarantees the financing of policies it writes. No material premium financing guarantees were in effect at December 31, 1996.

The majority of claims processing fees are recognized as revenue over the estimated life of the claims. For those contracts that provide services beyond the contractually defined termination date of the related contracts, fees are defined in an amount equal to management's estimate of the Company's obligation to continue to provide services.

                                      [35]

                       [MEADOWBROOK INSURANCE GROUP LOGO]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


INCOME TAXES

The Company accounts for its income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires the asset and liability method of recording income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

STOCK OPTIONS

Compensation expense, if any, resulting from stock options granted by the Company is determined based on the difference between the exercise price and the market value of the underlying common stock at the date of grant.

EARNINGS PER SHARE

Earnings per share are based on the weighted average number of common shares and common share equivalents outstanding during the year. Earnings per share for 1995 and 1994 have been retroactively adjusted for the effect of the
2.975532 stock split that occurred on November 20, 1995, and to reflect the shares issued in December 1994 and options granted in 1995 and 1994, as outstanding for all periods presented, as applicable. The treasury stock method was applied to options granted and to the shares issued in December 1994 using the initial public offering price of $21.00 per share.

RECLASSIFICATIONS

Certain amounts in the 1995 and 1994 financial statements have been reclassified to conform with the 1996 presentation.


                                      [36]

                                      1996

                                 ANNUAL REPORT


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.   INVESTMENTS AND OTHER FINANCIAL INSTRUMENTS

The estimated fair value of investments in securities is determined based on published market quotations. Due to the short-term nature of other financial instruments such as cash equivalents, carrying value approximates fair value. The cost or amortized cost and estimated fair values of investments in securities at December 31, 1996 and 1995 are as follows:

                                                        December 31, 1996
                                        -----------------------------------------------------
                                          Cost or       Gross       Gross          Estimated
                                          Amortized   Unrealized   Unrealized         Fair
                                            Cost        Gains       Losses           Value
                                        ------------------------------------------------------
SECURITIES HELD TO MATURITY
DEBT SECURITIES:
Debt securities issued by the
 U.S. government and agencies           $  3,287,309  $   67,895  $    (2,213)  $  3,352,991
Obligations of states and political
 subdivisions                            110,265,406   2,456,081      (70,308)   112,651,179
Corporate securities                         299,902      18,878             -       318,780
Certificates of deposit                       95,000           -             -        95,000
Mortgage-backed securities                 6,169,051      34,293     (135,928)     6,067,416
                                        ------------------------------------------------------
Total Debt Securities Held to Maturity  $120,116,668  $2,577,147  ($  208,449)  $122,485,366
                                        ======================================================

SECURITIES AVAILABLE FOR SALE
DEBT SECURITIES:
Debt securities issued by the
 U.S. government and agencies           $  2,995,204  $    3,856  $    (1,250)  $  2,997,810
Obligations of states and
 political subdivisions                    7,897,953      15,279     (105,136)     7,808,096
Corporate securities                       2,200,733      22,818       (1,427)     2,222,124
Mortgage-backed securities                 2,931,914       2,874       (7,337)     2,927,451
                                        ----------------------------------------------------
Total Debt Securities Available
 for Sale                                 16,025,804      44,827     (115,150)    15,955,481
EQUITY SECURITIES:
Mutual funds                               1,562,999           -     (142,050)     1,420,949
                                        ------------------------------------------------------
Total Securities Available for Sale     $ 17,588,803  $   44,827  ($  257,200)  $ 17,376,430
                                        ======================================================




                                               December 31, 1995
                               -----------------------------------------------------
                                 Cost or         Gross       Gross        Estimated
                                Amortized      Unrealized  Unrealized        Fair
                                  Cost          Gains       Losses         Value
HELD TO MATURITY
DEBT SECURITIES
Debt securities issued by the
 U.S. government and agencies  $  3,438,181    $   71,655  $         -  $  3,509,837
Obligations of states and
 political subdivisions          93,991,295     2,419,855     (75,779)    96,335,370
Corporate securities                299,864        11,629            -       311,493
Certificates of deposit              95,000             -            -        95,000
Mortgage-backed securities        7,189,947       148,423     (34,993)     7,303,377
                               ------------    ----------  -----------  ------------
                               $105,014,287    $2,651,562  ($ 110,772)  $107,555,077
                               ============    ==========  ===========  ============
AVAILABLE FOR SALE
EQUITY SECURITIES
Mutual funds                   $  2,219,606    $   15,052  ($ 178,389) $   2,056,268
                               ============    ==========  ==========   ============



                                      [37]

                       [MEADOWBROOK INSURANCE GROUP LOGO]


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The gross change, before tax (expense)/benefit, in unrealized appreciation/(depreciation), on available for sale debt securities was ($70,323) for 1996 and zero for 1995 and 1994, as no available for sale debt securities were owned during 1995 and 1994. The gross change in unrealized appreciation/(depreciation) on available for sale equity securities was $21,288, $111,287 and ($279,320) in 1996, 1995 and 1994, respectively. The unrecorded change in market value over book value on held to maturity debt securities was ($172,092), $4,705,510, and ($3,362,720) for 1996, 1995, and
1994, respectively.

The amortized cost and estimated fair value of available for sale and held to maturity securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                            Available for Sale         Held to Maturity
                                        ---------------------------------------------------
                                                    Estimated                 Estimated
                                        Amortized     Fair        Amortized       Fair
                                          Cost        Value         Cost         Value
                                        ---------------------------------------------------
Due in one year or less                 $         -  $         -   $11,141,863  $11,173,787
Due after one year through five years     3,977,691    3,983,590    41,110,058   41,699,032
Due after five years through ten years    3,353,553    3,351,425    54,744,177   56,488,699
Due after ten years                       5,762,646    5,693,015     6,951,519    7,056,432
Mortgage-backed securities                2,931,914    2,927,451     6,169,051    6,067,416
                                        ---------------------------------------------------
                                        $16,025,804  $15,955,481  $120,116,668 $122,485,366
                                        ===================================================


There were no sales of held to maturity investments prior to maturity during 1996, 1995, and 1994.

Net investment income for the last three years ended December 31 was as follows:

                                             1996        1995        1994
                                          ----------------------------------
Investment income on:
Debt securities                           $6,474,620  $4,534,225  $2,979,561
Equity securities                            120,617     120,704     128,644
Cash and cash equivalents                  1,706,296     925,736     381,089
                                          ----------------------------------
Total gross investment income              8,301,533   5,580,665   3,489,294
Less investment expenses                     299,461     255,744     232,202
                                          ----------------------------------
Net investment income                     $8,002,072  $5,324,921  $3,257,092
                                          ==================================


United States government obligations, municipal bonds, and bank certificates of deposit aggregating $16,027,911 and $14,039,288 were on deposit with state regulatory authorities as required by law at December 31, 1996 and 1995, respectively.


                                      [38]

                                      1996

                                 ANNUAL REPORT


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   LIABILITY FOR LOSSES AND
     LOSS ADJUSTMENT EXPENSES


The Company regularly updates its reserve estimates as new information becomes available and further events occur which may impact the resolution of unsettled claims. Changes in prior reserve estimates are reflected in results of operations in the year such changes are determined to be needed and recorded. Activity in the liability for losses and loss adjustment expenses is summarized as follows (in thousands):

                                 1996       1995
                                ----------------
Balance, beginning of year      $86,986  $ 64,993
 Less reinsurance recoverables   22,318    17,844
                                -----------------
Net balance, beginning of year   64,668    47,149
                                -----------------
Incurred related to:
 Current year                    40,875    44,118
 Prior years                        390      (323)
                                -----------------
Total incurred                   41,265    43,795
                                -----------------
Paid related to:
 Current year                    16,754    11,233
 Prior years                     23,404    15,043
                                -----------------
Total Paid                       40,158    26,276
                                -----------------
Net balance, end of year         65,775    64,668
 Plus reinsurance recoverables   26,615    22,318
                                -----------------
Balance, end of year            $92,390   $86,986
                                =================

As a result of unfavorable development in estimates of prior accident years' reserves, the provision for losses and loss adjustment expenses increased by $390,000 in 1996. This was due to adverse development on the runoff of discontinued Surety Bond business. The provision for losses and loss adjustment expenses decreased by $323,000 in 1995, as a result of favorable development in estimates of prior accident years' reserves.


4.   REINSURANCE

The insurance subsidiaries cede insurance to other insurers under pro rata and excess-of-loss contracts. These reinsurance arrangements diversify the Company's business and reduce the exposure arising from large risks or from hazards of an unusual nature. The ceding of insurance does not discharge the original insurer from its primary liability to its policyholder, and in the event that all or any of the reinsuring companies are unable to meet their obligations under existing reinsurance agreements, the subsidiaries would be liable for such defaulted amounts. In order to minimize its exposure to significant losses from reinsurer insolvencies, the Company evaluates the financial condition of its reinsurers and monitors the economic characteristics of the reinsurers on an ongoing basis. The Company also assumes insurance from other insurers and reinsurers, both domestic and foreign, under pro rata and excess-of-loss contracts.

                                      [39]

                       [MEADOWBROOK INSURANCE GROUP LOGO]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Company receives ceding commissions in conjunction with reinsurance activities. These ceding commissions are offset against the related underwriting expenses and were $14,843,140, $7,931,632, and $10,022,159 for
1996, 1995, and 1994, respectively.

In December 1996, Star ceded $11.9 million of surety premium to Connecticut Surety Company. Liabilities due to Star at December 31, 1996 were secured by a cut-through reinsurance endorsement provided by NAC Reinsurance Corporation. Future liabilities will be further secured by letters of credit and funds withheld trusts. This transaction had no material impact on net income, since ceding commissions received offset the release of deferred acquisition costs.

Reconciliations of direct to net premiums, on both written and earned bases, for 1996, 1995, and 1994 are as follows:



                    1996                        1995                       1994
         ----------------------------------------------------------------------------------
           Written        Earned        Written       Earned       Written        Earned
         ----------------------------------------------------------------------------------
Direct   $112,279,247  $113,874,603  $117,633,933  $108,332,771   $86,587,591   $74,181,717
Assumed     3,300,609     3,050,245     5,485,181     6,915,229     4,037,704     4,169,799
Ceded    (42,822,340)  (32,378,004)  (29,481,367)  (32,549,722)  (33,070,607)  (28,496,403)
         ----------------------------------------------------------------------------------
Net       $72,757,516   $84,546,844   $93,637,747   $82,698,278   $57,554,688   $49,855,113
         ==================================================================================



5.   DEFERRED POLICY ACQUISITION COSTS

The following reflects the amounts of policy acquisition costs deferred and amortized (in thousands):



                                             1996           1995            1994
                                        -------------------------------------------
Balance, beginning of period            $       9,064  $        4,691  $      1,942
Acquisition costs deferred                      7,036          19,119         7,394
Amortized to expense during the period       (11,835)        (14,746)       (4,645)
                                        -------------------------------------------
Balance, end of period                  $       4,265  $        9,064  $      4,691
                                        ===========================================


6.   INCOME TAXES

The provision for income taxes consists of the following (in thousands):



                                        For The Years Ended
                                            December 31
                                      -----------------------
                                       1996     1995    1994
                                      -----------------------
    Current tax expense                $3,523  $1,985  $1,623
    Deferred tax expense/(benefit)    (1,361)     283   (458)
                                      -----------------------
    Total provision for income taxes   $2,162  $2,268  $1,165
                                      =======================



                                      [40]

                                      1996

                                 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


A reconciliation of the Company's tax provision on income from operations to the U.S. federal income tax rate of 34% in 1996, 1995, and 1994 is as follows (in thousands):



                                              For the Years Ended
                                                   December 31
                                         ------------------------------
                                           1996       1995       1994
                                         ------------------------------
        Tax provision at statutory rate  $ 3,695      $ 3,226   $1,655
        Tax effect of:
         Tax exempt interest              (1,566)      (1,016)    (562)
         Other, net                           33           58       72
                                         ------------------------------
        Federal income tax expense       $ 2,162      $ 2,268   $1,165
                                         ==============================
        Effective tax rate                  19.9%        23.9%    23.9%

Deferred income taxes, under SFAS No. 109, reflects the estimated future tax effect of temporary differences between the bases of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

The components of deferred tax assets and liabilities as of December 31, 1996 and 1995 are as follows (in thousands):


                                                     1996                1995
                                            -----------------------------------------
                                            Deferred  Deferred   Deferred  Deferred
                                              Tax       Tax        Tax        Tax
                                             Assets  Liabilities  Assets  Liabilities
                                            -----------------------------------------
Unpaid losses and loss adjustment expenses     $4,613    $    -    $4,932    $    -
Unearned premium reserves                       1,325         -     2,127         -
Deferred policy acquisition expense                 -     1,442         -     3,082
Deferred compensation                             500         -       515         -
Deferred fee recognition                        1,564         -         -         -
Other                                             128        64       177         5
                                            -----------------------------------------
Total deferred taxes                           $8,130    $1,506    $7,751    $3,087
                                            -----------------------------------------
Net deferred tax assets                        $6,624              $4,664
                                            =========================================



7.   LINES OF CREDIT AND LETTERS OF CREDIT


At December 31, 1996, the Company and its subsidiaries had one unsecured line of credit with a bank which permits borrowings up to $10,000,000 and expires January 1, 2000. This line bears interest at one percent under the prime rate (prime was 8.25% at December 31, 1996). The Company also has the option to elect a eurodollar based rate in place of prime. At December 31, 1996, no borrowing was outstanding under this line.

As of December 31, 1996, a standby letter of credit of $6,855,000 had been issued by a bank to an insurance subsidiary of the Company, under an agreement expiring June 30, 1997, with extensions granted on a yearly basis. This letter of credit is being utilized as security for a surety bond filed with one state. This

                               [41]

                       [MEADOWBROOK INSURANCE GROUP LOGO]


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


bond was filed as a requirement for writing workers' compensation business in that state. The letter of credit is collateralized by specifically identified marketable securities of the subsidiary, with a total fair market value of 110% of the $6,855,000 letter of credit.


8.   NOTES PAYABLE

On December 29, 1994, the Company borrowed $3,500,000 from a bank under a five-year variable rate term note; this debt was retired in December of 1995. This represented a pre-payment of $3,500,000 which originally was due under a schedule of payments during calendar years 1997 through 1999. No gain or loss was recognized on the debt retirement.

Upon acquisition of Meadowbrook, the Company retired Meadowbrook's outstanding debt. This included early payoffs on a term loan and capital leases of $1,025,000 and $860,708, respectively, which were originally due under a schedule of payments during 1996 and 1997. In addition, the Company also repaid $1,000,000 on Meadowbrook's lines of credit. No gain or loss was recognized on the debt retirements.


9.   SHAREHOLDERS' EQUITY

The Company issued 2,300,000 shares of common stock at a price of $21 a share through an initial public offering in November 1995. Simultaneously, the Company changed its name from Star Holding Company to Meadowbrook Insurance Group, Inc. and acquired the common stock of Meadowbrook in exchange for 2,419,118 shares of common stock of the Company. Upon acquisition, Meadowbrook declared and paid a dividend to the Company in the form of 613,171 shares of common stock of the Company which it held; such shares have been retired.

A significant portion of the Company's consolidated assets represents assets of the Company's insurance subsidiaries that may not be transferable to the holding company in the form of dividends, loans or advances. The restriction on the transferability to the holding company from its insurance subsidiaries is limited by Michigan regulatory guidelines which are as follows: The maximum discretionary dividend that may be declared, based on data from the preceding calendar year, is the greater of the insurance company's net income (excluding realized capital gains) OR ten percent of the insurance company's policyholders' surplus (excluding unrealized gains). These dividends are further limited by a clause in the Michigan law which prohibits an insurer from declaring dividends except out of earned surplus earnings of the company.
Since Star is the parent insurance company, its maximum dividend calculation represents the combined insurance companies. Based upon the 1996 statutory financial statements of Star Insurance Company, the maximum dividend that may be paid by Star as of January 1, 1997, without prior approval of the Michigan Commissioner of Insurance, is $2.3 million, which is the amount of earned surplus. No dividends were paid or returned in 1995 and 1996. In 1994, the Company returned dividends of $368,466 to Star.

                                   [42]

                                      1996

                                 ANNUAL REPORT


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Summarized 1996 and 1995 statutory basis information for the primary insurance subsidiaries, which differs from generally accepted accounting principles, follows:



                                                    1996                 1995
                                       -------------------------------------------------
                                          Star        Savers       Star        Savers
                                       -----------  ----------  -----------  -----------
Statutory capital and surplus          $64,642,412 $20,711,906  $61,188,631  $20,011,071
Minimum statutory capital and surplus    5,000,000  20,000,000    5,000,000   20,000,000
Statutory net income                     7,503,071   3,920,748      196,706    2,587,872
Net investment income                    4,810,325   2,380,230    3,048,077    2,053,687


The net investment income and statutory net income in 1994 for Star were $1,706,058 and $1,497,525, respectively, and for Savers were $146,574 and $720,795.


10.  STOCK OPTIONS

The Company, through its 1995 Stock Option Plan ("the Plan"), may grant options to key executives of the Company and its subsidiaries of up to 2,000,000 shares of the Company's common stock. The Plan is administered by a committee (the "Committee") appointed by the Board of Directors. Option shares may be exercised subject to the terms of the Plan and the terms prescribed by the Committee at the time of grant. Currently, the Plan's options have either five or ten year terms and are exercisable/vest in equal increments over the option term.

Effective for December 31, 1996 year-end financial statements, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." This standard permits the Company to adopt the SFAS No. 123 fair value based method of accounting for stock based compensation plans or to continue to apply the valuation provisions of existing accounting standards (APB No. 25). The Company has elected to continue measuring compensation expense under APB No. 25 and has adopted the disclosure requirements of SFAS No. 123. If compensation cost for stock option grants had been determined based on the fair value method prescribed by SFAS No. 123, net income and earnings per share on a pro forma basis for 1996 and 1995 would be as follows:

                                                       1996        1995
                                                    -----------------------
    Reported net income                             $8,706,024   $7,219,870
    Pro forma net income, using SFAS No. 123        $8,635,170  *$7,219,870
    Earnings per share, primary and fully diluted:
     Reported                                            $0.95        $1.32
     Pro forma, using SFAS No. 123                       $0.94       *$1.32


*Options granted during 1995 did not become exercisable until 1996, and therefore no pro forma compensation expense until 1996.


The Black-Scholes valuation model utilized the following annualized assumptions for all applicable years: Risk-free interest rate of 6.5%, dividend yield of $.08 per share, and volatility factor for the expected market price of the Company's common stock of .237. The weighted-average expected life of options for the 1996 grants is 7.61 years and for the 1995 grants is 7.74 years.

                                   [43]

                       [MEADOWBROOK INSURANCE GROUP LOGO]


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of the Company's stock option activity and related information for the years ended December 31:



                                               1996              1995                 1994
                                        ---------------------------------------------------------
                                                  Weighted          Weighted             Weighted
                                                  Average           Average              Average
                                                  Exercise          Exercise             Exercise
                                        Options   Price    Options  Price      Options   Price
                                        ---------------------------------------------------------
PRICE
Outstanding - beginning of year          949,434  $10.28   209,775   $8.34      141,338     $6.86
Exchange of existing options                   -       -   572,285  $11.34            -         -
Granted                                   63,280  $30.45   167,374   $9.11       89,266    $10.25
Exercised                                (45,524) $ 7.00         -       -      (20,829)    $6.52
Forfeited                                (13,391) $10.25         -       -            -         -
                                        ---------------------------------------------------------
Outstanding - end of year                953,799  $11.78   949,434  $10.28      209,775     $8.34
                                        =========================================================
Exercisable at end of year               326,017   $9.03   227,952   $6.64       26,780     $6.69
Weighted-average fair value of options
  granted during the year                  $7.65       -     $1.82*      -            -         -


Note: SFAS 123 requires disclosure for 1995 and 1996 only.

*Options granted during 1995 did not become exercisable until 1996, and therefore no pro forma compensation expense until 1996.

The following table summarizes information about stock options outstanding at December 31, 1996:


                                Options Outstanding               Options Exercisable
                         --------------------------------------------------------------
                                     Weighted      Weighted                    Weighted
                                      Average       Average                     Average
  Range Of                           Remaining     Exercise                    Exercise
Exercise Prices          Options       Life         Price         Options       Price
---------------------------------------------------------------------------------------
 $5.10  to   $8.11       551,070     5.3 years    $   6.35       238,777         $5.77
$10.25  to  $12.17       133,900     6.3          $  11.10        26,776        $11.10
$21.00  to  $30.45       268,829     6.3          $  23.22        60,464        $21.00
                         --------------------------------------------------------------
                         953,799     5.8          $  11.78       326,017         $9.03
                         ==============================================================

No compensation cost has been recorded for stock option grants issued during 1995 and 1996, as the market value equaled the exercise price at the date of grant.

All pre-IPO outstanding options of Meadowbrook and the Company were exchanged for 743,885 options to purchase the Company's stock under the Meadowbrook Insurance Group, Inc. 1995 Stock Option Plan. The exercise prices of the new options are equivalent to the exercise prices of the exchanged options after reflecting the effects of the stock split and share exchange related to the acquisition of Meadowbrook (refer to Note 11). Additionally, all non-vested Meadowbrook stock awards were exchanged for 205,549 options to purchase the Company's common stock at $21 a share.


                               [44]

                                      1996

                                 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  ACQUISITION OF SUBSIDIARY

In November of 1996, the Company acquired Association Self Insurance Services, Inc. (ASI) of Alabama at a purchase price of $5.2 million, resulting in $5.2 million of goodwill. The purchase price is subject to reduction, contingent on a specific contract renewal. The acquisition was accounted for as a purchase. The effect of the acquisition was not material to the Company's results of operations.

On November 20, 1995, the Company acquired Meadowbrook, Inc., an affiliated company formed in 1955. The acquisition of Meadowbrook represents an exchange of non-monetary assets by a promoter/shareholder for common stock of the Company and is recorded at the transferor's historical basis (see Note 9).

The following pro forma financial information reflects this transaction as if it had been completed as of January 1, 1995 (unaudited):

                                                         1995
                                                       ---------
                REVENUES
                 Risk management fees and commissions  $ 15,766
                 Net earned premium                      82,698
                 Net investment income                    5,613
                 Other income                                83
                                                       --------
                  Total revenues                        104,160
                EXPENSES
                 Net losses and LAE                      41,673
                 Underwriting and other expenses         28,740
                 Salaries and employees benefits         20,001
                 Interest expense                           576
                                                       --------
                  Total expenses                         90,990
                PRETAX INCOME                            13,170
                 Taxes                                   (3,495)
                                                       --------
                NET INCOME                             $  9,675
                                                       ========
                  Earnings per share                      $1.37

In June of 1994, the Company purchased American Indemnity Insurance Company Ltd. ("American Indemnity"), a Bermuda company formed in 1982 to facilitate rent-a-captive business. The acquisition was accounted for as a purchase. In exchange for the shares of American Indemnity, the Company issued 114,019 shares of common stock to the former owners for a purchase price of $1,257,578. Subsequent to the acquisition, Meadowbrook Insurance Group, Inc. contributed a 50% interest of American Indemnity to Star. The effect of the acquisition was not material to the Company's results of operations.

                               [45]

                       [MEADOWBROOK INSURANCE GROUP LOGO]


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


12.  EMPLOYEE BENEFIT PLANS

Company employees over the age of 21 who have completed 12 months of service and worked at least 1,000 hours during those 12 months are eligible for participation in Meadowbrook's 401(K) Profit Sharing Plan. The plan provides for discretionary matching contributions and/or profit sharing contributions at the discretion of the Board of Directors. In 1996 and 1995, the matching contributions were $295,671 and $23,721 and profit sharing contributions were $424,459 and $53,916, respectively. The increases in 1996 over 1995 reflects that there was only forty days of activity during 1995, from the date of the Meadowbrook acquisition on November 20, 1995 through December 31, 1995.


13.  COMMITMENTS AND CONTINGENCIES

The Company has certain operating lease agreements for its offices and equipment. At December 31, 1996, future minimum rental payments required under non-cancelable long-term operating leases are as follows:

                1997                                 $2,134,996
                1998                                  1,928,962
                1999                                  1,661,469
                2000                                  1,636,709
                2001                                  1,472,112
                Thereafter                            3,382,367
                                                    -----------
                   Total minimum lease commitments  $12,216,615
                                                    ===========



Rent expense for the year ended December 31, 1996 amounted to $1,480,000. Rent expense during 1995 was immaterial and there was no rent expense during 1994, due to the fact Meadowbrook Inc. is the only company with rent expense and it was acquired in November of 1995 (see Note 9).

On June 26, 1995, two shareholders of a former agent of Star initiated legal proceedings against, among others, Star and Meadowbrook. The plaintiffs have requested injunctive relief, compensatory damages, punitive and exemplary damages, and attorney's fees in an unspecified amount. The Nevada Insurance Department revoked the license of the first plaintiff and denied further licensing of the second plaintiff. The Company is vigorously defending itself and has filed counterclaims against the plaintiffs. While the Company believes that it has meritorious defenses and counterclaims in this lawsuit, there can be no assurance that the Company's results of operations and financial condition will not be materially adversely affected by this lawsuit. The ultimate outcome of the lawsuit cannot be determined at this time, and the Company is unable to estimate the range of possible loss, if any.

14.  RELATED PARTY TRANSACTIONS

The Company and its subsidiaries have a management services agreement with Meadowbrook, under which Meadowbrook furnishes their accounting, financial reporting, underwriting, reinsurance, sales, claims, loss prevention and general management services. The terms of the agreement continue through 1997 and automatically renew for successive five-year periods unless terminated by either party 90 days prior to expiration.

                               [46]

                                      1996

                                 ANNUAL REPORT


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Fees under the agreement are a combination of fixed charges and profit sharing based on the results of operations. The fees expensed were $10,571,636 for 1995 prior to acquisition, and $6,635,798 for 1994. Subsequent to the acquisition in November 1995, such fees are eliminated in consolidation.

Prior to the acquisition of Meadowbrook, it acted as an agent and produced a significant portion of the business written by the Company's insurance subsidiaries. Subsequent to the acquisition, effects of the transactions are eliminated in consolidation. Commissions paid to Meadowbrook in 1995 and 1994 approximated eight percent of written premiums. The following amounts are included in the accompanying financial statements as of and for the years ended December 31, 1995 and 1994, related to these affiliations. There are no amounts as of and for the year ended December 31, 1996, as the effects of related party transactions are now eliminated in consolidation:



                                              1995        1994
                                            ---------  ----------
              Commissions                    $775,179  $2,126,761
              Claims fees and loss control  2,927,998   2,522,887


Certain of the subsidiaries assume from, or cede to, other insurers, some of which are managed by affiliates (see Note 4).



15.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                    1ST QUARTER       2ND QUARTER       3RD QUARTER  4TH QUARTER
                               -----------------------------------------------------------------
                                    (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
1996:
 Gross written premium                  $31,231           $27,995           $25,791      $30,563
 Net written premium                     22,675            20,400            18,664       11,019
 Net earned premium                      21,266            20,103            22,429       20,749
 Net commissions and fees                 4,598             4,043             3,291        4,634
 Net investment income and
     realized gains/losses                2,002             1,993             1,945        2,087
 Net losses and LAE incurred             11,709             7,746            11,738       10,072
 Policy acquisition and
  other expenses                          6,701             8,455             9,392        7,531
 Net income                               2,773             3,114              492*        2,327
 Earnings per share                       $0.30             $0.34             $0.05        $0.26
 Dividends declared per share             $0.02             $0.02             $0.02        $0.02
 GAAP combined ratio                      97.4%             93.5%            101.4%        95.8%



*Due to the adverse development in the surety bond business related to discontinued agents.

                               [47]

                       [MEADOWBROOK INSURANCE GROUP LOGO]


BOARD OF DIRECTORS


DAVID J. CAMPBELL
President and Chief Executive
Officer of the Detroit Medical Center


JOSEPH S. DRESNER  1,3,4
Chairman of the Highland Companies


WILLIAM K. GOOD  2
Director, retired President of Koppy Corporation


HUGH W. GREENBERG 1,2
President of Detroit Gauge &
Tool Company


MERTON J. SEGAL  3,4
Chairman and Chief Executive Officer


WARREN D. GARDNER
Vice Chairman and Director


JAMES R. PARRY, SR.
Executive Vice President and
Chief Marketing Officer


FLORINE MARK
President and Chief Executive Officer of
The WW Group, Inc.


IRVIN F. SWIDER  2
President and Chief Executive Officer
of Future Products Tool Corporation and
Metal Punch, Inc.


BRUCE E. THAL  4
Retired Partner of Deloitte & Touche LLP


HERBERT TYNER
Chief Executive Officer of Hartman and Tyner, Inc.


JOSEPH C. HENRY  3
Executive Vice President and Treasurer


ROBERT S. CUBBIN
Executive Vice President and Secretary



1    AUDIT COMMITTEE MEMBER
2    COMPENSATION COMMITTEE MEMBER
3    INVESTMENT COMMITTEE MEMBER
4    ACQUISITION COMMITTEE MEMBER


                               [48]

                                      1996

                                 ANNUAL REPORT

SHAREHOLDER INFORMATION


CORPORATE OFFICES
26600 Telegraph Road
Southfield, MI 48075
Phone:      810-358-1100

AUDITORS
Coopers & Lybrand L.L.P
Detroit, MI

CORPORATE COUNSEL
Bodman, Longley & Dahling L.L.P.

ANNUAL MEETING
The Annual Meeting of Shareholders will be held at 2:00 p.m.
May 19, 1997 at:
Temple Beth-El
7400 Telegraph Road
Bloomfield Hills, MI

TRANSFER AGENT AND REGISTRAR
First Chicago Trust Company
P.O. Box 2536
Jersey City, NJ 07303-2536

SHAREHOLDER RELATIONS AND FORM 10-K
A copy of Meadowbrook Insurance Group, Inc.'s 1996 Annual Report on Form 10-K as filed with the Securities and Exchange Commission may be obtained, when available, upon written request to the Investor Relations Department at the Company's Corporate Offices.

STOCK LISTING
New York Stock Exchange
Symbol "MIG"

SHARE PRICE AND DIVIDEND INFORMATION
The following table sets forth for the periods indicated, the high and low closing sale prices of the Company's Common Shares as reported on the NYSE Composite Tape:


YEARS ENDED DECEMBER 31, 1995 AND 1996
                                        High        Low
Fourth Quarter 1995                     $33.875  $24.00
First Quarter 1996                       33.375   27.00
Second Quarter 1996                      34.125   27.50
Third Quarter 1996                       30.75    25.125
Fourth Quarter 1996                      28.00    15.25


Prior to the Offering in November of 1995, there was no public market for the Company's common stock.

As of March 6, 1997, there were approximately 209 holders of record of the Company's common stock. Dividends of $.08 per share were declared in 1996. There were no dividends declared in 1995.

This report is submitted for general information of stockholders of Meadowbrook Insurance Group, Inc. and is not intended to be used in connection with any sale or purchase of securities.

                               [49]

                       [MEADOWBROOK INSURANCE GROUP LOGO]


MEADOWBROOK INSURANCE GROUP OFFICES

MEADOWBROOK INSURANCE GROUP
26600 Telegraph Road
Southfield, MI 48034-2347
Phone:              (810) 358-1100
Fax:                (810) 358-1614

MEADOWBROOK INSURANCE GROUP/A.S.I.
27 Madison Avenue
Montgomery,  AL  36111
Contact:           Archie McIntyre
Phone:             (334) 265-7700 or (800) 536-7701
Fax:               (334) 261-6339

MEADOWBROOK RISK MANAGEMENT LTD.
P.O. Box 724
I.C.B. Building, Roebuck Street
Bridgetown, Barbados
Contact:          Omar Cordial
Phone:            (246) 426-4684
Fax:              (246) 426-4878



MEADOWBROOK RISK MANAGEMENT LTD.
The Belvedere Building
69 Pitt's Bay Road
Pembroke, Bermuda HM08
Mailing Address:  P.O. Box HM2340
Hamilton, Bermuda HMJX
Contact:           Brian Stephenson
Phone:             (441) 292-7569
Fax:               (441) 292-3299


MEADOWBROOK INSURANCE GROUP
3501 Lake Eastbrook, S.E., Suite 150
Grand Rapids, MI 49546-5939
Contact:            Michael Feehan
Phone:              (616) 942-0311
Fax:                (616) 942-0390


MEADOWBROOK RISK MANAGEMENT
407 Lincoln Road, Suite 12L
Miami, FL 33239-8171
Mailing Address:
P.O. Box 398171
Miami, FL 33239-8171
Contact:        Omar Cordial
Phone:          (305) 279-0553
Fax:            (305) 279-0568


MEADOWBROOK INSURANCE GROUP
Dupont Center, Suite 120
9801 Dupont Avenue, South
Bloomington, MN 55431-3175
Contact:        James LeRoy
Phone:          (612) 884-9833
Fax:            (612) 884-9839


MEADOWBROOK INTERMEDIARIES, INC.
144 East 44th Street, 3rd Floor
New York, NY 10017-4008
Contact:          John Dobbs
Phone:            (212) 297-1800
Fax:              (212) 297-1802


MEADOWBROOK INSURANCE GROUP
Eastern Region Marketing
18 Windsor Road
Summit, NJ  07901
Contact:        Gary Bakalar
Phone:          (908) 273-8288
Fax:            (908) 273-8289


SAVERS PROPERTY & CASUALTY INSURANCE COMPANY
10985 Cody, Suite 135
Overland Park, KS 66210-1224
Contact:                Karl Koch, President
Phone:                  (913) 451-0002
Fax:                    (913) 451-6033


MEADOWBROOK INSURANCE SERVICES
2820 West Charleston Blvd., Suite 28
Las Vegas, NV 89102-1933
Contact:            Camille Hilmo
Phone:              (702) 877-8823
Fax:                (702) 877-3157


MEADOWBROOK INSURANCE SERVICES
100 Century Center Court, Suite 302
San Jose, CA 95112-4512
Contact:            Karen Ramey
Phone:              (408) 453-6006 or (800) 870-0037
Fax:                (408) 453-6077


MEADOWBROOK INSURANCE GROUP
3335 N. Timberwood
Traverse City, MI 49686-3839
Contact:        Peter E. Kurak
Phone:          (616) 938-2859
Fax:            (616) 938-9546

                               [50]

                                      1996

                                 ANNUAL REPORT

                               MISSION STATEMENT


Meadowbrook Insurance Group offers a full array of traditional and nontraditional insurance and risk management services for business and personal needs. We are the pioneers of Alternative Risk Management, and it is our mission to continue to lead the industry by providing clients with the most complete selection of quality services and innovative products available anywhere.


                                 TO OUR CLIENTS

We work with our clients to create customized programs to better manage their risks. We encourage risk-sharing partnerships designed to generate profits for our clients. We develop long-term relationships with our clients by providing services and products that exceed their expectations.


                               TO OUR ASSOCIATES

We value our associates' ideas and encourage their involvement as integral members of our team.

We foster a positive and professional work environment with a strong commitment to diversity and equal opportunities for advancement.


                              TO OUR SHAREHOLDERS

We manage our business to promote steady growth, financial stability and superior long-term investment opportunities. We will maintain our leadership in the expanding Alternative Risk Market by continuing to redefine insurance industry standards.


                               TO OUR COMMUNITIES

We support many charitable, cultural and educational organizations nationwide.

We will continue to recognize and honor our responsibility to protect the environment.

                                  [BACK COVER]



                       [MEADOWBROOK INSURANCE GROUP LOGO]



                              26600 Telegraph Road
                           Southfield, MI  48034-2347
              Phone: Toll Free (800) 482-2726 - Fax (810) 358-1614

                                  [NYSE LOGO]