Form 10-K, Exhibit 13
period 1997-12-31
MEADOWBROOK INSURANCE GROUP INC
filed 1998-03-31
CIK 949156

                                                                      EXHIBIT 13


                        Meadowbrook Insurance Group, Inc.

                       Management's Discussion & Analysis

Meadowbrook Insurance Group, Inc. (the "Company") provides alternative risk management programs and services primarily to industry, public entities, and trade/professional groups. Revenues are generated from four principal sources: fees from program management services, commissions earned on insurance placed by a subsidiary with other carriers, earned insurance premiums, and investment income. The subsidiaries of the Company that provide these services are Star Insurance Company ("Star"), Savers Property and Casualty Insurance Company ("Savers"), Crest Financial Corporation ("Crest") and its wholly owned insurer Williamsburg National Insurance Company ("Williamsburg"), American Indemnity Insurance Company, Ltd. ("American Indemnity"), Association Self Insurance Services, Inc. ("ASI") and Meadowbrook, Inc. ("Meadowbrook"), the risk management company.

Through these subsidiaries the Company develops programs, which are customized packages of services or coverages marketed to the group's members. The programs are categorized by the level of risk assumed by the Company. In managed programs, the Company usually assumes no insurance risk and generates fee revenue through program management services. In risk-sharing programs, the Company participates with the client or producing agent in the operating results of the programs through a captive, retrospectively-rated program, or a contingent commission. In fully-insured programs, the Company provides traditional insurance without a risk-sharing mechanism and derives revenue exclusively from earned premiums and investment income. Fully-insured programs are developed only in response to a specific market opportunity and generally when the Company believes there is potential to develop a long-term risk-sharing partnership in the future.

The Company's major insurance subsidiaries, Star, Savers and Williamsburg, issue insurance policies for both risk-sharing and fully-insured programs. These companies are complimented by American Indemnity, which offers clients a rent-a-captive vehicle for risk-sharing programs.

Managed programs and agency activities are provided through Meadowbrook, the Company's risk management subsidiary. Meadowbrook was acquired by the Company in November of 1995. Prior to its acquisition, it was an affiliated company. Fee and commission revenues are generated through Meadowbrook and Crest Financial Services primarily from the following sources: retail insurance agency commissions, program management fees, claims handling and administration fees, loss prevention and control fees, and reinsurance brokerage commissions. Management fee revenue is also generated from the following services: program design and implementation, sales and marketing to members of a client group, captive formation and management, underwriting/risk selection, accounting and financial statement preparation, regulatory compliance, actuarial and loss reserve analysis. In addition to providing services to outside clients, Meadowbrook also provides services to the Company's insurance subsidiaries which include the management of their insurance operations.

The Company acquired ASI of Montgomery, Alabama in November of 1996. The acquisition was not material to the Company's results of operations. ASI is a full service risk-management operation focused on pools and funds whose services include claims, loss control, managed care, and policy issuance. ASI's operations were consolidated with the Company's existing operations in Montgomery, Alabama.

In December of 1996, the Company entered into a five-year joint underwriting agreement with Connecticut Surety Corporation. The agreement provides for the transfer of the underwriting risk on the majority of the Company's existing surety bond business. In addition, Star will continue to write new surety business, utilizing its capital and licenses, and Connecticut Surety will manage the operations and assume the risk. This arrangement substantially reduces the Company's underwriting risk exposure while creating a five year fee arrangement. This enables the Company to refocus its efforts on its core business, alternative risk management.

                        Meadowbrook Insurance Group, Inc.

                       Management's Discussion & Analysis

In July of 1997, the Company acquired Crest, a California based holding company which owns 100% of Williamsburg, an insurance carrier, and Crest Financial Services, a risk management service company. Crest provides these services primarily to the trucking industry within California.

Management's discussion and analysis is presented on an actual and pro forma basis for the year ended December 31, 1995. The data presented on an actual basis, for 1995, reflects consolidated operations with Meadowbrook only for the brief period from the date of acquisition (November 20, 1995) through year-end. The pro forma financial information for 1995 is based on a consolidation of operations, assuming that Meadowbrook had been a wholly-owned subsidiary for the entire year ended December 31, 1995.

RESULTS OF OPERATIONS

                                                            PRO
                                          ACTUAL           FORMA       CHANGE 97 VS. 96   CHANGE 96 VS. 95
                                   ---------------------------------------------------------------------------
(In thousands, except %'s)           1997       1996       1995         $            %        $            %
                                   ---------------------------------------------------------------------------
Total revenues                     $101,125   $109,189   $103,349   $ (8,064)      (7.4%) $  5,840        5.7%
Total expenses                       83,739     98,321     90,179    (14,582)     (14.8%)    8,142        9.0%
                                   ---------------------------------------------------------------------------
Income before taxes                  17,386     10,868     13,170      6,518       60.0%    (2,302)     (17.5%)
Income taxes                          4,343      2,162      3,495      2,181      100.9%    (1,333)     (38.1%)
                                   ---------------------------------------------------------------------------
Net Income                         $ 13,043   $  8,706   $  9,675   $  4,337       49.8%  $   (969)     (10.0%)
                                   ---------------------------------------------------------------------------
                                                            PRO
                                          ACTUAL           FORMA       CHANGE 97 VS. 96   CHANGE 96 VS. 95
                                   ---------------------------------------------------------------------------
(In thousands, except %'s)           1997       1996       1995         $            %        $            %
                                   ---------------------------------------------------------------------------
Total revenues                     $101,125   $109,189   $ 89,974   $ (8,064)      (7.4%) $ 19,215       21.4%
Total expenses                       83,739     98,321     80,486    (14,582)     (14.8%)   17,835       22.2%
                                   ---------------------------------------------------------------------------
Income before taxes                  17,386     10,868      9,488      6,518       60.0%     1,380       14.5%
Income taxes                          4,343      2,162      2,268      2,181      100.9%      (106)      (4.7%)
                                   ---------------------------------------------------------------------------
Net Income                         $ 13,043   $  8,706   $  7,220   $  4,337       49.8%  $  1,486       20.6%
                                   ---------------------------------------------------------------------------


Net income in 1997 increased $4.3 million, or 49.8%, from $8.7 million in 1996 to $13.0 million in 1997. The increase in net income primarily reflects overall growth from our fee-based risk management operations as well as profitable underwriting results from our core program business. Total revenues decreased $8.1 million, or 7.4%, while total expenses decreased $14.6 million, or 14.8%. The decrease in expenses primarily relates to an increase in ceding commissions of $7.3 million, or 49.3%, decrease in overall acquisition costs of $5.8 million, or 49.0%, associated with the transfer of the surety bond program, as well as overall savings in administrative costs.

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

                        Meadowbrook Insurance Group, Inc.

                       Management's Discussion & Analysis

REVENUE

                                                     PRO
                                   ACTUAL           FORMA      CHANGE 97 VS. 96   CHANGE 96 VS. 95
                            ------------------------------------------------------------------------
(In thousands, except %'s)     1997       1996       1995        $           %        $          %
                            ------------------------------------------------------------------------
Net earned premium          $ 68,493   $ 84,547   $ 82,698   $(16,054)    (19.0%) $  1,849      2.2%
Net commissions & fees        24,360     16,566     14,955      7,794      47.0%     1,611     10.8%
Investment & misc. income      8,272      8,076      5,696        196       2.4%     2,380     41.8%
                            ------------------------------------------------------------------------
Total Revenue               $101,125   $109,189   $103,349   $ (8,064)     (7.4%) $  5,840      5.7%
                            ------------------------------------------------------------------------

                                                    PRO
                                     ACTUAL        FORMA    CHANGE 97 VS. 96   CHANGE 96 VS. 95
                            ------------------------------------------------------------------------
(In thousands, except %'s)     1997       1996      1995         $          %          $        %
                            ------------------------------------------------------------------------
Net earned premium          $ 68,493   $ 84,547   $ 82,698   $(16,054)    (19.0)% $  1,849       2.2%
Net commissions & fees        24,360     16,566      1,886      7,794      47.0%    14,680       778%
Investment & misc. income      8,272      8,076      5,390        196       2.4%     2,686      49.8%
                            ------------------------------------------------------------------------
Total Revenue               $101,125   $109,189   $ 89,974   $ (8,064)     (7.4%) $ 19,215      21.4%
                            ------------------------------------------------------------------------

The Company's written and earned premium were as follows:
                                  YEARS ENDED DECEMBER            CHANGE 97 VS. 96  CHANGE 96 VS. 95
                            ---------------------------------------------------------------------------
(In thousands, except %'s)     1997      1996        1995        $          %          $           %
                            ---------------------------------------------------------------------------
Gross written premium        $146,739   $115,580   $123,119   $ 31,159      27.0%  $ (7,539)      (6.1%)
Net written premium            74,965     72,758     93,638      2,207       3.0%   (20,880)     (22.3%)
Net earned premium             68,493     84,547     82,698    (16,054)    (19.0%)    1,849        2.2%


Gross written premium increased by $31.2 million, or 27.0%, to $146.7 million in 1997 from $115.6 million in 1996. The increase reflects growth in existing business of $13.2 million and new programs totaling $31.1 million. This growth was somewhat offset by the discontinuation of other programs in prior years. The growth in existing business reflects a full year of premium writings in programs initiated in 1996, assumed business, and expansion into additional states. The increase in new business reflects the addition of twelve new programs in 1996, and $3.7 million from premiums produced by Williamsburg.

Net written premium increased by $2.2 million, or 3.0%, to $75.0 million in 1997 from $72.8 million in 1996. The disproportionate growth between gross written and net written resulted from higher participation by risk sharing clients, new policy issuance services, and the transfer of the surety bond program in December 1996.

Net earned premiums decreased by $16.1 million, or 19.0%, to $68.5 million in 1997 from $84.5 million in 1996. This decrease reflects the impact of the discontinuation of the surety bond program in December 1996 and offset by growth in our core program business.

Gross written premium decreased by $7.5 million, or 6.1%, to $115.6 million in 1996 from $123.1 million in 1995. This decrease reflects favorable claims experience in three of our retrospectively rated (retro) programs, changes in residual market program assessments, and discontinued and downsized programs which the Company deemed unprofitable. These factors were offset by growth in our core program business from both new programs and cross-selling products in existing programs.

Net written premium decreased by $20.9 million, or 22.3%, to $72.8 million in 1996 from

                        Meadowbrook Insurance Group, Inc.

                       Management's Discussion & Analysis


$93.6 million in 1995. The disproportionate growth between gross written and net written resulted from higher participation by risk sharing clients as well as the transfer of the unearned premium on the Surety Bond business to Connecticut Surety which decreased net written premiums by $11.9 million.

Net earned premium increased by $1.8 million, or 2.2%, to $84.5 million in 1996 from $82.7 in 1995, due principally to growth in existing and new programs, and premiums from the Surety Bond program. Offsetting these increases were the decreases in earned premium corresponding to the retrospectively-rated programs, residual markets, and discontinued programs.

Net Commissions and Fees. Net commissions and fees for Meadowbrook increased by $7.8 million, or 47.0%, from $16.6 million in 1996 to $24.4 million in 1997. Net commission and fees, on a pro forma basis, increased by $1.6 million, or 10.8%, to $16.6 million in 1996 from $15.0 million in 1995. Commissions and fees are derived from managed programs and the retail insurance agency operations and consist of the following:


                                                                           PRO
                                                     ACTUAL               FORMA
                                               ---------------------------------
(In thousands)                                   1997         1996         1995
                                               ---------------------------------
Management fees                                $ 6,799      $ 5,822      $ 5,490
Claims fees                                      8,155        3,720        2,332
Loss control fees                                1,168        1,390        1,413
Reinsurance brokerage                              560          797          906
Miscellaneous fees and charges                       8           23            7
                                               ---------------------------------
Total Risk Management Fees                      16,690       11,752       10,148
Agency and sales commissions                     7,670        4,814        4,807
                                               ---------------------------------
Net Commissions and Fees                       $24,360      $16,566      $14,955
                                               ---------------------------------


Net commissions and fees increased $7.8 million, or 47.0%, during 1997. The increase in Risk Management fees of $4.9 million primarily reflects additional management fees of $1.3 million and ASI claims fees of $3.2 million. The remaining increase resulted from Crest management fees of $0.5 million. The increase in Agency and sales commissions reflect additional commissions from Crest Financial of $2.1 million. The remaining increase resulted from growth in our core programs.

Net commissions and fees increased $1.6 million during 1996. Management fees increased 6.0%, or $0.3 million, due to fee increases for existing programs and fees from newly formed captives. Claims fees increased 59.5%, or $1.4 million, due to the two months of revenue generated from ASI, additional claim handling services provided to an existing client, and fee increases to existing programs. Agency and sales commissions were unchanged from the prior year.

Net Investment Income. Net investment income increased $0.2 million in 1997, or 2.4%, to $8.3 million from $8.1 million in 1996 and $2.4 million in 1996, or 41.8%, from 1995, on a pro forma basis. The increase in investment income in 1996 was primarily the result of growth in cash and invested assets related to $43.8 million in new capital raised through the initial public offering at the end of November 1995. The pre-tax weighted average yield on invested assets was 5.4% in 1997, and 5.3% in both 1996 and 1995. The Company's investment philosophy is one of maximizing after-tax earnings through significant investments in tax-exempt bonds. Accordingly, the weighted average yield on invested assets on an after-tax basis was 4.7% in both 1997 and 1996 and 4.5% for 1995.

                        Meadowbrook Insurance Group, Inc.

                       Management's Discussion & Analysis

EXPENSES

Total expenses decreased by $14.6 million, or 14.8%, to $83.7 million in 1997 from $98.3 million in 1996 and increased, on a pro forma basis, by $8.1 million, or 9.0%, to $98.3 million in 1996 from $90.2 million in 1995. Total expenses on an actual basis increased $17.8 million, or 22.2%, to $98.3 million in 1996 from $80.5 million in 1995. The expenses are as follows:

                                                       PRO
                                    ACTUAL            FORMA                ACTUAL
                             -----------------------------------------------------------------
(In thousands)                  1997       1996       1995       1997        1996      1995
                             -----------------------------------------------------------------
Net Losses & LAE:
Other than surety            $ 31,558    $ 32,971   $ 36,089   $ 31,558    $ 32,971   $ 38,231
Surety business                 4,585       8,294      5,584      4,585       8,294      5,564
Salaries and benefits          27,416      24,977     20,001     27,416      24,977      2,629
Interest                          649        --          576        649        --
                                                                                           341
Other operating expenses:
Expenses other than surety     20,910      21,962     18,095     20,910      21,962     23,921
Surety bond expenses           (1,379)     10,117      9,834     (1,379)     10,117      9,800
                             -----------------------------------------------------------------
Total expenses               $ 83,739    $ 98,321   $ 90,179   $ 83,739    $ 98,321   $ 80,486
                             -----------------------------------------------------------------


NET LOSSES AND LOSS ADJUSTMENT EXPENSES (LAE)

Net losses and LAE incurred decreased by $5.1 million, or 12.4%, to $36.1 million in 1997 from $41.3 million in 1996, and decreased on a pro forma basis by $0.4 million, or 1.0%, to $41.3 million for 1996 from $41.7 million for 1995. Analysis of losses and LAE utilizing insurance ratios, on an overall and non-surety basis, are reflected below.

The GAAP loss and LAE ratio was 55.7% and 52.1% in 1997 and 1996, respectively, a 3.6 point change. On a pro forma basis, as if the Connecticut Surety reinsurance ceding arrangement on the surety program had occurred at the beginning of 1996, the GAAP loss and LAE ratio would have been 56.3% in 1996. This change reflects favorable claims experience primarily in workers compensation based programs and residual markets. This favorable experience was somewhat offset by adverse development relating to the run-off of the surety bond program which added 3.3 points in 1997.

The GAAP loss and LAE was 52.1% and 53.2% in 1996 and 1995, respectively, a one point improvement. The major reason for the decline in 1996 was the reduction in residual market participation, due to the shrinking size of the involuntary pools. The GAAP loss and LAE ratio for non-surety business also improved one point to 56.4% in 1996 from 57.4% in 1995. The decrease in the GAAP loss and LAE ratio for non-surety business is also a result of the reduction in the residual market assessments.

SALARIES AND EMPLOYEE BENEFITS

Salaries and employee benefits increased by $2.4 million, or 9.8%, to $27.4 million in 1997 compared to $25.0 million in 1996. This increase reflects additional 1997 salary and employee expenses of $3.3 million from Crest and ASI and somewhat offset by a reduction in surety department salaries due to the Connecticut Surety arrangement. The average salaries and wages per associate in 1997 remained relatively consistent with 1996.

Salaries and employee benefits increased by $5.0 million, or 24.9%, to $25.0 million in 1996 compared to $20 million in 1995, on a pro forma basis, as a result of additional new full-time

                        Meadowbrook Insurance Group, Inc.

                       Management's Discussion & Analysis

employees. A major reason for this was the expansion of the bond operation that began in mid-1995. Bond salary expense includes an entire twelve months of expense in 1996 versus only six months in 1995. Marketing and other departments grew to accommodate pending growth from several large new programs that were under development during the year. The average salaries and wages per associate in 1996 remained relatively consistent with 1995.

INTEREST EXPENSE

Interest expense of $649,000 and $576,000 for 1997 and 1995, respectively, relates to the use of the Company's line of credit. There was no interest expense recorded during 1996, as all debt was retired with the proceeds of the initial public offering.

OTHER OPERATING EXPENSES

Other operating expenses from the non-surety business decreased $1.1 million, or 4.8%, to $20.9 million in 1997 from $22.0 million in 1996. This decrease reflects a $3.3 million increase in ceding commission on risk sharing and fronted programs, reduction in technology costs incurred in 1996 and overall savings in administrative costs related to management's efforts to increase operating efficiencies. These reductions were offset by incremental costs of $3.1 million incurred by ASI and Crest in 1997.

Other operating expenses from the non-surety business increased $3.9 million, or 21.4%, to $22.0 million in 1996 from $18.1 million in 1995, on a pro forma basis. This increase reflects 1996 consulting fees incurred in connection with systems technology studies to assess the capabilities of, and set the future direction for upgrades to, major operating systems. The remaining increase reflects investments to build the Company's infrastructure to accommodate the development of two large programs and other future growth.

Other operating expense from the surety business decreased $11.5 million to ($1.4) million in 1997 from $10.1 million in 1996. This decrease reflects the run-off of the surety business and the increase in ceding commissions.

Other operating expense from the surety business increased $ 0.3 million to $10.1 million in 1996 from $9.8 million in 1995, on a pro forma basis. The increase reflects the amortization of deferred acquisition cost which was mostly offset by ceding commission associated with the surety bond program transfer.

Other operating expenses, on an actual basis, decreased by $1.6 million in 1996, or 4.9%, from $33.7 million in 1995. The decrease reflects an unusual charge-off of an uncollectible premium receivable in 1995. In addition, the 1995 expenses include management fees paid by the insurance subsidiaries to Meadowbrook prior to its acquisition in November of 1995.

TAXES

The provision for income taxes on an actual basis was $4.3 million in 1997, $2.2 million in 1996, and $2.3 million in 1995, representing effective tax rates of 25.0%, 19.9%, and 23.9% in 1997, 1996, 1995, respectively. The tax rates were significantly lower than the 34% corporate rate due to the Company's heavily tax-exempt investment portfolio.

The increase in the effective tax rate in 1997 reflects the higher proportion of underwriting and risk management service income in relation to net investment income.

On a pro forma basis, the tax provision was $3.5 million in 1995, representing an effective tax

                        Meadowbrook Insurance Group, Inc.

                       Management's Discussion & Analysis

rate of 26.5%. The higher effective tax rate over the actual rate was due to increased taxable income generated from Meadowbrook's risk-management operations.

LIQUIDITY AND CAPITAL RESOURCES

The principal sources of funds for the Company are insurance premiums, investment income, proceeds from the maturity and sale of invested assets, risk management fees and agency commissions. Funds are primarily used for the payment of claims, commissions, salaries and employee benefits, and other operating expenses. In addition, the Company has a high volume of intercompany transactions due to the payment of management fees by the insurance subsidiaries to the risk management subsidiaries. Such fees are subject to regulatory approval by state insurance departments.

Cash flow (used by) from operations for 1997 was ($1.7) million as compared to $11.6 million for 1996, and $25.0 million for 1995. The reduced cash from operations in 1997 and 1996 reflect significant written, but uncollected, premiums in the fourth quarter of 1997, the transfer of the surety bond program to Connecticut Surety and the payment of claims associated with the run-off of the surety bond program. The Company held $20.2 million in cash and cash equivalents at December 31, 1997.

The Company has one unsecured line of credit totaling $15.0 million, of which $10.3 was outstanding at December 31, 1997. The line expires on January 1, 2000. The Company drew on this line of credit to meet cash flow needs, primarily to consummate the acquisitions of both Crest and ASI and to settle claims on surety and other discontinued programs. The Company had no debt outstanding during 1996.

The Company raised additional capital through an initial public offering in November 1995, which generated net proceeds of $43.6 million.

As of December 31, 1997 and 1996, the recorded values of the Company's investment portfolio, including cash and cash equivalents, were $167.3 million and $156.5 million, respectively. The Company's investment portfolio consists primarily of tax-exempt fixed income securities of varying maturities. In the third quarter of 1997, the Company revised its investment policy to account for its debt securities as available for sale which reflect industry practice. Also, in the third quarter of 1997, the Company sold securities that had been classified as held to maturity for the purpose of generating taxable realized gains to utilize the tax loss carryforwards which expire in 1997 and for other short-term operating needs. The Company has reclassified the remaining held to maturity securities to the available for sale category.

Shareholders' equity was $115.4 million, or $13.33 per common share, at December 31, 1997, compared to $100.2 million at December 31, 1996, or $11.58 per common share. Shareholders' equity reflects the increase of $3.1 million in the fair values of available-for-sale debt and equity securities. Changes in shareholders' equity related to the unrealized values of underlying portfolio investments will continue to be volatile as market prices of debt securities fluctuate with changes in the interest rate environment.

The insurance subsidiaries are required to maintain certain deposits with regulatory authorities which totaled $17.6 million at December 31, 1997, and $16.0 million at December 31, 1996.

REGULATORY ISSUES

Insurance operations are subject to various leverage tests (e.g. premium to statutory surplus ratios) which are evaluated by regulators and rating agencies. The Company seeks to maintain a ratio of consolidated gross written premium to statutory surplus at or below 3 to 1 and a

                        Meadowbrook Insurance Group, Inc.

                       Management's Discussion & Analysis

ratio at or below 2 to 1 on a net written premium basis. For 1997, premium leverage ratios were 1.9 to 1 and 1.0 to 1 on a gross and net premium written basis, respectively.

The National Association of Insurance Commissioners ("NAIC") has adopted a risk-based capital ("RBC") formula to be applied to all property and casualty insurance companies. The formula measures required capital and surplus based on an insurance company's products and investment portfolio and is to be used as a tool to identify weakly capitalized companies. At December 31, 1996, Star Insurance Company, the parent insurance company had an RBC ratio that exceeded applicable risk-based capital requirements. At December 31, 1997, Star's statutory surplus was $70.0 million; the threshold requiring regulatory involvement was $9.2 million.

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

Reinsurance does not legally discharge an insurer from its primary liability for the full amount of risks assumed under insurance policies it issues, but it does make the assuming reinsurer liable to the insurer to the extent of the reinsurance ceded. Therefore, the Company is subject to credit risk with respect to the obligations of its reinsurers. In its selection of reinsurers, the Company evaluates the financial stability of its prospective reinsurers. To date, the Company has not experienced any material difficulties in collecting reinsurance recoverables. No assurance can be given, however, regarding the future ability of any of the Company's reinsurers to meet their obligations. The following table sets forth certain information relating to the Company's five largest reinsurers (other than client captive quota-share reinsurers) as of December 31, 1997:

                                         Reinsurance Premium Ceded      A.M. Best
REINSURER                                   December 31, 1997             Rating
                                              (in thousands)
                                         -----------------------------------------
Connecticut Surety Company / NAC Re              $19,213                  * / A+
Swiss Reinsurance Corporation                      6,536                     A
Employers Reinsurance Corporation                  3,733                     A++
Lloyds of London Syndicate Number 314                585                     A
Lloyds of London Syndicate Number 205                488                     A

* Not rated

In its risk-sharing programs, the Company is also subject to credit risk with respect to the payment of claims by its clients' captive insurers on the portion of risk exposure ceded to such captives. The capitalization and credit worthiness of prospective captive insurers is one of the factors considered by the Company in entering into and renewing risk-sharing programs. The Company secures reinsurance balances due from its non-admitted reinsurers through funds withheld trusts and letters of credit.

DEPENDENCE ON KEY PROGRAMS

The Company provides alternative risk management programs and services to certain large client groups and associations and then markets them to their individual members. In 1997, and in 1996, the Company's top four programs, excluding the surety bond business, accounted for 46% and 37%, respectively, of the Company's total revenue on an actual basis. The loss

                        Meadowbrook Insurance Group, Inc.

                       Management's Discussion & Analysis

or cancellation of any of the Company's significant programs by the relevant client groups, or the general availability of commercial market coverage to members of such groups on more favorable terms than provided under the Company's programs, could have an adverse effect on the Company's results of operations.

NEW ACCOUNTING PRONOUNCEMENTS

In June of 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income", and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements. It also requires companies to report selected information about operating segments in interim financial reports issued to shareholders. These standards will be adopted January 1, 1998 and are not expected to have a material effect on the Company's financial statements.

                        Meadowbrook Insurance Group, Inc.

                      Selected Consolidated Financial Data

FOR THE YEARS ENDED DECEMBER 31,

                                               1997         1996         1995         1994          1993
                                          --------------------------------------------------------------
                                                     (in thousands, except per share and ratio data)
INCOME STATEMENT DATA:
Gross written premium                     $ 146,739    $ 115,580    $ 123,119    $  90,625     $  64,816
Net written premium                          74,965       72,758       93,638       57,555        39,452
Net earned premium                           68,493       84,547       82,698       49,855        34,336

Net investment income                         8,128        8,002        5,325        3,257         2,639
Net realized gain (loss) on investments         134           25           45          (35)          (24)

Total revenue                               101,125      109,189       89,974       53,155        36,911

Net losses and LAE                           36,143       41,265       43,795       30,956        23,297
Policy acquisition and other expenses        20,180       32,079       33,721       16,950        10,527

Income before income taxes                   17,386       10,868        9,488        4,867         2,642

Net income                                   13,043        8,706        7,220        3,702         2,105

Earnings per share - Diluted                  $1.42        $0.95        $1.32        $0.95         $0.54
Dividends declared per share                  $0.08        $0.08          --           --            --

BALANCE SHEET DATA:
Total investments and
cash and cash equivalents                 $ 167,293    $ 156,495    $ 148,977    $  88,460     $  58,418
Total assets                                328,642      265,035      241,764      158,637       115,568
Loss and LAE reserves                        98,979       92,390       86,986       64,993        50,451
Shareholders' equity                        115,446      100,201       92,216       44,444        25,493

OTHER DATA:
GAAP ratios (insurance companies only)
Net loss and LAE ratio                         55.7%        52.1%        53.2%        62.1%         67.9%
Expense ratio                                  34.0%        45.0%        41.7%        34.0%         30.7%
                                          ---------------------------------------------------------------
Combined ratio                                 89.7%        97.1%        94.9%        96.1%         98.6%
                                          ===============================================================
Statutory combined ratio                       90.2%        98.1%        94.2%        96.4%         97.5%
                                          ===============================================================
Industry statutory combined ratio             101.6%       105.8%       106.4%       108.5%        106.9%

                        Meadowbrook Insurance Group, Inc.

                Report of Management and Independent Accountants

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




Merton J. Segal                                        Daniel G. Gibson
Chairman and                                           Vice President and
 Chief Executive Officer                               Chief Financial Officer


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF MEADOWBROOK INSURANCE
GROUP, INC.:

We have audited the accompanying consolidated balance sheet of Meadowbrook Insurance Group, Inc. (formerly "Star Holding Company") and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Meadowbrook Insurance Group, Inc. and Subsidiaries as of December 31, 1997 and 1996 and the consolidated results of their operations and cash flows for the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principals.



Detroit, Michigan
March 19, 1998

                        Meadowbrook Insurance Group, Inc.

                           Consolidated Balance Sheet

DECEMBER 31, 1997 AND 1996

ASSETS                                                                              1997             1996
Investments:
                                                                              ---------------------------------
    Debt securities held to maturity, at amortized cost                         $           -   $ 120,116,668
        (fair value of $122,485,366)
    Debt securities available for sale, at fair value                             141,465,353      15,955,481
        (cost of $137,613,515 and $16,025,804)
    Equity securities available for sale, at fair value                             5,612,207       1,420,949
        (cost of $4,951,545 and $1,562,999)
    Cash and cash equivalents                                                      20,214,994      19,002,241
                                                                              ---------------------------------
Total investments and cash and cash equivalents                                   167,292,554     156,495,339
Accrued investment income                                                           1,766,922       1,811,195
Premiums and agent balances receivable                                             51,132,125      25,907,407
Reinsurance recoverable on:
    Paid losses                                                                     9,887,997       6,672,133
    Unpaid losses                                                                  38,192,571      26,615,052
Prepaid reinsurance premiums                                                       27,231,424      20,271,068
Funds held by or deposited with reinsured companies                                    63,515       1,042,116
Deferred policy acquisition costs                                                   6,608,500       4,264,795
Deferred federal income taxes                                                       2,880,432       6,623,758
Furniture and equipment, less accumulated depreciation of $5,282,660
    and $2,891,725 in 1997 and 1996, respectively                                   4,831,037       3,587,364
Intangible assets, less accumulated amortization of $736,007
    and $312,768 in 1997 and 1996, respectively                                     9,636,559       5,414,073
Other assets                                                                        9,118,608       6,331,041
                                                                              ---------------------------------
    Total assets                                                                $ 328,642,244   $ 265,035,341
                                                                              ---------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
    Reserve for losses and loss adjustment expenses                             $  98,978,937   $  92,390,227
    Unearned premiums                                                              59,168,204      44,090,675
    Payable to insurance companies                                                 10,937,481       4,457,315
    Federal income taxes payable                                                       16,184       1,666,772
    Accounts payable and accrued expenses                                           7,909,648       7,823,567
    Reinsurance funds held and balances payable                                    20,107,964       2,909,353
    Other liabilities                                                               4,613,241      11,496,598
    Lines of credit                                                                11,464,179               -
                                                                              ---------------------------------
        Total liabilities                                                         213,195,838     164,834,507
                                                                              ---------------------------------

Commitments and contingencies (note 12)
Shareholders' Equity
    Common stock, $0.01 stated value; authorized 20,000,000 shares; 8,660,164 and 8,649,346 shares issued and outstanding in
        1997 and 1996, respectively                                                    86,602          86,493
    Additional paid-in capital                                                     72,650,671      72,873,396
    Retained earnings                                                              39,730,884      27,381,111
    Unrealized appreciation (depreciation) on available for sale securities, net of deferred tax (expense) benefit of $1,534,251 and ($72,207)
        in 1997 and 1996,respectively                                               2,978,249        (140,166)
                                                                              ---------------------------------
        Total shareholders' equity                                                115,446,406     100,200,834
                                                                              ---------------------------------
            Total Liabilities and Shareholders' Equity                          $ 328,642,244   $ 265,035,341
                                                                              ---------------------------------



                  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
                   OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                        Meadowbrook Insurance Group, Inc.

                        Consolidated Statement of Income

FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                    1997            1996            1995
                                                               -----------------------------------------------
REVENUES
    Premiums earned

        Gross                                                  $ 133,313,937    $ 116,924,848    $ 115,248,000
        Ceded                                                    (64,820,760)     (32,378,004)     (32,549,722)
                                                               -----------------------------------------------

    Net earned                                                    68,493,177       84,546,844       82,698,278

    Net commissions and fees                                      24,360,076       16,566,327        1,885,708

    Net investment income                                          8,128,007        8,002,072        5,324,921
    Net realized gains on disposition of investments                 133,549           25,354           45,082
    Miscellaneous income                                              10,379           48,040           20,158

                                                               -----------------------------------------------
        Total Revenues                                           101,125,188      109,188,637       89,974,147
                                                               -----------------------------------------------

EXPENSES
    Losses and loss adjustment expenses                           69,288,709       64,328,606       60,216,035
    Reinsurance recoveries                                       (33,145,711)     (23,063,948)     (16,421,185)
                                                               -----------------------------------------------

    Net losses and loss adjustment expenses                       36,142,998       41,264,658       43,794,850

    Salaries and employee benefits                                27,416,141       24,976,666        2,629,486
    Other operating expenses                                      19,531,083       32,015,980       33,721,329
    Interest on notes payable                                        649,271             --            340,952
    Policyholder dividends                                              --             63,378             --
                                                               -----------------------------------------------

        Total Expenses                                            83,739,493       98,320,682       80,486,617
                                                               -----------------------------------------------

        Income before taxes                                       17,385,695       10,867,955        9,487,530
                                                               -----------------------------------------------

Federal income taxes
    Current                                                        2,114,554        3,522,801        1,984,677
    Deferred expense (benefit)                                     2,228,685       (1,360,870)         282,983
                                                               -----------------------------------------------

        Total income taxes                                         4,343,239        2,161,931        2,267,660
                                                               -----------------------------------------------

        Net income                                             $  13,042,456    $   8,706,024    $   7,219,870
                                                               ===============================================
Earnings Per Share
    Basic                                                              $1.51            $1.01            $1.45
    Diluted                                                            $1.42            $0.95            $1.32

Weighted average number of common shares
    Basic                                                          8,657,677        8,630,150        4,970,626
    Diluted                                                        9,176,754        9,184,272        5,464,936


                  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
                   OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                        Meadowbrook Insurance Group, Inc.

                 Consolidated Statement of Shareholders' Equity

FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                 UNREALIZED
                                                                               (DEPRECIATION)
                                                                                APPRECIATION
                                                     CLASS A      ADDITIONAL    ON AVAILABLE                       TOTAL
                                         COMMON      COMMON        PAID-IN        FOR SALE       RETAINED       SHAREHOLDERS'
                                          STOCK       STOCK        CAPITAL       SECURITIES      EARNINGS          EQUITY
                                        ----------------------------------------------------------------------------------
Balances, January 1, 1995               $ 41,135    $ 3,712    $ 32,431,039    $  (181,253)   $ 12,149,248    $ 44,443,881

Share exchange                             3,712     (3,712)           --             --              --              --

Purchase and retirement of
2,425 shares of common stock                 (24)      --           (27,631)          --              --           (27,655)

Issuance of 2,419,118 shares
of common stock to purchase
subsidiary                                24,191       --         3,313,120           --              --         3,337,311

Issuance of 2,331,811 shares
of common stock                           23,318       --        44,219,185           --              --        44,242,503

Unrealized appreciation on
available for sale securities               --         --              --           73,450            --            73,450

Retirement of 613,171 shares
of common stock                           (6,132)      --        (7,067,062)          --              --        (7,073,194)

Net income                                  --         --              --             --         7,219,870       7,219,870
                                        ----------------------------------------------------------------------------------

Balances, December 31, 1995               86,200       --        72,868,651       (107,803)     19,369,118      92,216,166

Unrealized depreciation on
available for sale securities               --         --              --          (32,363)           --           (32,363)

Dividends declared at $0.08 per share       --         --              --             --          (690,784)       (690,784)

Issuance of 45,608 shares
of common stock                              455       --           318,284           --              --           318,739

Retirement of 16,178 shares
of common stock                             (162)      --          (466,961)          --            (3,247)       (470,370)

Tax benefit of stock option exercises       --         --           374,440           --              --           374,440

Initial public offering
- additional expenses                       --         --          (221,018)          --              --          (221,018)

Net income                                  --         --              --             --         8,706,024       8,706,024
                                        ----------------------------------------------------------------------------------

Balances, December 31, 1996               86,493       --        72,873,396       (140,166)     27,381,111     100,200,834

Unrealized appreciation
on available for sale securities            --         --              --        3,118,415            --         3,118,415

Dividends declared at $0.08 per share       --         --              --             --          (692,683)       (692,683)

Issuance of 35,409 shares
of common stock                              354       --           241,022           --              --           241,376

Retirement of 24,591 shares
of common stock                             (245)      --          (574,363)          --              --          (574,608)

Tax benefit of stock
option exercises                            --         --           110,616           --              --           110,616

Net income                                  --         --              --             --        13,042,456      13,042,456
                                        ----------------------------------------------------------------------------------
Balances, December 31, 1997             $ 86,602    $  --      $ 72,650,671    $ 2,978,249    $ 39,730,884    $115,446,406
                                        ==================================================================================

                  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
                   OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                        Meadowbrook Insurance Group, Inc.

                      Consolidated Statement of Cash Flows

FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                           1997            1996           1995
                                                      --------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                         $ 13,042,456    $  8,706,024    $  7,219,870
                                                      --------------------------------------------
      Adjustments to reconcile net income to
      net cash provided by operating activities:
         Amortization of intangible assets                 423,239         152,968         108,887
         Depreciation of furniture and equipment         2,390,935       1,359,752         140,817
         Net accretion of discount on bonds               (191,050)       (232,278)       (178,093)
         Gain on sale of investments                      (493,545)        (25,354)        (45,082)
         Deferred income tax (benefit) expense           2,228,685      (1,360,870)        282,983
   Changes in operating assets and liabilities:
      Decrease (increase) in:
         Accrued investment income                          44,273        (428,248)       (555,370)
         Premiums and agent balances receivable        (22,723,438)      4,027,680        (250,351)
         Reinsurance recoverable on
         paid and unpaid losses                        (14,793,383)     (7,704,557)     (5,143,566)
         Prepaid reinsurance premiums                   (6,960,356)    (10,444,335)      3,068,355
         Funds held by or deposited with
         reinsured companies                             1,014,096        (381,202)         (1,264)
         Deferred policy acquisition costs              (1,866,365)      4,799,194      (4,373,099)
         Other assets                                      (14,459)      3,154,437      (1,119,594)
      Increase (decrease) in:
         Losses and loss adjustment expenses             5,036,469       5,404,613      21,992,912
         Unearned premiums                              12,955,672        (302,298)      7,875,927
         Federal income taxes payable                   (1,590,553)      1,345,900         612,955
         Accounts payable and accrued expenses              24,808         348,059         350,668
         Insurance company payable                       2,382,159        (925,815)     (1,924,372)
         Reinsurance funds held and
         balances payable                               17,091,314      (1,311,180)     (1,612,779)
         Due to affiliates                                    --              --        (1,116,388)
         Other liabilities                              (9,733,948)      5,403,118        (286,374)
                                                      --------------------------------------------
            Total adjustments                          (14,775,447)      2,879,584      17,827,172
                                                      --------------------------------------------
         Net cash provided by operating activities      (1,732,991)     11,585,608      25,047,042
                                                      --------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of equity securities available for sale     (3,866,284)        (63,953)        (40,447)
   Purchase of debt securities available for sale      (25,927,260)    (17,276,583)           --
   Purchase of debt securities held to maturity               --       (26,419,086)    (45,299,301)
   Proceeds from sale of equity
   securities available for sale                           460,691         723,058          98,225
   Proceeds from sale of debt
   securities available for sale                        28,367,199       1,185,731            --
   Proceeds from maturity of
   securities held to maturity                           4,611,894      11,661,884       7,901,310
   Capital expenditures                                 (3,427,740)     (2,523,979)       (445,183)
   Proceeds from sale of furniture and equipment              --              --            65,945
   Purchase of subsidiary                               (7,821,636)       (886,570)           --
                                                      --------------------------------------------
      Net cash used in investing activities             (7,603,136)    (33,599,498)    (37,719,451)
                                                      --------------------------------------------


                  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
                   OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                        Meadowbrook Insurance Group, Inc.

                      Consolidated Statement of Cash Flows

FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                1997           1996           1995
                                                            --------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from lines of credit                            $ 30,410,119    $       --      $       --
   Payments on lines of credit                               (18,945,940)           --        (8,654,672)
   Use of initial public offering proceeds                                      (221,018)           --
   Dividends paid on common stock                               (692,683)       (517,797)           --
   Retirement of common stock                                   (222,616)       (470,370)        (27,655)
   Issuance of common stock                                                      318,739      44,242,503
                                                            --------------------------------------------
      Net cash (used in) provided by financing activities     10,548,880        (890,446)     35,560,176
                                                            --------------------------------------------
   Increase (decrease) in cash and cash equivalents            1,212,753     (22,904,336)     22,887,767
   Cash and cash equivalents, beginning of year               19,002,241      41,906,577      19,018,810
                                                            --------------------------------------------
   Cash and cash equivalents, end of year                   $ 20,214,994    $ 19,002,241    $ 41,906,577
                                                            ============================================

SUPPLEMENTAL DISCLOSURE OF
   CASH FLOW INFORMATION:
   Interest paid                                            $    644,403    $     21,638    $    262,916
   Income taxes paid, net of refund                         $  3,705,108    $  2,089,225    $  1,377,251

SUPPLEMENTAL DISCLOSURE OF
NONCASH INVESTING AND FINANCING ACTIVITIES:
   Common stock issued for net
   noncash assets of acquired subsidiary                    $       --      $       --      $  3,337,311
   Dividend and retirement of common stock
   in connection with the acquisition of subsidiary         $       --      $       --      $  7,073,194
   Tax benefit from stock option exercises                  $    110,616    $    374,440    $       --


                  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
                   OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                        Meadowbrook Insurance Group, Inc.

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

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts, after intercompany eliminations, of Meadowbrook Insurance Group, Inc., formerly known as Star Holding Company, (the "Company"), its wholly owned subsidiary, Star Insurance Company ("Star"), Star's wholly owned subsidiary, Savers Property and Casualty Insurance Company ("Savers"), American Indemnity Insurance Company, Ltd. ("American Indemnity"), which is owned 50% by Star and 50% by the Company, Meadowbrook, Inc. and its consolidated subsidiaries ("Meadowbrook"), a wholly owned subsidiary which was acquired in November of 1995 (see Note 10), and Crest Financial Corporation ("Crest") and its subsidiaries, including Williamsburg National Insurance Co. ("Williamsburg"), which was acquired in July of 1997.

BUSINESS

The Company, through its subsidiaries, is engaged primarily in developing and managing Alternative Market risk management programs for defined client groups and their members. This includes providing services, such as reinsurance brokering, risk management consulting, claims handling, administrative services, along with various types of property and casualty insurance coverage, including workers' compensation, general liability and commercial multiple peril. The Company does not have significant exposures to environmental/asbestos and catastrophic coverages. Insurance coverage is primarily provided to associations or similar groups of members, commonly referred to as programs. Four programs accounted for 46.0%, 37.1%, and 33.6% of the Company's premium revenue in 1997, 1996 and 1995, respectively. The net earned premium of the largest program in each respective year represented 14.7%, 11.7% and 10.0% of the Company's premium revenues in 1997, 1996 and 1995, respectively.

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

INVESTMENTS

Trading securities are investments which are purchased with the intent of selling them in the near future. Trading securities are reported at fair value, with changes in the fair value included in earnings. The Company does not hold any trading securities. Held to maturity securities are those securities that the Company has both the intent and ability to hold to maturity, and are reported at amortized cost. Available for sale securities are those securities that do not

                        Meadowbrook Insurance Group, Inc.

                   Notes to Consolidated Financial Statements

meet the requirements of the trading or held to maturity categories. Investments are classified as available for sale securities in order to be available to be sold in the future in response to the Company's liquidity needs, changes in market interest rates, and asset-liability management strategies, among other reasons. Available for sale securities are reported at fair value, with unrealized gains and losses reported as a separate component of shareholders' equity, net of deferred taxes. The Company's investment securities at December 31, 1996 include both available for sale and held to maturity debt securities whereas at December 31, 1997 there were no held to maturity debt securities.

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

INTANGIBLE ASSETS

Goodwill resulting from the acquisition of Crest in 1997 and Association Self Insurance Services, Inc. ("ASI") in 1996 are amortized on a straight-line basis over 20 years. Other intangibles are amortized on a straight-line basis over 3 to 5 years.

Annually, the Company evaluates the net carrying value of goodwill to determine if there has been any impairment in value. The methodology used for this evaluation entails review of annual operating performance along with anticipated results for the ensuing year based on operating budgets. At December 31, 1997 the Company concluded that there had been no impairment in the net carrying value of goodwill.

LOSSES AND LOSS ADJUSTMENT EXPENSES

The liability for losses and loss adjustment expenses ("LAE") represents (1) case basis estimates of reported losses on direct business, (2) estimates received from ceding reinsurers on assumed business and (3) actuarial estimates of incurred but not reported losses and LAE. Such liabilities, by necessity, are based upon estimates and, while management believes that

                        Meadowbrook Insurance Group, Inc.

                   Notes to Consolidated Financial Statements

the amount accrued is adequate, the ultimate liability may be greater or less than the amount provided. The methods for making such estimates and for establishing the resulting reserves are continually reviewed and updated.

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

Meadowbrook occasionally guarantees the financing of policies it writes. No material premium financing guarantees were in effect at December 31, 1997.

The majority of claims processing fees are recognized as revenue over the estimated life of the claims. For those contracts that provide services beyond the contractually defined termination date of the related contracts, fees are defined in an amount equal to management's estimate of the Company's obligation to continue to provide services.

INCOME TAXES

The Company accounts for its income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires the asset and liability method of recording income taxes. Under the asset and liability method, deferred federal income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

STOCK OPTIONS

Compensation expense, if any, resulting from stock options granted by the Company is determined based on the difference between the exercise price and the fair market value of the underlying common stock at the date of grant.

EARNINGS PER SHARE

The Company adopted Statement of Financial Accounting Standards ("SFAS") No 128, `Earnings Per Share', which replaced the presentation of primary and fully diluted earnings per share, as computed under Accounting Principles Board (APB) No. 15 with a presentation of basic and diluted earnings per share. Adoption of this standard did not have a material impact on reported earnings per share.

Basic earnings per share are based on the weighted average number of common shares while diluted earnings per share included weighted average number of common shares and stock options outstanding during the year. Stock options included in diluted earnings per share are 519,077, 554,122 and 494,310 for the years ended December 31, 1997, 1996, and 1995, respectively.

                        Meadowbrook Insurance Group, Inc.

                   Notes to Consolidated Financial Statements



Earnings per share for 1995 has been retroactively adjusted for the effect of the 2.975532 stock split that occurred on November 20, 1995.

RECLASSIFICATIONS

Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform with the 1997 presentation.

2. INVESTMENTS AND OTHER FINANCIAL INSTRUMENTS

The estimated fair value of investments in securities is determined based on published market quotations. Due to the short-term nature of other financial instruments such as cash equivalents, carrying value approximates fair value. The cost or amortized cost and estimated fair values of investments in securities at December 31, 1997 and 1996 are as follows:

                                                             December 31, 1997
                                           ----------------------------------------------------------
                                              Cost or        Gross         Gross        Estimated
                                            Amortized     Unrealized     Unrealized        Fair
                                               Cost          Gains         Losses          Value
                                           -------------------------------------------------------
SECURITIES AVAILABLE FOR SALE
DEBT SECURITIES:
Debt securities issued by the
U.S. government and agencies               $  9,997,471   $  226,050    $ (68,369)    $ 10,155,152
Obligations of states and
political subdivisions                      116,810,570    3,752,699     (127,293)     120,435,976
Corporate securities                          3,586,610       21,192      (59,462)       3,548,340
Certificates of deposit                            --           --           --              --
Mortgage-backed securities                    7,218,864      138,096      (31,075)       7,325,885
                                           -------------------------------------------------------
Total Debt Securities Available for Sale    137,613,515    4,138,037     (286,199)     141,465,353

EQUITY SECURITIES:
Preferred Stocks                              3,542,663      277,380         --          3,820,043
Common Stocks                                 1,408,882      465,540      (82,258)       1,792,164
                                           -------------------------------------------------------
Total Securities Available for Sale        $142,565,060   $4,880,957    $(368,457)    $147,077,560
                                           =======================================================

                        Meadowbrook Insurance Group, Inc.

                   Notes to Consolidated Financial Statements


In the third quarter of 1997, the Company sold securities that had been classified as held to maturity for the purpose of generating taxable realized gains to utilize the tax loss carryforwards which expire in 1997 and for other short-term operating needs. The specific securities sold and the related amortized cost and realized gains are as follow:

-----------------------------------------------------------------------------------
         SECURITY                                    AMORTIZED COST   REALIZED GAIN
-----------------------------------------------------------------------------------
Municipal Bond, Chicago, IL                              $192,400       $ 16,006
Municipal Bond, Santa Ana, CA                             116,295         16,366
Municipal Bond, Wayne County, MI                          279,977         25,729
Municipal Bond, Northeastern PA Hospital                  201,173         18,355
Municipal Bond, San Diego County, CA COP                  178,170         21,174
Municipal Bond, Indiana St Education                      180,640         21,560
Municipal Bond, Massachusetts Muni                        187,857         15,725
Municipal Bond, Northeastern PA Hospital                  200,000         19,528

The sale of the above held to maturity securities were for reasons other than those permitted by Statement of Financial Accounting Standards No. 115. Accordingly, the Company has reclassified the remaining held to maturity securities (with an amortized cost of $114.1 million and fair value of $115.8 million) to the available for sale category.

                                                                December 31, 1996
                                           ----------------------------------------------------------
                                              Cost or        Gross           Gross        Estimated
                                             Amortized     Unrealized     Unrealized         Fair
                                               Cost           Gains          Losses          Value
                                           ----------------------------------------------------------
SECURITIES HELD TO MATURITY
DEBT SECURITIES:
Debt securities issued by the
U.S. government and agencies               $  3,287,309   $   67,895     $   (2,213)     $  3,352,991
Obligations of states and
political subdivisions                      110,265,406    2,456,081        (70,308)      112,651,179
Corporate securities                            299,902       18,878           --             318,780
Certificates of deposit                          95,000         --             --              95,000
Mortgage-backed securities                    6,169,051       34,293       (135,928)        6,067,416
                                           ----------------------------------------------------------
Total Debt Securities Held to Maturity     $120,116,668   $2,577,147     ($ 208,449)     $122,485,366
                                           ==========================================================

SECURITIES AVAILABLE FOR SALE
DEBT SECURITIES:
Debt securities issued by the
U.S. government and agencies               $  2,995,204   $    3,856     $   (1,250)     $  2,997,810
Obligations of states and
political subdivisions                        7,897,953       15,279       (105,136)        7,808,096
Corporate securities                          2,200,733       22,818         (1,427)        2,222,124
Mortgage-backed securities                    2,931,914        2,874         (7,337)        2,927,451
                                           ----------------------------------------------------------
Total Debt Securities Available for Sale     16,025,804       44,827       (115,150)       15,955,481

EQUITY SECURITIES:
Mutual funds                                  1,562,999         --         (142,050)        1,420,949
                                           ----------------------------------------------------------
Total Securities Available for Sale        $ 17,588,803   $   44,827     $ (257,200)     $ 17,376,430

                        Meadowbrook Insurance Group, Inc.

                   Notes to Consolidated Financial Statements


Gross unrealized appreciation and depreciation on available for sale securities were as follows:

December 31,                                             1997           1996
                                                     ------------------------
Unrealized appreciation                              $ 4,880,957    $  44,827
Unrealized depreciation                                 (368,457)    (257,200)
                                                     ------------------------

Net unrealized appreciation (depreciation)             4,512,500     (212,373)
Deferred federal income taxes                         (1,534,251)      72,207
                                                     ------------------------

Net unrealized appreciation (depreciation) on
investments, net of deferred federal income taxes    $ 2,978,249    $(140,166)
                                                     ========================


The gross change, before tax (expense)/benefit, in unrealized appreciation/(depreciation), on available for sale debt securities was $3,922,161 for 1997, ($70,323) for 1996 and zero for 1995, as no available for sale debt securities were owned during 1995. The gross change in unrealized appreciation/(depreciation) on available for sale equity securities was $802,712, $21,288, and $111,287 in 1997, 1996 and 1995, respectively. The unrecorded change in market value over book value on held to maturity debt securities was ($172,092) and $4,705,510 for 1996 and 1995, respectively. There were no held to maturity debt securities at December 31, 1997.

The realized gains (losses) on the sale of available for sale debt securities and equity securities for the year ended December 31, 1997 were $510,659 and ($377,110), respectively. The proceeds from these sales were $19.4 million and $0.5 million, respectively.

The amortized cost and estimated fair value of available for sale securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Available for Sale
                                                   -----------------------------
                                                                     Estimated
                                                    Amortized           Fair
                                                       Cost             Value
                                                   -----------------------------
Due in one year or less                            $ 12,057,540     $ 12,106,695
Due after one year through five years                43,097,364       44,004,886
Due after five years through ten years               47,807,558       50,003,753
Due after ten years                                  26,612,431       27,209,599
Mortgage-backed securities                            8,038,622        8,140,420
                                                   -----------------------------
                                                   $137,613,515     $141,465,353
                                                   =============================

                        Meadowbrook Insurance Group, Inc.

                   Notes to Consolidated Financial Statements


Net investment income for the last three years ended December 31 was as follows:

                                           1997           1996            1995
                                        ----------------------------------------
INVESTMENT INCOME ON:
Debt securities                         $7,154,057     $6,474,620     $4,534,225
Equity securities                          245,449        120,617        120,704
Cash and cash equivalents                1,070,328      1,706,296        925,736
                                        ----------------------------------------
Total gross investment income            8,469,834      8,301,533      5,580,665
Less investment expenses                   341,827        299,461        255,744
                                        ----------------------------------------
Net investment income                   $8,128,007     $8,002,072     $5,324,921
                                        ========================================


United States government obligations, municipal bonds, and bank certificates of deposit aggregating $17,628,773 and $16,027,911 were on deposit with state regulatory authorities as required by law at December 31, 1997 and 1996, respectively.

3. LIABILITY FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

The Company regularly updates its reserve estimates as new information becomes available and further events occur which may impact the resolution of unsettled claims. Changes in prior reserve estimates are reflected in results of operations in the year such changes are determined to be needed and recorded. Activity in the reserves for losses and loss adjustment expenses is summarized as follows (in thousands):

                                                            1997          1996
                                                          -----------------------
Balance, beginning of year                                 $92,390       $86,986
Less reinsurance recoverables                               26,615        22,318
                                                          -----------------------
Net balance, beginning of year                              65,775        64,668
                                                          -----------------------
Incurred related to:
         Current year                                       34,908        40,875
         Prior years                                         1,235           390
                                                          -----------------------
Total incurred                                              36,143        41,265
                                                          -----------------------
Paid related to:
         Current year                                        9,506        16,754
         Prior years                                        31,626        23,404
                                                          -----------------------
Total paid                                                  41,132        40,158
                                                          -----------------------
Net balance, end of year                                    60,786        65,775
         Plus reinsurance recoverables                      38,193        26,615
                                                          -----------------------
Balance, end of year                                       $98,979       $92,390
                                                          =======================


As a result of unfavorable development in estimates of prior accident years' reserves, the provision for losses and loss adjustment expenses increased by $1,235,000 and $390,000 in 1997 and 1996, respectively. This adverse development reflects the runoff of discontinued Surety Bond business.

4. REINSURANCE

The insurance subsidiaries cede insurance to other insurers under pro rata and excess-of-loss contracts. These reinsurance arrangements diversify the Company's business and minimize its losses arising from large risks or from hazards of an unusual nature. The ceding of insurance does not discharge the original insurer from its primary liability to its policyholder, and in the event that all or any of the reinsuring companies are unable to meet their obligations under

                        Meadowbrook Insurance Group, Inc.

                   Notes to Consolidated Financial Statements


existing reinsurance agreements, the subsidiaries would be liable for such defaulted amounts. In order to minimize its exposure to significant losses from reinsurer insolvencies, the Company evaluates the financial condition of its reinsurers and monitors the economic characteristics of the reinsurers on an ongoing basis. The Company also assumes insurance from other insurers and reinsurers, both domestic and foreign, under pro rata and excess-of-loss contracts.

The Company receives ceding commissions in conjunction with reinsurance activities. These ceding commissions are offset against the related underwriting expenses and were $22,168,969, $14,843,140, and $7,931,632 for 1997, 1996, and
1995, respectively.


In December 1996, Star ceded $11.9 million of surety bond unearned premium to Connecticut Surety Company. Liabilities due to Star at December 31, 1996 were secured by a cut-through reinsurance endorsement provided by NAC Reinsurance Corporation. Future liabilities will be further secured by letters of credit and funds withheld trusts. This transaction had no material impact on net income, since ceding commissions received offset the amortization of deferred acquisition costs.

Reconciliations of direct to net premiums, on both written and earned bases, for 1997, 1996, and 1995 are as follows:

                      1997                               1996                           1995
          --------------------------------------------------------------------------------------------------
             Written           Earned          Written           Earned          Written           Earned
          --------------------------------------------------------------------------------------------------
Direct    $ 133,476,972    $ 118,980,133    $ 112,279,247    $ 113,874,603    $ 117,633,933    $ 108,332,771
Assumed      13,262,230       14,333,787        3,300,609        3,050,245        5,485,181        6,915,229
Ceded       (71,774,361)     (64,820,760)     (42,822,340)     (32,378,004)     (29,481,367)     (32,549,722)
          --------------------------------------------------------------------------------------------------
Net       $  74,964,841    $  68,493,160    $  72,757,516    $  84,546,844    $  93,637,747    $  82,698,278
          ==================================================================================================

One reinsurer accounts for 26.8% of ceded premiums.

5. DEFERRED POLICY ACQUISITION COSTS

The following reflects the amounts of policy acquisition costs deferred and amortized (in thousands):

                                               --------------------------------
For the years ended December 31:                   1997        1996        1995
                                               --------------------------------
Balance, beginning of period                   $  4,265    $  9,064    $  4,691
Acquisition costs deferred                        8,374       7,036      19,119
Amortized to expense during the period           (6,030)    (11,835)    (14,746)
                                               --------------------------------
Balance, end of period                         $  6,609    $  4,265    $  9,064
                                               ================================


6. INCOME TAXES

The provision for income taxes consists of the following (in thousands):

                                              ----------------------------------
For the years ended December 31:                 1997         1996          1995
                                              ----------------------------------
Current tax expense                           $ 2,114      $ 3,523       $ 1,985
Deferred tax expense/(benefit)                  2,229       (1,361)          283
                                              ----------------------------------
Total provision for income taxes              $ 4,343      $ 2,162       $ 2,268
                                              ==================================

                        Meadowbrook Insurance Group, Inc.

                   Notes to Consolidated Financial Statements


A reconciliation of the Company's tax provision on income from operations to the U.S. federal income tax rate of 34% in 1997, 1996, and 1995 is as follows (in thousands):

                                                For the Years Ended
                                                     December 31
                                           -----------------------------------
                                              1997          1996          1995
                                           -----------------------------------
Tax provision at statutory rate            $ 5,911       $ 3,695       $ 3,226
Tax effect of:
         Tax exempt interest                (1,658)       (1,566)       (1,016)
         Other, net                             90            33            58
                                           -----------------------------------
Federal income tax expense                 $ 4,343       $ 2,162       $ 2,268
                                           ===================================
Effective tax rate                            25.0%         19.9%         23.9%


Deferred federal income taxes, under SFAS No. 109, reflect the estimated future tax effect of temporary differences between the bases of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

The components of deferred tax assets and liabilities as of December 31, 1997 and 1996 are as follows (in thousands):

                                                         1997                                1996
                                            ----------------------------------------------------------------
                                             Deferred          Deferred          Deferred        Deferred
                                               Tax                Tax              Tax              Tax
                                              Assets          Liabilities         Assets         Liabilities
                                            ----------------------------------------------------------------
Unpaid losses and loss
adjustment expenses                            $4,263            $ --              $4,613            $ --
Unearned premium reserves                       1,976              --               1,325              --
Unrealized (Gain) / Loss                         --               1,534                72              --
Deferred policy acquisition expense              --               2,247              --               1,442
Deferred compensation                             391              --                 500              --
Deferred fee recognition                          385              --               1,564              --
Other                                             150               504                56                64
                                            ----------------------------------------------------------------
Total deferred taxes                           $7,165            $4,285            $8,130            $1,506
                                            ----------------------------------------------------------------
Net deferred tax assets                        $2,880                              $6,624
                                            ================================================================


7. LINES OF CREDIT AND LETTERS OF CREDIT

At December 31, 1997, the Company and its subsidiaries had one unsecured line of credit with a bank which permits borrowings up to $15,000,000 and expires on and is payable by January 1, 2000. This line bears interest at one percent under the prime rate (prime was 8.50% at December 31, 1997). The Company also has the option to elect a eurodollar based rate in place of prime. At December 31, 1997, $10,339,507 was outstanding under this line.

In addition, one subsidiary had a secured line of credit with a bank which permits borrowings up to 30% of the accounts receivable which secure the line. The line expires February 28, 1998 and is automatically renewable each year. This line bears interest at 3/4% under the prime rate (prime was 8.50% at December 31, 1997). At December 31, 1997, $1,124,671 was outstanding under this line.

As of December 31, 1997, a standby letter of credit of $10,320,000 had been issued by a bank to an insurance subsidiary of the Company, under an agreement expiring June 30, 1998, with extensions granted on a yearly basis. This letter of credit is being utilized as security for a surety bond filed with one state. This bond was filed as a requirement for writing workers'

                        Meadowbrook Insurance Group, Inc.

                   Notes to Consolidated Financial Statements


compensation business in that state. The letter of credit is collateralized by specifically identified marketable securities of the subsidiary, with a total fair market value of 110% of the $10,320,000 letter of credit.

8. SHAREHOLDERS' EQUITY

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

A significant portion of the Company's consolidated assets represents assets of the Company's insurance subsidiaries that may not be transferable to the holding company in the form of dividends, loans or advances. The restriction on the transferability to the holding company from its insurance subsidiaries is limited by Michigan regulatory guidelines which are as follows: The maximum discretionary dividend that may be declared, based on data from the preceding calendar year, is the greater of the insurance company's net income (excluding realized capital gains) OR ten percent of the insurance company's policyholders' surplus (excluding unrealized gains). These dividends are further limited by a clause in the Michigan law which prohibits an insurer from declaring dividends except out of earned surplus earnings of the company. Since Star is the parent insurance company, its maximum dividend calculation represents the combined insurance companies. Based upon the 1997 statutory financial statements of Star Insurance Company, the maximum dividend that may be paid by Star as of January 1, 1998, without prior approval of the Michigan Commissioner of Insurance, is $6.9 million, which is the amount of earned surplus. No dividends were paid or returned in 1997,1996 and 1995.

Summarized 1997 and 1996 statutory basis information for the primary insurance subsidiaries, which differs from generally accepted accounting principles, follows:

                                             1997                          1996
                                  -----------------------------      ----------------------------
                                        Star          Savers              Star          Savers
                                  -----------------------------      ----------------------------
Statutory capital and surplus     $ 70,050,890     $ 21,777,562      $ 64,642,412    $ 20,711,906
Minimum statutory capital
and surplus                          5,000,000       20,000,000         5,000,000      20,000,000
Statutory net income                 8,274,148        4,175,272         7,503,071       3,920,748
Net investment income                6,760,010        2,978,422         4,810,325       2,380,230

The net investment income and statutory net income in 1995 for Star were $3,048,077 and $196,706, respectively, and for Savers were $2,053,687 and $2,587,872.

The statutory capital and surplus, net investment income and statutory net income since the date of acquisition July 1, 1997 for Williamsburg were $6,372,522, $257,914 and $400,884, respectively.

9. STOCK OPTIONS

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

                        Meadowbrook Insurance Group, Inc.

                   Notes to Consolidated Financial Statements


Effective for December 31, 1996 year-end financial statements, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." This standard permits the Company to adopt the SFAS No. 123 fair value based method of accounting for stock based compensation plans or to continue to apply the valuation provisions of existing accounting standards (APB No. 25). The Company has elected to continue measuring compensation expense under APB No. 25 and has adopted the disclosure requirements of SFAS No. 123. If compensation cost for stock option grants had been determined based on the fair value method prescribed by SFAS No. 123, net income and earnings per share on a pro forma basis for 1997, 1996 and 1995 would be as follows:

                                                       1997                1996                    1995
                                                ------------------------------------------------------------
Reported net income                               $ 13,042,456         $ 8,706,024             $ 7,219,870
Pro forma net income, using SFAS No. 123          $ 12,784,733         $ 8,635,170            *$ 7,219,870
Earnings per share, diluted:
         Reported                                      $  1.42             $  0.95                  $  1.32
         Pro forma, using SFAS No. 123                 $  1.39             $  0.94                 *$  1.32

*Options granted during 1995 did not become exercisable until 1996, and therefore no pro forma compensation expense until 1996.

The Black-Scholes valuation model utilized the following annualized assumptions for all applicable years: Risk-free interest rate of 6.25% for 1997 and 6.5% for both 1996 and 1995, dividend yield of $.08 per share, and volatility factor for the expected market price of the Company's common stock of .243. The weighted-average expected life of options for the 1997, 1996 and 1995 grants are 7.5, 7.61, and 7.74 years, respectively.

The following is a summary of the Company's stock option activity and related information for the years ended December 31:

                                           1997                      1996                  1995
                                  --------------------------------------------------------------------------
                                                  Weighted-              Weighted-                Weighted-
                                                  Average                 Average                 Average
                                                  Exercise                Exercise                Exercise
                                     Options       Price    Options        Price      Options       Price
                                  --------------------------------------------------------------------------
Outstanding - beginning of year      953,799      $11.78   949,434       $ 10.28      209,775     $8.34
Exchange of existing options              --          --        --            --      572,285    $11.34
Granted                              101,754      $22.71    63,280        $30.45      167,374     $9.11
Exercised                            (35,409)      $6.82   (45,524)        $7.00           --        --
Forfeited                                 --                    --       (13,391)      $10.25        --
                                  --------------------------------------------------------------------------
Outstanding - end of year          1,020,144      $13.04   953,799        $11.78      949,434    $10.28
                                  ==========================================================================
Exercisable at end of year           442,829      $10.65   326,017         $9.03      227,952     $6.64
Weighted-average fair value of
options granted during the year   $     7.30          --     $7.65            --        $1.82*       --

Note: SFAS 123 requires disclosure for 1995 and 1996 only.
* Options granted during 1995 did not become exercisable until 1996, and therefore no pro forma compensation expense until 1996.

                        Meadowbrook Insurance Group, Inc.

                   Notes to Consolidated Financial Statements


The following table summarizes information about stock options outstanding at December 31, 1997:

                                                    Options Outstanding          Options Exercisable
                                  --------------------------------------------------------------------
                                                  Weighted-        Weighted-                 Weighted-
                                                   Average         Average                    Average
     Range of                                     Remaining        Exercise                   Exercise
  Exercise Prices                  Options          Lie             Price        Options        Price
------------------------------------------------------------------------------------------------------
$ 5.10   to   $ 8.11                515,661       3.8 years         $ 6.32        277,461       $ 5.81
$10.25   to   $12.17                133,900          7.1            $11.10         46,117       $11.24
$21.00   to   $30.45                370,583          7.8            $23.08        119,251       $21.68
                                  --------------------------------------------------------------------
                                  1,020,144          6.8            $13.04        442,829       $10.65
                                  ====================================================================

No compensation cost has been recorded for stock option grants issued during 1997, 1996 and 1995, as the market value equaled the exercise price at the date of grant. All pre-IPO outstanding options of Meadowbrook and the Company were exchanged for 743,885 options to purchase the Company's stock under the Meadowbrook Insurance Group, Inc. 1995 Stock Option Plan. The exercise prices of the new options are equivalent to the exercise prices of the exchanged options after reflecting the effects of the stock split and share exchange related to the acquisition of Meadowbrook (refer to Note 10). Additionally, all non-vested Meadowbrook stock awards were exchanged for 205,549 options to purchase the Company's common stock at $21 a share.

                        Meadowbrook Insurance Group, Inc.

                   Notes to Consolidated Financial Statements


10. ACQUISITION OF SUBSIDIARY

In July of 1997, the Company acquired Crest, at a purchase price of $9.4 million, resulting in $3.2 million of goodwill. Crest is a California based holding company which holds 100% of Williamsburg, an insurance carrier, and Crest Financial Services, a risk management service company. Crest provides these services primarily to the trucking industry within California.

In November of 1996, the Company acquired ASI of Alabama at a purchase price of $5.2 million, resulting in $5.2 million of goodwill. The purchase price is subject to reduction, contingent on a specific contract renewal. The acquisition was accounted for as a purchase. The effect of the acquisition was not material to the Company's results of operations.

On November 20, 1995, the Company acquired Meadowbrook, Inc., an affiliated company formed in 1955. The acquisition of Meadowbrook represents an exchange of non-monetary assets by a promoter/shareholder for common stock of the Company and is recorded at the transferor's historical basis (see Note 10).

The following pro forma financial information reflects this transaction as if it has been completed as of January 1, 1995 (unaudited):

                                                                        1995
                                                                      ---------
Revenues
    Risk management fees and commissions                              $  15,766
    Net earned premium                                                   82,698
    Net investment income                                                 5,613
    Other income                                                             83
                                                                      ---------
    Total revenues                                                      104,160
                                                                      ---------
Expenses
    Net losses and LAE                                                   41,673
    Underwriting and other expenses                                      28,740
    Salaries and employees benefits                                      20,001
    Interest expense                                                        576
                                                                      ---------
           Total expenses                                                90,990
                                                                      ---------
Pretax Income                                                            13,170
    Taxes                                                                (3,495)
                                                                      ---------
Net Income                                                            $   9,675
                                                                      =========
    Earnings per share                                                $    1.37

11. EMPLOYEE BENEFIT PLANS

Company employees over the age of 21 who have completed 12 months of service and worked at least 1,000 hours during those 12 months are eligible for participation in Meadowbrook's 401(K) Profit Sharing Plan. The plan provides for discretionary matching contributions and/or profit sharing contributions at the discretion of the Board of Directors. In 1997, 1996 and 1995, the matching contributions were $357,542, $295,671 and $23,721, respectively. Profit sharing contributions were $424,459 and $53,916 in 1996 and 1995, respectively. There were no profit sharing contributions in 1997. The increases in 1996 over 1995 reflects that there was only forty days of activity during 1995, from the date of the Meadowbrook acquisition on November 20,1995 through December 31, 1995.

                        Meadowbrook Insurance Group, Inc.

                   Notes to Consolidated Financial Statements

12. COMMITMENTS AND CONTINGENCIES

The Company has certain operating lease agreements for its offices and equipment. At December 31, 1997, future minimum rental payments required under non-cancelable long-term operating leases are as follows:

         1998                                           $  2,495,318
         1999                                              2,228,231
         2000                                              2,154,920
         2001                                              1,646,569
         2002                                              1,335,113
         Thereafter                                        2,248,327
                                                        ------------
         Total minimum lease commitments                $ 12,108,478
                                                        ============


Rent expense for the year ended December 31, 1997, and 1996 amounted to $1,972,044, and $1,480,000, respectively. Rent expense during 1995 was immaterial.

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

13. RELATED PARTY TRANSACTIONS

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

Fees under the agreement are a combination of fixed charges and profit sharing based on the results of operations. The fees expensed were $10,571,636 for 1995 prior to acquisition. Subsequent to the acquisition in November 1995, such fees are eliminated in consolidation.

Prior to the acquisition of Meadowbrook, it acted as an agent and produced a significant portion of the business written by the Company's insurance subsidiaries. Subsequent to the acquisition, effects of the transactions are eliminated in consolidation. There are no amounts as of and for the years ended December 31, 1997 and 1996, as the effects of related party transactions are now eliminated in consolidation. The 1995 results of operations include commissions and claims & loss control fees from affiliates of $775,179 and $2,927,998, respectively.

                        Meadowbrook Insurance Group, Inc.

                   Notes to Consolidated Financial Statements



13. QUARTERLY FINANCIAL DATA (unaudited)


                                               1st Quarter   2nd Quarter     3rd Quarter    4th Quarter
-------------------------------------------------------------------------------------------------------
                                                     (in thousands, except per share and ratio data)
1997:
Gross written premium                             $32,990        $30,558        $33,347        $49,844
Net written premium                                18,256         16,246         16,178         24,285
Net earned premium                                 14,791         16,963         17,150         19,589
Net commissions and fees                            5,640          5,406          7,166          6,148
Net investment income and realized gains/losses     1,947          2,031          2,056          2,228
Net losses and LAE incurred                         7,879         11,253          8,400          8,611
Policy acquisition and other expenses               4,329          2,189          6,725          6,937

Net income                                          2,973          3,495          3,178          3,397
Earnings per share                                  $0.33          $0.38          $0.35          $0.37
Dividends declared per share                        $0.02          $0.02          $0.02          $0.02

GAAP combined ratio                                  88.1%          89.4%          89.9%          91.3%

                                               1st Quarter   2nd Quarter     3rd Quarter    4th Quarter
-------------------------------------------------------------------------------------------------------
                                                     (in thousands, except per share and ratio data)
1996:
Gross written premium                             $31,231      $27,995       $25,791         $30,563
Net written premium                                22,675       20,400        18,664          11,019
Net earned premium                                 21,266       20,103        22,429          20,749
Net commissions and fees                            4,598        4,043         3,291           4,634
Net investment income and realized gains/losses     2,002        1,993         1,945           2,087
Net losses and LAE incurred                        11,709        7,746        11,738          10,072
Policy acquisition and other expenses               6,701        8,455         9,392           7,531

Net income                                          2,773        3,114           492*          2,327
Earnings per share                                  $0.30        $0.34         $0.05           $0.26
Dividends declared per share                       ,$0.02        $0.02         $0.02           $0.02

GAAP combined ratio                                  97.4%        93.5%        101.4%           95.8%

*Due to the adverse development in the surety bond business related to discounted agents