Form 10-K405, Exhibit 13
period 1999-12-31
MEADOWBROOK INSURANCE GROUP INC
filed 2000-03-30
CIK 949156

Meadowbrook Insurance Group, Inc.

Exhibit 13

Management’s Discussion and Analysis of Financial
Condition and Results of Operations

Description of Business

Meadowbrook Insurance Group, Inc. (the “Company”) is a program-oriented risk management company specializing in alternative risk management solutions for agents, brokers, professional / trade associations, and insureds of all sizes. The Company provides a broad array of insurance products and services through its subsidiaries. The Company owns insurance carriers, which are essential elements of the risk management process. Management defines its business segments as agency operations and program business operations based upon differences in products and services.

The agency segment was formed in 1955 as the Company’s original business. The insurance agency places principally commercial insurance, as well as personal property, casualty, life and accident and health insurance, with more than 50 insurance carriers from which it earns commission income. The agency has grown to be one of the largest agencies in Michigan and, with acquisitions, has expanded into Florida and California.

The program business segment is engaged primarily in developing and managing alternative risk management programs for defined client groups and their members. This includes providing services, such as reinsurance brokering, risk management consulting, claims handling, and administrative services, along with various types of property and casualty insurance coverage, including workers’ compensation, general liability and commercial multi-peril. Insurance coverage is primarily provided to associations or similar groups of members. A program is a set of coverages and services tailored to meet the specific requirements of a group of clients.

The Company categorizes its programs into four categories. In managed programs, the Company usually assumes no insurance risk and generates fee revenue through program management services. In fronted programs, the Company usually assumes 10% or less of the underwriting risk and generates fees which are accounted for as a reduction of underwriting expenses. In risk-sharing programs, the Company participates with the client or producing agent in the operating results of the programs through a captive, rent-a-captive or other such vehicles. In fully-insured programs, the Company provides traditional insurance without a risk-sharing mechanism and derives revenue exclusively from earned premiums and investment income. Fully-insured programs are developed only in response to a specific market opportunity and generally when the Company believes there is potential to transform into a risk-sharing program.

In recent years, the Company derived its revenue from the following sources (in thousands):

	For the Years Ended
	December 31,

	1999	1998	1997

Revenues
Net earned premiums	$124,906	$92,085	$68,493
Management fees	22,878	18,121	15,786
Investment income	11,319	9,620	8,248

Program business	159,103	119,826	92,527
Agency operations	16,391	14,713	10,666
Reconciling items	72	11	24
Intersegment revenue	(572)	(436)	(2,092)

Consolidated revenue	$174,994	$134,114	$101,125

Management’s Discussion and Analysis — continued

Meadowbrook Insurance Group, Inc.

Acquisitions and other business changes items

On August 6, 1999, the Company acquired the assets of TPA Associates, Inc., all the outstanding stock of TPA Insurance Agency, Inc. and Preferred Insurance Agency, Inc. and approximately 94% of the outstanding stock of Preferred Insurance Company, Ltd., (collectively, “TPA”) at a purchase price of $16.2 million. This acquisition is not expected to have a material impact on the Company’s financial position or results of operations. This transaction resulted in goodwill of $12.9 million.

On April 30, 1998, the Company acquired the business of Villari & Associates, Inc. (“Villari”), at a purchase price of $5.6 million comprised of $4.5 million in cash and 33,433 shares of common stock, resulting in goodwill of $5.6 million. Villari is a Florida-based insurance agency which offers professional liability products and programs, group health and disability, and property and casualty products.

On July 31, 1998, the Company acquired Florida Preferred Administrators, Inc. (“Florida Preferred”) and Ameritrust Insurance Corporation (“Ameritrust”), at a purchase price of $12.3 million, resulting in goodwill of $7.0 million. Florida Preferred, a Florida based third party administrator, provides a broad range of risk management services to purchasers of workers’ compensation insurance from Ameritrust as well as other insurance carriers.

On July 1, 1997, the Company acquired Crest Financial Corporation, (“Crest”), at a purchase price of $9.4 million, resulting in goodwill of $3.2 million. Crest is a California based holding company which formerly owned Williamsburg National Insurance Company (“Williamsburg”), an insurance carrier, and Crest Financial Services, a risk management service company. Crest provides these services primarily to the trucking industry within California. Effective December 31, 1999, the Company reorganized its holding structure, which resulted in Crest assigning Williamsburg to Star Insurance Company (“Star”).

In December of 1996, the Company entered into a five-year joint underwriting agreement with Connecticut Surety Corporation. The agreement provided for the transfer of the underwriting risk on the majority of the Company’s existing surety bond business. In addition, Star continues to write, on a progressively diminishing basis, new surety business, utilizing its capital and licenses, and Connecticut Surety manages the operations and assumes the risk.

Overview

1999 compared to 1998:

Results from operations, excluding the cumulative effect of accounting change, decreased $13.7 million, or 233.7%, from net income of $5.9 million in 1998 to a loss of $7.8 million in 1999. The 1999 results reflect a $6.8 million increase in adverse development on prior accident years, a decrease in underwriting results of $9.9 million relating to pricing pressure on the 1999 accident year, a $1.8 million increase in the provision for uncollectible receivables, and establishment of a $300,000 liability for expense reduction actions taken in the fourth quarter of 1999.

Revenues increased 30.5% to $175.0 million in 1999 from $134.1 million in 1998. Excluding the impact of acquisitions, revenues grew 10.6%. The remaining increase reflects new and existing business growth.

The Company’s number one priority for the Year 2000 is to return to profitability. The Company’s plans focus on improving processing capabilities, integrating acquisitions, increasing pricing and fees where appropriate, leveraging e-commerce initiatives, and bringing operating costs into alignment with revenues.

1998 compared to 1997:

Net income in 1998 decreased $7.1 million, or 55.0%, from $13.0 million in 1997 to $5.9 million in 1998. The 1998 results reflect a $7.0 million increase in adverse development on prior accident years, a decrease in underwriting results of $1.4 million relating to pricing pressure on the 1998 accident year, a

Management’s Discussion and Analysis — continued

Meadowbrook Insurance Group, Inc.

$0.6 million increase in the provision for uncollectible receivables, and an increase in information technology and administrative costs.

Revenues increased 32.7% to $134.1 million in 1998 from $101.1 million in 1997. This growth primarily reflected recent acquisitions as well as growth from new and existing business.

Results of Operations

Program Business

The following table sets forth the revenues and results from operations for program business (in thousands):

	For the Years Ended
	December 31,

	1999	1998	1997

Revenue:
Net earned premiums	$124,906	$92,085	$68,493
Management fees	22,878	18,121	15,786
Investment income	11,319	9,620	8,248

Total Revenue	$159,103	$119,826	$92,527

Pre-tax (loss) income:
Program business	$(11,891)	$7,520	$16,778

1999 compared to 1998:

Revenues from program business increased $39.3 million, or 32.8% to $159.1 million in 1999 from $119.8 million in 1998. The increase reflects 35.6% growth in net earned premiums to $124.9 million in 1999 from $92.1 million in 1998. This increase reflects the acquisitions of Ameritrust and TPA, which contributed $18.8 million. Excluding the impact of these acquisitions, net earned premium increased 15.2% reflecting growth in existing business primarily from programs initiated in 1998. Management fees grew $4.8 million, or 26.3% to $22.9 million from $18.1 million. This increase reflects the acquisitions of Florida Preferred and TPA. Excluding these acquisitions, management fees would be slightly down reflecting a decrease in fees for claim services. The remaining increase reflects a $1.7 million, or 17.7% increase in investment income to $11.3 million in 1999 from $9.6 million in 1998. This increase reflects a 15.7% increase in average invested assets, primarily from the acquisition of TPA.

Program business in 1999 generated a pre-tax loss of $11.9 million, which compares to pre-tax income of $7.5 million in 1998. The 1999 results reflect a $6.8 million increase in adverse development on prior accident years, a decrease in underwriting results of $9.9 million relating to pricing pressure on the 1999 accident year, a $1.8 million increase in the provision for uncollectible receivables, and establishment of a $300,000 liability for expense reduction actions taken in the fourth quarter of 1999. The adverse development reflects the impact of adopting a more conservative reserving philosophy that relies on a line-of-business analysis to supplement the program specific analysis. The majority of the development was in programs in which the company has discontinued.

The Company initiated specific actions that focus on profitability in 2000. These actions include reductions in personnel and administrative costs in areas where full value was not being realized, pricing and fee adjustments, and a realignment of management which more closely aligns responsibility and authority with operating results.

Management’s Discussion and Analysis — continued

Meadowbrook Insurance Group, Inc.

1998 compared to 1997:

Revenues from program business increased $27.3 million, or 29.5% to $119.8 million in 1998 from $92.5 million in 1997. The increase reflects 34.4% growth in net earned premiums to $92.1 million in 1998 from $68.5 million in 1998. This increase reflects the acquisitions of Ameritrust and Crest, which contributed $11.9 million. Excluding the impact of these acquisitions, net earned premium increased 17.0% reflecting growth in existing business primarily from programs initiated in 1998. Management fees grew $2.3 million, or 14.8% to $18.1 million from $15.8 million. This increase reflects the acquisitions of Florida Preferred and Crest. Excluding these acquisitions, management fees increased slightly. The remaining increase reflects a $1.4 million, or 16.6% increase in investment income to $9.6 million in 1998 from $8.2 million in 1997. This increase reflects a 20.1% increase in average invested assets, primarily from the acquisition of Ameritrust.

Program business in 1998 generated a pre-tax income of $7.5 million, which compares to pre-tax income of $16.8 million in 1997. The 1998 results reflect a $7.0 million increase in adverse development on prior accident years, a decrease in underwriting results of $1.4 million relating to pricing pressure on the 1998 accident year, a $0.6 million increase in the provision for uncollectible receivables, and an increase in technology and administrative costs. While actions were taken in 1998 to address profitability shortfalls, the 1998 / 1999 actions anticipated growth from new business to absorb a portion of this shortfall. With the increased competitive environment in 1999 and the Company’s increased selectivity, the actual growth fell short of expectations and the expense controls were not sufficient to cover this shortfall.

Agency operations

The following table sets forth the revenues and results from operations for agency operations (in thousands):

	For the Years Ended December 31,

	1999	1998	1997

Net commission	$16,391	$14,713	$10,666
Pre-tax income	$3,639	$2,757	$2,166

1999 compared to 1998:

Agency commissions increased $1.7 million, or 11.4%, to $16.4 million in 1999 from $14.7 million in 1998. Agency operations generated pre-tax income of $3.6 million in 1999 compared to $2.8 million in 1998. This increase primarily reflects the full year impact of the acquisition of Villari in 1998.

1998 compared to 1997:

Agency commissions increased $4.0 million, or 37.9%, to $14.7 million in 1998 from $10.7 million in 1997. Agency operations generated pre-tax income of $2.8 million in 1998 compared to $2.2 million in 1997. This increase primarily reflects the full year impact of the acquisition of Crest and the 1998 acquisition of Villari.

Other items

Interest Expense

Interest expense for 1999, 1998 and 1997 was $3.6 million, $2.0 million and $0.6 million, respectively. This interest expense relates to the use of the Company’s line of credit. The proceeds from the line of credit were used to fund acquisitions, as well as the stock repurchases. This increasing trend relates to an increase in average outstanding debt. The average outstanding debt increased approximately 300% and 75% from 1997 to 1998 and from 1998 to 1999, respectively.

Management’s Discussion and Analysis — continued

Meadowbrook Insurance Group, Inc.

Amortization Expense

Amortization expense for 1999, 1998 and 1997 was $1.6 million, $1.0 million and $0.4 million, respectively. This increase reflects the acquisitions in 1997, 1998, and 1999.

Taxes

The provision for income taxes was a benefit of $6.2 million in 1999 with an effective tax rate of 44.2%. The provision for income taxes was $0.8 million in 1998 and $4.3 million in 1997, representing effective tax rates of 11.7% and 25.0% in 1998 and 1997, respectively. The tax rates were significantly lower than the 34% corporate rate due to the Company’s heavily tax-exempt investment portfolio.

The decrease in the effective tax rate in 1998 reflects an unusually low proportion of underwriting and fee-based income in relation to net investment income. The fluctuations in the effective tax rate reflect the change in proportion of underwriting and risk management service income in relation to net investment income, as well as any changes in the level of tax exempt interest. During 1999, to maximize after-tax cash flow, the Company reduced its tax-exempt securities from 77.9% at December 31, 1998 to 53.7% of total debt securities at December 31, 1999.

At December 31, 1999, the Company had a deferred tax asset of $2.3 million related to a net operating loss carryforward (“NOL”). The company believes this asset will be recovered prior to the expiration of the NOL on December 31, 2019.

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

Cash flow provided by operations for 1999 and 1998 was $23.6 million and $10.3 million, respectively. This compares to cash used by operations of $1.7 million in 1997. The increase in cash provided by operations in 1999 compared to 1998, reflects high cash outflow in the first half of 1998 relating to the payment of 1997 contingent commissions paid in 1998. The positive cash flow in relation to the 1999 net loss reflects the strengthening of reserves that did not require cash payments in 1999. The cash used in operations during 1997 reflects significant written, but uncollected, premiums in the fourth quarter of 1997, the transfer of the surety bond program to Connecticut Surety and the payment of claims associated with the run-off of the surety bond program. The Company held $23.7 million in cash and cash equivalents at December 31, 1999.

The Company has one unsecured line of credit totaling $60.0 million, of which $55.6 million was outstanding at December 31, 1999. The line expires on August 1, 2002. The Company drew on this line of credit primarily to consummate the acquisitions made during 1997, 1998 and 1999.

At December 31, 1999, the Company fell below the minimum level of required net worth and the fixed charge coverage. The Company has reached an agreement with the bank group to waive these covenants. The Company has also reached agreement to amend the line of credit to reflect the current operating environment.

In addition, a standby letter of credit of $10,015,000 had been issued to an insurance subsidiary of the Company, under an agreement expiring with extensions granted on a yearly basis. This letter of credit is being used as security for the insurance subsidiary’s obligations under a reinsurance agreement.

Management’s Discussion and Analysis — continued

Meadowbrook Insurance Group, Inc.

In addition, a non-insurance subsidiary had a line of credit with a bank which permits borrowings up to 80% of the accounts receivable which collateralize the line. The line will expire March 31, 2000 and is automatically renewable each year. This line bears interest at 1% under the prime rate (prime was 8.5% at December 31, 1999). At December 31, 1999, $2,818,579 was outstanding under this line.

As of December 31, 1999 and 1998, the recorded values of the Company’s investment portfolio, including cash and cash equivalents, were $225.5 million and $201.0 million, respectively. The investment portfolio, at December 31, 1999, was 98.1% invested in investment grade A or above bonds (as defined by S&P). During 1999, in line with expectations, the Company increased its position in equity securities by $8.7 million. During 1999, to maximize after-tax cash flow, the Company reduced its tax-exempt securities from 77.9% at December 31, 1998 to 53.7% of total debt securities at December 31, 1999.

Shareholders’ equity was $100.4 million, or $11.80 per common share, at December 31, 1999, compared to $119.6 million at December 31, 1998, or $13.80 per common share. The decrease in shareholders’ equity during 1999 reflects the net loss, dividends, stock repurchases and unrealized depreciation on available-for-sale securities of $6.5 million. Changes in shareholders’ equity related to the unrealized values of underlying portfolio investments will continue to be volatile as market prices of debt securities fluctuate with changes in the interest rate environment.

A significant portion of the Company’s consolidated assets represents assets of the Company’s insurance subsidiaries that may not be transferable to the holding company in the form of dividends, loans or advances. The restriction on the transferability to the holding company from its insurance subsidiaries is limited by Michigan regulatory guidelines which are as follows: The maximum discretionary dividend that may be declared, based on data from the preceding calendar year, is the greater of the insurance company’s net income (excluding realized capital gains) OR 10% of the insurance company’s policyholders’ surplus (excluding unrealized gains). These dividends are further limited by a clause in the Michigan law which prohibits an insurer from declaring dividends except out of earned surplus earnings of the company. Earned surplus balances are calculated on a quarterly basis. Since Star is the parent insurance company, its maximum dividend calculation represents the combined insurance companies. Based upon the 1999 statutory financial statements of Star, as of January 1, 2000 Star may not pay any dividend to the Company, during the first quarter of 2000, without prior approval of the Michigan Commissioner of Insurance. The Company expects operating cash flow from non-regulated subsidiaries to meet cash needs in the event that dividends from the regulated subsidiaries are not available. On December 23, 1998, the Commissioner approved payment of a $5,000,000 dividend to the Company, which was used to increase the paid in capital and surplus of Williamsburg. No dividends were paid or returned in 1997.

The insurance subsidiaries are required to maintain certain deposits with regulatory authorities which totaled $45.4 million at December 31, 1999, and $35.9 million at December 31, 1998.

Regulatory Issues

Insurance operations are subject to various leverage tests (e.g. premium to statutory surplus ratios) which are evaluated by regulators and rating agencies. The Company’s target for gross written premium to statutory surplus remains at or below 4 to 1. This target reflects the impact of both the fronting and risk sharing program business in comparison to the composition of a traditional insurer which does not have significant fronting nor risk sharing business. While traditional insurers tend to drive industry standards, this target is consistent with the Company’s primary competitors in fronting and risk-sharing segments. The Company’s target for net written premium to statutory surplus remains at or below 2 to 1. For 1999, premium leverage ratios were 3.1 to 1 and 1.7 to 1 on a gross and net premium written basis, respectively.

The National Association of Insurance Commissioners (“NAIC”) has adopted a risk-based capital (“RBC”) formula to be applied to all property and casualty insurance companies. The formula measures required capital and surplus based on an insurance company’s products and investment portfolio and is to be used as a tool to identify weakly capitalized companies. At December 31, 1999 and 1998, Star, the parent

Management’s Discussion and Analysis — continued

Meadowbrook Insurance Group, Inc.

insurance company, had a RBC ratio that exceeded applicable risk-based capital requirements. At December 31, 1999 and 1998, Star’s statutory surplus was $70.2 million and $68.7 million, respectively; the threshold requiring regulatory involvement was $19.6 million in 1999 and $12.6 million in 1998.

Reinsurance Considerations

The Company seeks to manage the risk exposure of its insurance subsidiaries and its clients through the purchase of excess-of-loss and quota share reinsurance. The Company’s reinsurance requirements are analyzed on a specific program basis to determine the appropriate retention levels and reinsurance coverage limits. The Company secures this reinsurance based on the availability, cost, and benefits of various reinsurance alternatives.

Reinsurance does not legally discharge an insurer from its primary liability for the full amount of risks assumed under insurance policies it issues, but it does make the assuming reinsurer liable to the insurer to the extent of the reinsurance ceded. Therefore, the Company is subject to credit risk with respect to the obligations of its reinsurers. In its selection of reinsurers, the Company evaluates the financial stability of its prospective reinsurers. To date, the Company has not experienced any material difficulties in collecting reinsurance recoverables. No assurance can be given, however, regarding the future ability of any of the Company’s reinsurers to meet their obligations. The following table sets forth information relating to the Company’s five largest reinsurers (other than client captive quota-share reinsurers) as of December 31, 1999:

	Reinsurance Premium Ceded	A.M. Best
Reinsurer	December 31, 1999	Rating

	(In thousands)
Employers Reinsurance Corporation	$14,290	A++
Connecticut Surety Group	6,222	Not Rated
Terra Nova Insurance Company Ltd.	4,165	Not Rated
Hannover Ruck	3,517	Not Rated
Nac Reinsurance Corporation	2,710	A+

In its risk-sharing programs, the Company is also subject to credit risk with respect to the payment of claims by its clients’ captive insurers on the portion of risk exposure ceded to such captives. The capitalization and credit worthiness of prospective captive insurers is one of the factors considered by the Company in entering into and renewing risk-sharing programs. The Company secures reinsurance balances due from its non-admitted and not rated reinsurers through funds withheld trusts or letters of credit.

Dependence on Key Programs

The Company provides alternative risk management programs and services to certain large client groups and associations and then markets them to their individual members. In 1999 and 1998, the Company’s top four programs accounted for 26% and 38%, respectively, of the Company’s total revenue on an actual basis. The loss or cancellation of any of the Company’s significant programs by the relevant client groups, or the general availability of commercial market coverage to members of such groups on more favorable terms than provided under the Company’s programs, could have a material adverse effect on the Company’s results of operations. The Company has multiple year contracts with many of its clients.

Impact of Year 2000

The total cost of the required actions necessary to become Year 2000 compliant was $6.0 million.

Amounts spent in 1999 total about $2.2 million, including about $1.1 million in outside vendor costs and another $1.1 million in internal reprogramming and assessment costs.

Management’s Discussion and Analysis — continued

Meadowbrook Insurance Group, Inc.

The Company did not experience any material disruption of its business operations as a result of the Year 2000 issue and does not anticipate any future material disruption of its business operations as a result of the Year 2000 issue.

Qualitative and Quantitative Disclosures about Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates as well as other relevant market rate or price changes. The volatility and liquidity in the markets in which the underlying assets are traded directly influence market risk. The following is a discussion of the Company’s primary risk exposures and how those exposures are currently managed as of December 31, 1999. The Company’s market risk sensitive instruments are limited to debt securities and equity securities which are available for sale and not held for trading purposes.

Interest rate risk is managed within the context of asset and liability management where the target duration of investment portfolio is managed to approximate that of the liabilities as determined by actuarial analysis.

The fair value of Company’s investment portfolio was $201.8 million, 91.6% of which is invested in debt securities. The Company’s market risk to the investment portfolio is interest rate risk associated with debt securities. The Company’s exposure to equity price risk is not significant. The Company’s investment philosophy is one of maximizing after-tax earnings and has historically included significant investments in tax-exempt bonds. For the Company’s investment portfolio, there were no significant changes in the Company’s primary market risk exposures or in how those exposures are managed compared to the year ended December 31, 1998. The Company does not anticipate significant changes in the Company’s primary market risk exposures or in how those exposures are managed in future reporting periods based upon what is known or expected to be in effect in future reporting periods.

A sensitivity analysis is defined as the measurement of potential loss in future earnings, fair values or cash flows of market sensitive instruments resulting from one or more selected hypothetical changes in interest rates and other market rates or prices over a selected period. In the Company’s sensitivity analysis model, a hypothetical change in market rates is selected that is expected to reflect reasonable possible near-term changes in those rates. The term near term means a period of time going forward up to one year from the date of the consolidated financial statements. In its sensitivity model, the Company uses fair values to measure its potential loss of debt securities assuming an upward parallel shift 100 basis point change in interest rates to measure the hypothetical change in fair values. Based upon this sensitivity model, a 100 basis point change in interest rates produces a loss in fair value of market sensitive instruments of approximately $8.1 million. This loss in fair value only reflects the impact of interest rate increases on the fair value of the Company’s debt securities, which constitute 1.5% of total assets. The other financial instruments, which include cash and cash equivalents, equity securities, premium receivables, reinsurance recoverables, line of credit and other assets and liabilities, when included in the sensitivity model do not produce a material loss in fair values.

New Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) has issued Statement of Financial Accounting Standards (“SFAS”) No. 133 “Accounting for Derivative Instruments and Hedging Activities”, which is effective for fiscal quarters of all fiscal years beginning after June 15, 2000 (as amended by SFAS No. 137). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. As the Company does not use derivative instruments, the management of the Company does not anticipate that the adoption of SFAS 133 will have an effect on the results of operations or financial position of the Company.

Management’s Discussion and Analysis — continued

Meadowbrook Insurance Group, Inc.

In March 1998, NAIC voted to adopt its Codification of Statutory Accounting Principles project (referred to hereafter as “codification”). Codification is a modified form of statutory accounting principles that will result in change to the current NAIC Accounting Practices and Procedures Manual applicable to insurance enterprises. Although adoption of codification by all states is not a certainty, the NAIC has recommended that all states enact codification as soon as practicable with an effective date of January 1, 2001. It is currently anticipated that codification will become an NAIC state accreditation requirement starting in 2002. In addition, the American Institute of Certified Public Accountants and the NAIC has agreed to continue to allow the use of certain permitted accounting practices when codification becomes effective in 2001. Any accounting differences from codification principles, however, must be disclosed and quantified in the footnotes to the audited financial statements. Therefore, codification will likely result in changes to what are currently considered prescribed statutory insurance accounting practices.

Certain information included in the Management’s Discussion and Analysis of Financial Condition and Results of Operations includes forward-looking statements. Actual results may differ from those in the forward looking statements as a result of the variability of market conditions. Statements relating to the Company’s future performance are based upon management’s interpretation of current market conditions. Some of the factors that management includes in its interpretation of market conditions are as follows: insurance market conditions which historically have been subject to significant variability due to premium rate competition, natural disasters and other catastrophic events, judicial trends, changes in the investment and interest rate environment, regulation and general economic conditions. Further information concerning factors that could significantly impact expected results is included in the business section of the Company’s Form 10-K that is filed with the SEC.

Meadowbrook Insurance Group, Inc.

Selected Consolidated Financial Data

	For the Years Ended December 31,

	1999	1998	1997	1996	1995

	(In thousands, except per share and ratio data)

Income Statement Data:
Gross written premium	$230,474	$186,332	$146,739	$115,580	$123,119
Net written premium	122,819	93,481	74,965	72,758	93,638
Net earned premium	124,906	92,085	68,493	84,547	82,698
Net investment income	11,608	9,579	8,128	8,002	5,325
Net realized gain (loss) on investments	(227)	52	134	26	45
Total revenue	174,994	134,114	101,125	109,189	89,974
Net losses and LAE	95,358	56,703	36,143	41,265	43,795
Policy acquisition and other expenses	47,583	31,931	19,531	32,079	33,721
Interest on notes payable	3,636	1,979	649	–	341
(Loss) income before income taxes	(14,056)	6,645	17,386	10,868	9,488
Net (loss) income before cumulative effect	(7,847)	5,870	13,043	8,706	7,220
Net (loss) income	(9,553)	5,870	13,043	8,706	7,220
Earnings per share before cumulative effect — Diluted	$(0.91)	$0.65	$1.42	$0.95	$1.32
Earning per share — Diluted	$(1.11)	$0.65	$1.42	$0.95	$1.32
Dividends declared per share	$0.12	$0.10	$0.08	$0.08	$–

Balance Sheet Data:
Total investments and cash and cash equivalents	$225,523	$201,025	$167,292	$156,495	$148,977
Total assets	551,977	440,075	328,642	265,035	241,764
Loss and LAE reserves	229,244	148,844	98,979	92,390	86,986
Shareholders’ equity	100,408	119,567	115,446	100,201	92,216

Other Data:
GAAP ratios (insurance companies only)
Net loss and LAE ratio	79.0%	65.0%	55.7%	52.1%	53.2%
Expense ratio	34.5%	30.6%	34.0%	45.0%	41.7%
Combined ratio	113.5%	95.6%	89.7%	97.1%	94.9%
Statutory combined ratio	114.2%	98.7%	90.2%	98.1%	94.2%
Industry statutory combined ratio	*107.5%	105.0%	101.6%	105.8%	106.4%

*	Estimated

Meadowbrook Insurance Group, Inc.

Report of Management and Independent Accountants

Management is responsible for the accompanying consolidated financial statements and all other financial information contained in the Annual Report. The financial statements have been prepared in conformity with generally accepted accounting principles and include amounts which of necessity are based on management’s best estimates and informed judgments under existing circumstances.

The Company maintains a system of internal controls designed to provide reasonable assurance, at appropriate costs, that assets are safeguarded, transactions are properly authorized and recorded, and that the financial records provide a reliable basis for the preparation of financial statements that are free of material misstatement.

The financial statements have been audited by the independent auditors PricewaterhouseCoopers LLP. Their role is to render an independent professional opinion on management’s financial statements based upon performance of procedures they deem appropriate under generally accepted auditing standards. As part of their audit, they evaluate the Company’s internal control structure to the extent they consider necessary to express their opinion on the consolidated financial statements.

The Audit Committee of the Board of Directors, composed of directors who are not officers or employees of the Company, meets periodically with management, the Company’s chief internal auditor, and with its independent auditors to discuss their evaluation of internal accounting controls and the quality of financial reporting. Both the independent auditors and the internal auditors have free access to the Audit Committee to discuss the results of audits.

/s/ Merton J. Segal

Merton J. Segal
Chairman and Chief Executive Officer
/s/ William J. Lohmeyer
William J. Lohmeyer
Senior Vice President and
Chief Financial Officer
March 17, 2000

To the Board of Directors and Shareholders

Of Meadowbrook Insurance Group, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows present fairly, in all material respects, the financial position of Meadowbrook Insurance Group, Inc. and Subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Detroit, Michigan

March 17, 2000

Meadowbrook Insurance Group, Inc.

Consolidated Balance Sheet

	December 31,

	1999	1998

	(In thousands, except per
	share and ratio data)

ASSETS
Investments
Debt securities available for sale, at fair value (cost of $188,755 and $167,163 in 1999 and 1998, respectively)	$185,241	$172,617
Equity securities available for sale, at fair value (cost of $17,087 and $7,585 in 1999 and 1998, respectively)	16,569	7,898
Cash and cash equivalents	23,713	20,510

Total investments and cash and cash equivalents	225,523	201,025
Accrued investment income	2,759	2,359
Premiums and agent balances receivable (net of allowance of $2,225 and $579 in 1999 and 1998, respectively)	85,707	63,487

Reinsurance recoverable on:
Paid losses	14,051	10,912
Unpaid losses	101,744	64,590
Prepaid reinsurance premiums	42,073	36,336
Deferred policy acquisition costs	10,030	8,900
Deferred federal income taxes	14,729	4,144
Federal income taxes recoverable	1,180	2,095
Intangible assets (less accumulated amortization of $3,396 and $1,775 in 1999 and 1998, respectively)	33,859	22,055
Other assets	20,322	24,172

Total assets	$551,977	$440,075

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Reserve for losses and loss adjustment expenses	$229,244	$148,844
Unearned premiums	90,095	77,948
Payable to insurance companies	23,732	13,747
Accounts payable and accrued expenses	15,814	12,076
Reinsurance funds held and balances payable	29,571	20,352
Other liabilities	4,650	6,588
Line of credit	58,463	40,953

Total liabilities	451,569	320,508

Commitments and contingencies (note 12)
Shareholders’ Equity
Common stock, $0.01 stated value; authorized 20,000,000 shares; 8,511,655 and 8,663,434 shares issued and outstanding	85	87
Additional paid-in capital	67,907	71,190
Retained earnings	35,809	45,105
Note receivable from officer	(720)	(661)

Accumulated other comprehensive income:
Unrealized (depreciation) appreciation on available for sale securities, net of deferred tax (benefit) expense of ($1,359) and $1,921 in 1999 and 1998, respectively	(2,673)	3,846

Total shareholders’ equity	100,408	119,567

Total liabilities and shareholders’ equity	$551,977	$440,075

The accompanying notes are an integral part of the Consolidated Financial Statements.

Meadowbrook Insurance Group, Inc.

Consolidated Statement of Income

	For the Years Ended
	December 31,

	1999	1998	1997

	(In thousands, except per
	share and ratio data)

Revenues
Premiums earned
Gross	$236,620	$176,242	$133,314
Ceded	(111,714)	(84,157)	(64,821)

Net earned	124,906	92,085	68,493
Net commissions and fees	38,697	32,398	24,360
Net investment income	11,608	9,579	8,128
Net realized (losses) gains on disposition of investments	(227)	52	134
Miscellaneous income	10	–	10

Total Revenues	174,994	134,114	101,125

Expenses
Losses and loss adjustment expenses	189,084	118,676	69,289
Reinsurance recoveries	(93,726)	(61,973)	(33,146)

Net losses and loss adjustment expenses	95,358	56,703	36,143
Salaries and employee benefits	42,473	36,856	27,416
Other operating expenses	47,583	31,931	19,531
Interest on notes payable	3,636	1,979	649

Total Expenses	189,050	127,469	83,739

(Loss) income before taxes	(14,056)	6,645	17,386

Federal income tax (benefit) expense	(6,209)	775	4,343

Net (loss) income before cumulative effect of accounting change	(7,847)	5,870	13,043

Cumulative effect of accounting for insurance related assessments, net of deferred taxes	(1,706)	–	–

Net (loss) income	$(9,553)	$5,870	$13,043

Earnings Per Share
Basic
Before cumulative effect of accounting change	$(0.91)	$0.67	$1.51
Cumulative effect of accounting change	$(0.20)	$–	$–
Net (loss) income	$(1.11)	$0.67	$1.51
Diluted
Before cumulative effect of accounting change	$(0.91)	$0.65	$1.42
Cumulative effect of accounting change	$(0.20)	$–	$–
Net (loss) income	$(1.11)	$0.65	$1.42
Weighted average number of common shares
Basic	8,588,216	8,702,768	8,657,677
Diluted	8,588,216	9,026,180	9,176,754

The accompanying notes are an integral part of the Consolidated Financial Statements.

Meadowbrook Insurance Group, Inc.

Consolidated Statement of Comprehensive Income

	For the Years Ended
	December 31,

	1999	1998	1997

	(in thousands)
Net (loss) income	$(9,553)	$5,870	$13,043

Other comprehensive (loss) income, net of tax:
Unrealized (losses) gains on securities	(6,746)	920	3,252
Less: reclassification adjustment for gains (losses) included in net income	227	(52)	(134)

Other comprehensive (loss) income	(6,519)	868	3,118

Comprehensive (loss) income	$(16,072)	$6,738	$16,161

The accompanying notes are an integral part of the Consolidated Financial Statements.

Meadowbrook Insurance Group, Inc.

Consolidated Statement of Shareholders’ Equity

	For the Years ended December 31, 1999, 1998 and 1997

					Accumulated
		Additional		Note	Other	Total
	Common	Paid-in	Retained	Receivable	Comprehensive	Shareholders’
	Stock	Capital	Earnings	from Officer	Income	Equity

	(In thousands, except per share data)
Balances January 1, 1997	$87	$72,873	$27,381	$–	$(140)	$100,201
Unrealized appreciation on available for sale securities	–	–	–	–	3,118	3,118
Dividends declared at $0.08 per share	–	–	(693)	–	–	(693)
Issuance of 35,409 shares of common stock	–	241	–	–	–	241
Retirement of 24,591 shares of common stock	–	(575)	–	–	–	(575)
Tax benefit of stock option exercises	–	111	–	–	–	111
Net income	–	–	13,043	–	–	13,043

Balances December 31, 1997	87	72,650	39,731	–	2,978	115,446
Unrealized appreciation on available for sale securities	–	–	–	–	868	868
Dividends declared at $0.10 per share	–	–	(871)	–	–	(871)
Issuance of 202,266 shares of common stock	2	2,077	–	–	–	2,079
Retirement of 198,996 shares of common stock	(2)	(4,546)	375	–	–	(4,173)
Tax benefit of stock option exercises	–	1,009	–	–	–	1,009
Note receivable from officer	–	–	–	(661)	–	(661)
Net income	–	–	5,870	–	–	5,870

Balances December 31, 1998	87	71,190	45,105	(661)	3,846	119,567
Unrealized depreciation on available for sale securities	–	–	–	–	(6,519)	(6,519)
Dividends declared at $0.12 per share	–	–	(1,031)	–	–	(1,031)
Issuance of 13,945 shares of common stock	–	93	–	–	–	93
Retirement of 165,724 shares of common stock	(2)	(3,414)	1,288	–	–	(2,128)
Tax benefit of stock option exercises	–	38	–	–	–	38
Note receivable from an officer	–	–	–	(59)	–	(59)
Net loss	–	–	(9,553)	–	–	(9,553)

Balances December 31, 1999	$85	$67,907	$35,809	$(720)	$(2,673)	$100,408

The accompanying notes are an integral part of the Consolidated Financial Statements.

Meadowbrook Insurance Group, Inc.

Consolidated Statement of Cash Flows

	For the Years Ended
	December 31,

	1999	1998	1997

	(In thousands)
Net (Loss) Income	$(9,553)	$5,870	$13,043

Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	1,621	1,039	423
Depreciation of furniture and equipment	3,172	2,332	2,391
Net accretion of discount on bonds	31	(85)	(192)
Loss (gain) on sale of investments	227	(52)	(493)
Deferred income tax (benefit) expense	(6,724)	(897)	2,229

Changes in operating assets and liabilities:

Decrease (increase) in:
Accrued investment income	(248)	(593)	44
Premiums and agent balances receivable	(16,509)	(5,204)	(22,723)
Reinsurance recoverable on paid and unpaid losses	(40,293)	(26,644)	(14,793)
Prepaid reinsurance premiums	(5,737)	(9,105)	(6,960)
Deferred policy acquisition costs	(1,130)	(1,191)	(1,866)
Federal income taxes recoverable	1,229	(1,029)	(1,591)
Other assets	2,778	(2,265)	1,000

Increase (decrease) in:
Losses and loss adjustment expenses	71,448	36,587	5,036
Unearned premiums	8,225	10,770	12,956
Accounts payable and accrued expenses	2,469	2,980	24
Insurance company payable	7,086	2,809	2,382
Reinsurance funds held and balances payable	9,219	189	17,091
Other liabilities	(3,678)	(5,195)	(9,734)

Total Adjustments	33,186	4,446	(14,776)

Net cash provided by (used in) operating activities	23,633	10,316	(1,733)

Cash Flows From Investing Activities
Purchase of equity securities available for sale	(10,858)	(3,139)	(3,866)
Purchase of debt securities available for sale	(74,297)	(61,763)	(25,927)
Proceeds from sale of equity securities available for sale	1,362	473	461
Proceeds from sales and maturities of debt securities available for sale	63,589	32,382	28,367
Proceeds from maturity of securities held to maturity	–	–	4,611
Capital expenditures	(3,656)	(8,058)	(3,428)
Purchase of subsidiaries	(16,776)	(18,921)	(7,821)
Net cash of acquired subsidiaries	3,795	23,019	–

Net cash used in investing activities	(36,841)	(36,007)	(7,603)

Cash Flows From Financing Activities
Proceeds from lines of credit	107,703	51,947	30,410
Payment of lines of credit	(90,193)	(22,459)	(18,946)
Book overdraft	2,031	–	–
Dividend paid on common stock	(1,037)	(782)	(692)
Retirement of common stock	(2,093)	(2,720)	(223)

Net cash provided by financing activities	16,411	25,986	10,549

Increase in cash and cash equivalents	3,203	295	1,213
Cash and cash equivalents, beginning of year	20,510	20,215	19,002

Cash and cash equivalents, end of year	$23,713	$20,510	$20,215

Supplemental Disclosure of Cash Flow Information:
Interest paid	$3,636	$1,979	$644
Income taxes (received) paid, net of refund	$(1,639)	$2,430	$3,705

Supplemental Disclosure of Non Cash Investing and Financing Activities:
Common stock issued for net non cash assets of acquired subsidiaries	–	$1,120	–
Tax benefit from stock options	$38	$1,009	$111
Note receivable from offer for issuance of stock	–	$330	–

The accompanying notes are an integral part of the Consolidated Financial Statements.

Meadowbrook Insurance Group, Inc.

Notes to Consolidated Financial Statements

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Presentation

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”), which differ from statutory accounting practices prescribed or permitted for insurance companies by regulatory authorities. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (“NAIC”), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

Principles of Consolidation

The financial statements consolidate the accounts and operations of Meadowbrook Insurance Group, Inc. (the “Company”) and its subsidiaries, all of which are wholly owned, after elimination of all intercompany accounts and transactions.

Business

The Company, through its subsidiaries, is engaged primarily in developing and managing alternative risk management programs for defined client groups and their members. This includes providing services, such as reinsurance brokering, risk management consulting, claims handling, administrative services, along with various types of property and casualty insurance coverage, including workers’ compensation, general liability and commercial multiple peril. The Company also operates insurance agencies, which primarily places principally commercial insurance as well as personal property, casualty, life and accident and health insurance with multiple insurance carriers. The Company does not have significant exposures to environmental/asbestos and catastrophic coverages. Insurance coverage is primarily provided to associations or similar groups of members, commonly referred to as programs. Four programs accounted for 25.9%, 37.7%, and 46.0% of the Company’s premium revenue in 1999, 1998 and 1997, respectively. The net earned premium of the largest program in each respective year represented 7.6%, 12.3% and 14.7% of the Company’s premium revenues in 1999, 1998 and 1997, respectively.

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

Investments

The Company’s investment securities at December 31, 1999 and 1998 are classified as available for sale. Investments classified as available for sale securities are available to be sold in the future in response to the Company’s liquidity needs, changes in market interest rates, and asset-liability management strategies, among other reasons. Available for sale securities are reported at fair value, with unrealized gains and losses reported in accumulated other comprehensive income component of shareholders’ equity, net of deferred taxes.

Realized gains or losses on sale or maturity of investments are determined on the basis of specific costs of the investments. Discount or premium on debt securities purchased at other than par value is amortized using the constant yield method. Investments with other than temporary declines in fair value are written down to estimated fair value and the related realized losses recognized in income. There were no investments written down in 1999, 1998 and 1997.

Notes to Consolidated Financial Statements

Meadowbrook Insurance Group, Inc.

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

Intangible Assets

Goodwill resulting from acquisitions is amortized on a straight-line basis over 20 years. Other intangibles are amortized on a straight-line basis over 3 to 7 years.

Annually, the Company evaluates the net carrying value of goodwill to determine if there has been any impairment in value. The methodology used for this evaluation entails review of annual operating performance along with anticipated results for the ensuing year based on operating budgets. At December 31, 1999 the Company concluded that there had been no impairment in the net carrying value of goodwill.

Losses and Loss Adjustment Expenses

The liability for losses and loss adjustment expenses (“LAE”) represents (1) case basis estimates of reported losses and LAE on direct business, (2) estimates received from ceding reinsurers on assumed business and (3) actuarial estimates of incurred but not reported losses and LAE. Such liabilities, by necessity, are based upon estimates and, while management believes that the amount accrued is adequate, the ultimate liability may be greater or less than the amount provided. The methods for making such estimates and for establishing the resulting reserves are continually reviewed and updated.

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

The Company occasionally guarantees the financing of policies it writes. No material premium financing guarantees were in effect at December 31, 1999.

Notes to Consolidated Financial Statements

Meadowbrook Insurance Group, Inc.

The majority of claims processing fees are recognized as revenue over the estimated life of the claims. For those contracts that provide services beyond the contractually defined termination date of the related contracts, fees are deferred in an amount equal to management’s estimate of the Company’s obligation to continue to provide services.

The Company reviews, on an ongoing basis, the collectibility of its receivables and establishes an allowance for estimated uncollectible accounts.

Income Taxes

The Company accounts for its income taxes under Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” which requires the asset and liability method of recording income taxes. Under the asset and liability method, deferred federal income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

Stock Options

Compensation expense, if any, resulting from stock options granted by the Company is determined based on the difference between the exercise price and the fair market value of the underlying common stock at the date of grant.

Earnings Per Share

Basic earnings per share are based on the weighted average number of common shares outstanding during the year while diluted earnings per share included the weighted average number of common shares and potential dilution from shares issuable pursuant to stock options using the treasury stock method. Shares issuable pursuant to stock options included in diluted earnings per share are 323,412 and 519,077 for the years ended December 31, 1998, and 1997, respectively. There are no shares issuable pursuant to stock options included in diluted earnings per share for 1999 as they were anti-dilutive. In addition, stock options were outstanding to purchase 60,770 shares in 1998 and 63,280 shares in 1997 at a weighted average price per share of $30.45. These shares were not included in the computation of diluted earnings per share as they were anti-dilutive.

Cumulative Effect of Accounting Change

As described in our 1998 Annual Report, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 97-3, “Accounting by Insurance and Other Enterprises for Insurance-Related Assessments” (SOP 97-3). SOP 97-3 provides guidance for determining when an entity should recognize a liability for guaranty-fund and other insurance-related assessments, how to measure that liability, and when an asset may be recognized for the recovery of such assessments through premium tax offsets or policy surcharges. As required, the Company adopted SOP 97-3 in the quarter ended March 31, 1999. The adoption of SOP 97-3 resulted in a non-cash after-tax $1.7 million (net of tax of $879,064), or $0.20 per share, cumulative effect accounting charge.

The current year impact of adopting SOP 97-3 was a pre-tax benefit of $144,112, which had no impact on earnings per share.

Reclassifications

Certain amounts in the 1998 and 1997 financial statements and notes to consolidated financial statements have been reclassified to conform with the 1999 presentation.

Notes to Consolidated Financial Statements

Meadowbrook Insurance Group, Inc.

2.  INVESTMENTS AND OTHER FINANCIAL INSTRUMENTS

The estimated fair value of investments in securities is determined based on published market quotations. Due to the short-term nature of other financial instruments such as cash equivalents, accrued investment income, premiums and agent balances receivable, reinsurance receivables and payables and other accounts payable, carrying value approximates fair value. Based on the borrowing rates available to the Company, the carrying value of the line of credit approximated fair value as of December 31, 1999 and 1998. The cost or amortized cost and estimated fair values of investments in securities at December 31, 1999 and 1998 are as follows (in thousands):

	December 31, 1999

	Cost or	Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Securities Available For Sale	Cost	Gains	Losses	Value

Debt Securities:
Debt securities issued by the U.S government and agencies	$34,669	$62	$(255)	$34,476
Obligations of states and political subdivisions	122,248	753	(3,279)	119,722
Corporate securities	11,668	3	(416)	11,255
Mortgage-backed securities	20,170	–	(382)	19,788

Total Debt Securities available for sale	188,755	818	(4,332)	185,241

Equity Securities:
Preferred Stocks	5,128	114	(29)	5,213
Common Stocks	11,959	852	(1,455)	11,356

Total Equity securities available for sale	17,087	966	(1,484)	16,569

Total Securities available for sale	$205,842	$1,784	$(5,816)	$201,810

	December 31, 1998

	Cost or	Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Securities Available For Sale	Cost	Gains	Losses	Value

Debt Securities:
Debt securities issued by the U.S government and agencies	$5,572	$388	$(6)	$5,954
Obligations of states and political subdivisions	150,989	5,245	(251)	155,983
Corporate securities	5,438	53	(56)	5,435
Mortgage-backed securities	5,164	86	(5)	5,245

Total Debt Securities available for sale	167,163	5,772	(318)	172,617

Equity Securities:
Preferred Stocks	6,222	269	(1)	6,490
Common Stocks	1,363	89	(44)	1,408

Total Equity securities available for sale	7,585	358	(45)	7,898

Total Securities available for sale	$174,748	$6,130	$(363)	$180,515

Notes to Consolidated Financial Statements

Meadowbrook Insurance Group, Inc.

Gross unrealized appreciation and depreciation on available for sale securities were as follows (in thousands):

	December 31,

	1999	1998

Unrealized appreciation	$1,784	$6,130
Unrealized depreciation	(5,816)	(363)

Net unrealized (depreciation) appreciation	(4,032)	5,767
Deferred federal income taxes	1,359	(1,921)

Net unrealized (depreciation) appreciation on investments, net of deferred federal income taxes	$(2,673)	$3,846

The gross change, before tax (expense)/benefit, in unrealized appreciation/(depreciation) on available for sale debt securities was ($8,967,833) for 1999, $1,726,947 for 1998, and $3,922,161 for 1997. The gross change in unrealized appreciation/(depreciation) on available for sale equity securities was ($830,915), ($472,877), and $802,712 in 1999, 1998 and 1997, respectively.

The realized gains (losses) on the sale of available for sale debt securities and equity securities for the year ended December 31, 1999 were ($232,860) and $5,659, respectively. The proceeds from these sales were $53.7 million and $1.4 million, respectively.

The realized gains (losses) on the sale of available for sale debt securities and equity securities for the year ended December 31, 1998 were $103,964 and ($52,356), respectively. The proceeds from these sales were $17.6 million and $0.5 million, respectively.

The realized gains (losses) on the sale of available for sale debt securities and equity securities for the year ended December 31, 1997 were $510,659 and ($377,110), respectively. The proceeds from these sales were $19.4 million and $0.5 million, respectively.

The amortized cost and estimated fair value of available for sale debt securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):

	Available for Sale

	Amortized	Estimated
	Cost	Fair Value

Due in one year or less	$10,840	$10,848
Due after one year through five years	65,741	65,864
Due after five years through ten years	57,916	56,671
Due after ten years	34,088	32,070
Mortgage-backed securities	20,170	19,788

	$188,755	$185,241

Notes to Consolidated Financial Statements

Meadowbrook Insurance Group, Inc.

Net investment income for the last three years ended December 31 was as follows (in thousands):

	1999	1998	1997

Investment Income On:
Debt securities	$9,190	$7,658	$7,154
Equity securities	734	295	246
Cash and cash equivalents	1,932	1,998	1,070

Total gross investment income	11,856	9,951	8,470
Less investment expenses	248	372	342

Net investment income	$11,608	$9,579	$8,128

United States government obligations, municipal bonds, and bank certificates of deposit aggregating $45,414,505 and $35,912,497 were on deposit with state regulatory authorities as required by law at December 31, 1999 and 1998, respectively.

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

	For the Years Ended
	December 31,

	1999	1998	1997

Balance, beginning of year	$148,844	$98,979	$92,390
Less reinsurance recoverables	64,590	38,193	26,615

Net balance, beginning of year	84,254	60,786	65,775

Total acquired reserves	7,784	13,277	1,552

Incurred related to:
Current year	80,296	48,477	34,908
Prior years	15,062	8,226	1,235

Total incurred	95,358	56,703	36,143

Paid related to:
Current year	20,362	15,144	11,058
Prior years	39,534	31,368	31,626

Total paid	59,896	46,512	42,684

Net balance, end of year	127,500	84,254	60,786
Plus reinsurance recoverables	101,744	64,590	38,193

Balance, end of year	$229,244	$148,844	$98,979

As a result of unfavorable development in estimates of prior accident years’ reserves, the provision for losses and loss adjustment expenses increased by $15,062,000, $8,226,000, and $1,235,000 in 1999, 1998, and 1997, respectively.

Significant periods of time often elapse between the occurrence of an insured loss, the reporting of the loss to the Company, and the Company’s payment of that loss. To recognize liabilities for unpaid losses, the

Notes to Consolidated Financial Statements

Meadowbrook Insurance Group, Inc.

Company establishes reserves as balance sheet liabilities representing estimates of amounts needed to pay reported and unreported losses and loss adjustment expenses.

The $15.0 million of adverse development in 1999 reflects the impact of adopting a more conservative reserving philosophy that relies on a line-of-business analysis to supplement the program specific analysis. The majority of this development related to programs the Company has discontinued.

The $8.2 million of adverse development in 1998 reflects the impact of isolated programs including professional liability for two distinct professions and two workers’ compensation programs.

4.  REINSURANCE

The insurance company subsidiaries cede insurance to other insurers under pro rata and excess-of-loss contracts. These reinsurance arrangements diversify the Company’s business and minimize its losses arising from large risks or from hazards of an unusual nature. The ceding of insurance does not discharge the original insurer from its primary liability to its policyholder, and in the event that all or any of the reinsuring companies are unable to meet their obligations, the insurance company subsidiaries would be liable for such defaulted amounts. Therefore the Company is subject to a credit risk with respect to the obligations of its reinsurers. In order to minimize its exposure to significant losses from reinsurer insolvencies, the Company evaluates the financial condition of its reinsurers and monitors the economic characteristics of the reinsurers on an ongoing basis. The Company also assumes insurance from other insurers and reinsurers, both domestic and foreign, under pro rata and excess-of-loss contracts.

The Company receives ceding commissions in conjunction with reinsurance activities. These ceding commissions are offset against the related underwriting expenses and were $33,235,206, $33,288,731 and $22,168,969 in 1999, 1998, and 1997, respectively.

The Company has a recoverable for paid and unpaid losses of $115,795,000. The Company secures reinsurance balances due from non-admitted reinsurers through Funds Withheld Trust or Letters of Credit. The largest unsecured reinsurance recoverable is due from a reinsurer with an “A++” A.M. Best rating and accounts for 17.5% of the total recoverable for paid and unpaid losses.

Reconciliations of direct to net premiums, on both written and earned bases, for 1999, 1998, and 1997 are as follows (in thousands):

	1999		1998		1997

	Written	Earned	Written	Earned	Written	Earned

Direct	$215,333	$207,552	$168,729	$160,155	$133,477	$118,980
Assumed	15,141	29,068	17,603	16,087	13,262	14,334
Ceded	(107,655)	(111,714)	(92,851)	(84,157)	(71,774)	(64,821)

Net	$122,819	$124,906	$93,481	$92,085	$74,965	$68,493

One reinsurer accounts for 13.3% of ceded premiums in 1999.

Notes to Consolidated Financial Statements

Meadowbrook Insurance Group, Inc.

5.  DEFERRED POLICY ACQUISITION COSTS

The following reflects the amounts of policy acquisition costs deferred and amortized (in thousands):

	For the Years Ended December 31:

	1999	1998	1997

Balance, beginning of period	$8,900	$6,609	$4,265
Acquisition costs deferred	13,670	10,673	8,374
Amortized to expense during the period	(12,540)	(8,382)	(6,030)

Balance, end of period	$10,030	$8,900	$6,609

6.  INCOME TAXES

The provision for income taxes consists of the following (in thousands):

	For the Years Ended December 31:

	1999	1998	1997

Current tax (benefit) expense	$(364)	$1,227	$2,114
Deferred tax (benefit) expense	(5,845)	(452)	2,229

Total provision for income taxes	$(6,209)	$775	$4,343

A reconciliation of the Company’s tax provision on income from operations to the U.S. federal income tax rate of 34% in 1999, 1998, and 1997 is as follows (in thousands):

	For the Years Ended December 31

	1999	1998	1997

Tax provision at statutory rate	$(4,779)	$2,259	$5,911

Tax effect of:
Tax exempt interest	(2,104)	(1,814)	(1,658)
Other, net	674	330	90

Federal income tax (benefit) expense	$(6,209)	$775	$4,343

Effective tax rate	44.2%	11.7%	25.0%

Deferred federal income taxes, under SFAS No. 109, reflect the estimated future tax effect of temporary differences between the bases of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

Notes to Consolidated Financial Statements

Meadowbrook Insurance Group, Inc.

The components of deferred tax assets and liabilities as of December 31, 1999 and 1998 are as follows (in thousands):

	1999		1998

	Deferred	Deferred	Deferred	Deferred
	Tax	Tax	Tax	Tax
	Assets	Liabilities	Assets	Liabilities

Unpaid losses and loss adjustment expenses	$7,349	$–	$5,532	$–
Unearned premium reserves	3,001	–	2,628	–
Unrealized gains on investments	1,359	–	–	1,921
Deferred policy acquisition expense	–	3,369	–	3,001
Deferred compensation	377	–	422	–
Deferred fee recognition	204	–	406	–
Alternate minimum tax credit	2,149	–	578	–
Net operating loss carryforward	2,344	–	–	–
Other	2,059	744	303	803

Total deferred taxes	18,842	4,113	9,869	5,725

Net deferred tax assets	$14,729		$4,144

Realization of the deferred tax asset is dependent on generating sufficient taxable income prior to expiration of any net operating loss carryforwards (NOLs). Although realization is not assured, management believes it is more likely than not that the recorded deferred tax asset will be realized. The NOLs expire in 2019.

7.  LINES OF CREDIT

At December 31, 1999 and 1998, the Company had one unsecured bank line of credit which permits borrowings up to $60,000,000 and $50,000,000, respectively, and expires on and is payable by August 1, 2002. This line bears interest at the prime rate (prime was 8.5% at December 31, 1999 and 7.75% at December 31, 1998). The Company also has the option to elect a eurodollar based rate in place of prime. At December 31, 1999 and 1998, $55,644,456 and $38,082,357, respectively, was outstanding under this line.

The Company’s unsecured bank line of credit contains various covenants, which, among other things, require the maintenance of certain financial ratios related to fixed charge coverage, minimum levels of net worth and debt to capital. At December 31, 1999, the Company fell below the minimum level of required net worth and the fixed charge coverage. The Company has reached an agreement with the bank group to waive these covenants. The Company has also reached agreement to amend the line of credit to reflect the current operating environment.

In addition, a non-insurance subsidiary had a line of credit with a bank, which permits borrowings up to 80% of the accounts receivable which collateralize the line. The line will expire March 31, 2000 and is automatically renewable each year. This line bears interest at 1% under the prime rate (prime was 8.5% at December 31, 1999 and 7.75% at December 31, 1998). At December 31, 1999 and 1998, $2,818,579 and $2,869,969, respectively, was outstanding under this line.

8.  SHAREHOLDERS’ EQUITY

A significant portion of the Company’s consolidated assets represents assets of the Company’s insurance subsidiaries that may not be transferable to the holding company in the form of dividends, loans or advances. The restriction on the transferability to the holding company from its insurance subsidiaries is

Notes to Consolidated Financial Statements

Meadowbrook Insurance Group, Inc.

limited by Michigan regulatory guidelines which are as follows: The maximum discretionary dividend that may be declared, based on data from the preceding calendar year, is the greater of the insurance company’s net income (excluding realized capital gains) OR ten percent of the insurance company’s policyholders’ surplus (excluding unrealized gains). These dividends are further limited by a clause in the Michigan law which prohibits an insurer from declaring dividends except out of earned surplus earnings of the company. Earned surplus balances are calculated on a quarterly basis. Since Star is the parent insurance company, its maximum dividend calculation represents the combined insurance companies. Based upon the 1999 statutory financial statements of Star, as of January 1, 2000 Star may not pay any dividend to the Company, during the first quarter of 2000, without prior approval of the Michigan Commissioner of Insurance. The Company expects operating cash flow from non-regulated subsidiaries to meet cash needs in the event that dividends from the regulated subsidiaries are not available. On December 23, 1998, the Commissioner approved payment of a $5,000,000 dividend to the Company, which was used to increase the paid in capital and surplus of Williamsburg. No dividends were paid or returned in 1997.

Summarized 1999 and 1998 statutory basis information for the primary insurance subsidiaries, which differs from generally accepted accounting principles, follows (in thousands):

	1999				1998

	Star	Savers	Williamsburg	Ameritrust	Star	Savers	Williamsburg	Ameritrust

Statutory capital and surplus	$70,158	$28,503	$11,532	$8,494	$68,691	$26,175	$10,880	$9,984
Minimum statutory capital and surplus	5,000	20,000	2,600	5,000	5,000	20,000	2,600	5,000
Statutory net (loss) income	(11,017)	2,499	682	2,958	(2,492)	3,173	2,008	4,148
Net investment income	8,039	3,027	499	1,416	4,366	2,986	514	533

The net investment income and statutory net income in 1997 for Star were $6,760,010 and $8,274,148, respectively, and for Savers were $2,978,421 and $4,175,272 respectively.

The net investment income and statutory net income in 1997 since the date of acquisition July 1, 1997 for Williamsburg were $257,914 and $400,884, respectively.

The statutory capital and surplus, at December 31, 1998 and net investment income and statutory net income since the date of acquisition July 31, 1998 for Ameritrust were $9,984,045, $533,276 and $4,148,418, respectively.

In March 1998, NAIC voted to adopt its Codification of Statutory Accounting Principles project (referred to hereafter as “codification”). Codification is a modified form of statutory accounting principles that will result in change to the current NAIC Accounting Practices and Procedures Manual applicable to insurance enterprises. Although adoption of codification by all states is not a certainty, the NAIC has recommended that all states enact codification as soon as practicable with an effective date of January 1, 2001. It is currently anticipated that codification will become a NAIC State accreditation requirement starting in 2002. In addition, the American Institute of Certified Public Accountants and the NAIC has agreed to continue to allow the use of certain permitted accounting practices when codification becomes effective in 2001. Any accounting differences from codification principles, however, must be disclosed and quantified in the footnotes to the audited financial statements. Therefore, codification will likely result in changes to what are currently considered prescribed statutory insurance accounting practices.

The Company has a subsidiary that issues redeemable non-voting preferred shares to third parties. Redemption of the preferred share may occur on January 1 of each year upon the request by the shareholder. The redemption amount varies based upon the subsidiary’s performance. At December 31, 1999 and 1998, $1,136,000 and $741,000, respectively, of preferred shares were included in other

Notes to Consolidated Financial Statements

Meadowbrook Insurance Group, Inc.

liabilities. The preferred shares entitle the shareholders to participate in the profits and losses of the subsidiary. As a result, included in other operating expenses for 1999, 1998, and 1997 were $474,485, $88,552 and $(69,525), respectively, of minority earnings (losses) related to these preferred shares.

9.  STOCK OPTIONS

The Company, through its 1995 Stock Option Plan (“the Plan”), may grant options to key executives and other management of the Company and its subsidiaries of up to 2,000,000 shares of the Company’s common stock. The Plan is administered by the Compensation Committee (the “Committee”) appointed by the Board of Directors. Option shares may be exercised subject to the terms of the Plan and the terms prescribed by the Committee at the time of grant. Currently, the Plan’s options have either five or ten year terms and are exercisable/vest in equal increments over the option term.

The Company measures compensation expense under APB No. 25 and has adopted the disclosure requirements of SFAS No. 123. If compensation cost for stock option grants had been determined based on a fair value method, net income (loss) and earnings per share on a pro forma basis for 1999, 1998 and 1997 would be as follows (in thousands):

	1999	1998	1997

Reported net (loss)income	$(9,553)	$5,870	$13,043
Pro forma net (loss)income, using SFAS No. 123	$(10,041)	$5,529	$12,785

Earnings per share, diluted:
Reported	$(1.11)	$0.65	$1.42
Pro forma, using SFAS No. 123	$(1.17)	$0.61	$1.39

The Black-Scholes valuation model utilized the following annualized assumptions for all applicable years: Risk-free interest rate of 4.75%, 5.25% and 6.25% for 1999, 1998 and 1997, respectively. The dividend yield was $0.12 per share in 1999 and 1998. The dividend yield was $0.08 per share in 1997. The volatility factor for the expected market price of the Company’s common stock of 0.337, 0.323 and 0.243 in 1999, 1998 and 1997, respectively. The weighted-average expected life of options for the 1999, 1998 and 1997 grants is 7.5.

The following is a summary of the Company’s stock option activity and related information for the years ended December 31:

	1999		1998		1997

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Outstanding — beginning of year	1,036,280	$16.38	1,020,144	$13.04	953,799	$11.78
Exchange of existing options	–	–	–	–	–	–
Granted	297,700	15.74	203,800	24.69	101,754	22.71
Exercised	(13,945)	5.15	(168,833)	5.68	(35,409)	6.82
Forfeited	(32,621)	21.74	(18,831)	24.70	–

Outstanding — end of year	1,287,414	$16.22	1,036,280	$16.38	1,020,144	$13.04

Exercisable at end of year	550,705	$15.62	396,956	$14.68	442,829	$10.65
Weighted-average fair value of options granted during the year	$6.06	–	$9.77	–	$7.30	–

Notes to Consolidated Financial Statements

Meadowbrook Insurance Group, Inc.

The following table summarizes information about stock options outstanding at December 31, 1999:

	Options Outstanding			Options Exercisable

		Weighted-	Weighted-		Weighted-
		Average	Average		Average
Range of		Remaining	Exercise		Exercise
Exercise Prices	Options	Life (Years)	Price	Options	Price

$5.10 to $8.11	339,854	3.9	$6.79	179,427	$6.56
$10.25 to $16.26	416,601	8.7	14.34	109,603	12.76
$21.00 to $30.45	530,959	7.4	23.72	261,648	23.04

	1,287,414	7.6	$16.22	550,705	$15.62

No compensation cost has been recorded for stock option grants issued during 1999, 1998 and 1997, as the market value equaled the exercise price at the date of grant.

10.  ACQUISITIONS

The Company has completed several acquisitions, all of which have been accounted for as a purchase.

On August 6, 1999, the Company acquired the assets of TPA Associates, Inc., all the outstanding stock of TPA Insurance Agency, Inc. and Preferred Insurance Agency, Inc. and approximately 94% of the outstanding stock of Preferred Insurance Company, Ltd., (collectively, “TPA”) at a purchase price of $16.2 million. This acquisition is not expected to have a material impact on the Company’s financial position or results of operations. This transaction resulted in goodwill of $12.9 million.

On April 30, 1998, the Company acquired the business of Villari & Associates, Inc. (“Villari”), at a purchase price of $5.6 million comprised of $4.5 million in cash and 33,433 shares of common stock, resulting in goodwill of $5.6 million. Villari is a Florida-based insurance agency which offers professional liability products and programs, group health and disability, and property and casualty products.

On July 31, 1998, the Company acquired Florida Preferred Administrators, Inc. (“Florida Preferred”) and Ameritrust Insurance Corporation (“Ameritrust”), at a purchase price of $12.3 million, resulting in goodwill of $7.0 million. Florida Preferred, a Florida based third party administrator, provides a broad range of risk management services to purchasers of workers’ compensation insurance from Ameritrust as well as other insurance carriers.

On July 1, 1997, the Company acquired Crest Financial Corporation (“Crest”), at a purchase price of $9.4 million, resulting in $3.2 million of goodwill. Crest is a California based holding company, which formerly owned Williamsburg National Insurance Company (“Williamsburg”), an insurance carrier, and Crest Financial Services, a risk management service company. Crest provides these services primarily to the trucking industry within California. Effective December 31, 1999, the Company reorganized its holding structure which resulted in Crest assigning Williamsburg to Star.

Notes to Consolidated Financial Statements

Meadowbrook Insurance Group, Inc.

The following pro forma financial information reflects the 1999, 1998 and 1997 acquisitions as if they had been completed as of the beginning of the previous year (unaudited).

	For Years Ended December 31,

	1999	1998	1997

	(in thousands except per share data)
Revenues	$183,099	$163,543	$125,700
Net (loss) income before cumulative effect of accounting change	(7,836)	6,824	13,492
Earnings per share before cumulative effect of accounting change, diluted	$(0.91)	$0.76	$1.47

Certain of these acquisitions is subject to contingent earn-out provisions based upon achieving certain performance measures. To date, the Company has not been required to make any significant payments under these agreements. At December 31, 1999, the Company anticipates that approximately $4.0 million may be required to be paid under these agreements in 2000.

11.  EMPLOYEE BENEFIT PLANS

Company employees over the age of 21 who have completed 12 months of service and worked at least 1,000 hours during those 12 months are eligible for participation in Meadowbrook’s 401(k) Profit Sharing Plan (the “Plan”). The Plan provides for discretionary matching contributions and/or profit sharing contributions at the discretion of the Board of Directors. In 1999, 1998 and 1997, the matching contributions were $421,278, $381,532 and $357,542, respectively. There were no profit sharing contributions in 1999, 1998 and 1997.

12.  COMMITMENTS AND CONTINGENCIES

The Company has certain operating lease agreements for its offices and equipment. At December 31, 1999, future minimum rental payments required under non-cancelable long-term operating leases are as follows (in thousands):

2000	$3,399
2001	2,620
2002	2,003
2003	1,701
2004	1,145
Thereafter	–

Total minimum lease commitments	$10,868

Rent expense for the year ended December 31, 1999, 1998, and 1997 amounted to $2,851,954, $2,536,713, and $1,972,044, respectively.

On June 26, 1995, two shareholders and an officer of a former agent (the “Primary Plaintiffs”) of Star, and a former spouse of one shareholder and an employee of the former agent (the “Individual Plaintiffs”) initiated legal proceedings against, among others, Star and Meadowbrook in the District Court for Washoe County, Reno, Nevada. All of the plaintiffs requested injunctive relief, compensatory damages, punitive and exemplary damages, and attorney’s fees in an unspecified amount. The Nevada Insurance Department revoked the license of one of the Primary Plaintiffs and one of the Individual Plaintiffs and denied further licensing of the other Primary Plaintiffs.

Meadowbrook and Star vigorously defended themselves and filed counterclaims against the Primary and Individual Plaintiffs. On April 1, 1998, the Court issued an Order dismissing all claims of the Primary Plaintiffs with prejudice.

Notes to Consolidated Financial Statements

Meadowbrook Insurance Group, Inc.

On January 12, 1999, the remaining claims of the Individual Plaintiffs and the counterclaims of Meadowbrook and Star against the Primary and Individual Plaintiffs were tried. On February 2, 1999, the jury returned a verdict in favor of Meadowbrook and Star against the Primary and Individual Plaintiffs. In addition, the jury found against the Individual Plaintiffs and in favor of Meadowbrook and Star on their remaining claims. On April 21, 1999, the Court found in favor of Meadowbrook and Star and against the Primary and Individual Plaintiffs on all outstanding claims for equitable relief. It is not expected that the outcome of this litigation will have a material impact on the financial statements of the Company.

A Final Judgment has been entered with the Court. All plaintiffs have filed an appeal with the Nevada Supreme Court.

The Company is involved in other litigation arising in the ordinary course of operations. While the results of litigation cannot be predicted with certainty, management is of the opinion, after reviewing these matters with legal counsel, that the final outcome of such litigation will not have a material effect upon the Company’s financial statements.

13.  LETTERS OF CREDIT

As of December 31, 1999, a standby letter of credit of $10,015,000 had been issued by a bank to an insurance subsidiary of the Company, under an agreement expiring June 30, 2000, with extensions granted on a yearly basis. This letter of credit is being utilized as security for a surety bond filed with one state. This bond was filed as a requirement for writing workers compensation business in that state. The letter of credit is collateralized by specifically identified marketable securities of the subsidiary, with a total fair market value of 110% of the $10,015,000 letter of credit.

As of December 31, 1999, a standby letter of credit of $6,385,000 had been issued by a bank to an insurance subsidiary of the Company, under an agreement expiring June 30, 2000, with extensions granted on a yearly basis. This letter of credit is being utilized as security for a surety bond filed with one state. This bond was filed as a requirement for writing workers compensation business in that state. The letter of credit is collateralized by specifically identified marketable securities of the subsidiary, with a total fair market value of 110% of the $6,385,000 letter of credit.

In addition, one subsidiary had a standby letter of credit of $10,700,000 issued by a bank, under an agreement expiring October 31, 2000, with extensions granted on a yearly basis. This letter of credit is being utilized as security for the insurance subsidiary’s obligations under a reinsurance agreement. This letter of credit is collateralized by specifically identified treasury bills of the subsidiary, with a total fair market value of 110% of the $10,700,000 letter of credit.

14.  RELATED PARTY TRANSACTIONS:

At December 31, 1999 and 1998, respectively, the Company held a $720,462 and $661,000 note receivable, including $59,462 of accrued interest at December 31, 1999, from an officer/director. There was no accrued interest at December 31, 1998. This note arose from a transaction in late 1998 whereby the Company loaned the officer/director funds to exercise 64,718 common stock options to cover the exercise price and associated tax withholdings. The note provided for interest at the Company’s borrowing rate which was 8.5% and 7.75% at December 31, 1999 and 1998, respectively. The note is due on demand on or after January 1, 2002. The loan is collateralized by 64,718 shares of the Company’s common stock, pursuant to a stock pledge agreement.

15.  SEGMENT INFORMATION:

The Company defines its operations as agency operations and program business operations based upon differences in products and services. The separate financial information of these segments is consistent with

Notes to Consolidated Financial Statements

Meadowbrook Insurance Group, Inc.

the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Intersegment revenue is eliminated in consolidation.

Agency Operations

The agency segment was formed in 1955 as Meadowbrook’s original business. The insurance agency primarily places commercial insurance, as well as personal property, casualty, life and accident and health insurance, with more than 50 insurance carriers from which it earns commission income. The agency has grown to be one of the largest agencies in Michigan and, with recent acquisitions, expanded into Florida and California.

Program Business

The program business segment is engaged primarily in developing and managing alternative market risk management programs for defined client groups and their members. This includes providing services, such as reinsurance brokering, risk management consulting, claims handling, and administrative services, along with various types of property and casualty insurance coverage, including workers’ compensation, general liability and commercial multiple peril. Insurance coverage is primarily provided to associations or similar groups of members, commonly referred to as programs. A program is a set of coverages and services tailored to meet the specific requirements of a group of clients.

The following table sets forth the segment results (in thousands):

	For the Years Ended
	December 31,

	1999	1998	1997

Revenues
Net earned premiums	$124,906	$92,085	$68,493
Management fees	22,878	18,121	15,786
Investment income	11,319	9,620	8,248

Program business	159,103	119,826	92,527
Agency operations	16,391	14,713	10,666
Reconciling items	72	11	24
Intersegment revenue	(572)	(436)	(2,092)

Consolidated revenue	174,994	134,114	101,125

Pre-tax income
Program business	(11,891)	7,520	16,778
Agency operations	3,639	2,757	2,166
Reconciling items	(5,804)	(3,632)	(1,558)

Consolidated pre-tax (loss) income	(14,056)	6,645	17,386

The pre-tax income reconciling items represent other expenses relating to the holding company, amortization and interest expense, which are not allocated among the segments.

Notes to Consolidated Financial Statements

Meadowbrook Insurance Group, Inc.

16.  QUARTERLY FINANCIAL DATA (Unaudited)

The following is a summary of unaudited quarterly results of operations for 1999 and 1998 (in thousands, except per share and ratio data):

	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter

1999:
Gross written premium	$58,761	$54,548	$55,197	$61,968
Net written premium	31,324	28,818	30,699	31,978
Net earned premium	26,159	29,782	32,541	36,424
Net commissions and fees	9,048	9,148	9,307	11,194
Net investment income and realized gains/losses	2,709	2,768	2,863	3,051
Net losses and LAE incurred	20,791	20,912	23,984	29,671
Policy acquisition and other expenses	9,167	8,402	13,797	16,217
Interest on notes payable	840	621	1,037	1,138
Net (loss) income before cumulative effect	(1,438)	1,632	(3,856)	(4,185)
Net (loss) income	(3,144)	1,632	(3,856)	(4,185)
Earnings per share before cumulative effect	$(0.16)	$0.19	$(0.45)	$(0.49)
Earnings per share	$(0.35)	$0.19	$(0.45)	$(0.49)
Dividends declared per share	$0.03	$0.03	$0.03	$0.03
GAAP combined ratio	116.1%	100.6%	115.5%	120.4%

1998:
Gross written premium	$41,883	$51,072	$42,528	$50,849
Net written premium	21,144	20,790	22,690	28,857
Net earned premium	19,063	20,950	23,785	28,287
Net commissions and fees	7,758	8,521	7,460	8,659
Net investment income and realized gains/losses	2,115	2,370	2,531	2,615
Net losses and LAE incurred	10,367	11,133	19,574	15,629
Policy acquisition and other expenses	6,258	6,723	10,306	10,623
Net income (loss)	3,284	3,862	(3,566)	2,290
Earnings per share	$0.36	$0.42	$(0.39)	$0.26
Dividends declared per share	$0.02	$0.02	$0.03	$0.03
GAAP combined ratio	91.7%	90.0%	120.4%	90.0%