Form 10-K, Exhibit 13
period 2000-12-31
MEADOWBROOK INSURANCE GROUP INC
filed 2001-04-02
CIK 949156

                                                                      EXHIBIT 13

                       Meadowbrook Insurance Group, Inc.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                      CONDITION AND RESULTS OF OPERATIONS

DESCRIPTION OF BUSINESS

Meadowbrook Insurance Group, Inc. (the "Company") is a program-oriented risk management company specializing in alternative risk management solutions for agents, brokers, professional/trade associations, and insureds of all sizes. The Company provides a broad array of insurance products and services through its subsidiaries. The Company owns insurance carriers, which are essential elements of the risk management process. Management defines its business segments as agency operations and program business operations based upon differences in products and services.

The agency segment was formed in 1955 as the Company's original business. The insurance agency places principally commercial insurance, as well as personal property, casualty, life and accident and health insurance, with more than 50 insurance carriers from which it earns commission income. The agency has grown to be one of the largest agencies in Michigan and, with acquisitions, has expanded into Florida and California.

The program business segment is engaged primarily in developing and managing alternative risk management programs for defined client groups and their members. This includes providing services, such as reinsurance brokering, risk management consulting, claims handling, and administrative services, along with various types of property and casualty insurance coverage, including workers' compensation, general liability and commercial multi-peril. Insurance coverage is primarily provided to associations or similar groups of members. A program is a set of coverages and services tailored to meet the specific requirements of a group of clients.

The Company categorizes its programs into four categories. In managed programs, the Company usually assumes no insurance risk and generates fee revenue through program management services. In fronted programs, the Company usually assumes 10% or less of the underwriting risk and generates fees that are accounted for as a reduction in underwriting expenses. In risk-sharing programs, the Company participates with the client or producing agent in the operating results of the programs through a captive, rent-a-captive or other such vehicles. In fully-insured programs, the Company provides traditional insurance without a risk-sharing mechanism and derives revenue exclusively from earned premiums and investment income. Fully-insured programs are developed in response to a specific market opportunity and generally when the Company believes there is potential to evolve into a risk-sharing program.

In recent years, the Company derived its revenue from the following sources (in thousands):

                                                                 FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                            ------------------------------
                                                              2000       1999       1998
                                                            ------------------------------
Revenues
  Net earned premiums                                       $146,000   $124,906   $ 92,085
  Management fees                                             24,519     22,878     18,121
  Investment income                                           14,204     11,319      9,620
                                                            ------------------------------
  Program business                                           184,723    159,103    119,826
  Agency operations                                           17,234     16,391     14,713
  Reconciling items                                               52         72         11
  Intersegment revenue                                          (503)      (572)      (436)
                                                            ------------------------------
  Consolidated revenue                                      $201,506   $174,994   $134,114
                                                            ==============================

                       Meadowbrook Insurance Group, Inc.

ACQUISITIONS AND OTHER BUSINESS CHANGES

On August 6, 1999, the Company acquired the assets of TPA Associates, Inc., all of the outstanding stock of TPA Insurance Agency, Inc. and Preferred Insurance Agency, Inc. and approximately 94% of the outstanding stock of Preferred Insurance Company, Ltd. ("PICL"), (collectively, "TPA") at a purchase price of $16.2 million. This transaction resulted in goodwill of $12.9 million.

On July 31, 1998, the Company acquired Florida Preferred Administrators, Inc. ("Florida Preferred") and Ameritrust Insurance Corporation ("Ameritrust"), at a purchase price of $12.3 million, resulting in goodwill of $7.0 million. Florida Preferred, a Florida-based third party administrator, provides a broad range of risk management services to purchasers of workers' compensation insurance from Ameritrust as well as other insurance carriers. This acquisition was subject to a contingent earn-out provision, which was finalized in 2000. During 2000, the Company paid approximately $4.7 million under this provision.

On April 30, 1998, the Company acquired the business of Villari & Associates, Inc. ("Villari"), at a purchase price of $5.6 million, comprised of $4.5 million in cash and 33,433 shares of common stock, resulting in goodwill of $5.6 million. Villari is a Florida-based insurance agency, which offers professional liability products and programs, group health and disability, and property and casualty products.

On July 1, 1997, the Company acquired Crest Financial Corporation, ("Crest"), at a purchase price of $9.4 million, resulting in goodwill of $3.2 million. Crest is a California-based holding company that formerly owned Williamsburg National Insurance Company ("Williamsburg"), an insurance carrier, and Crest Financial Services, a risk management service company. Crest provides risk management services primarily to the trucking industry within California. Effective December 31, 1999, the Company reorganized its holding structure, which resulted in Crest assigning Williamsburg to Star Insurance Company ("Star").

In December, 1996, Star entered into a five-year joint underwriting agreement with Connecticut Surety Company (CSC), whereby Star transferred the underwriting risk on the majority of the Company's existing surety bond business. Effective June 1, 2000, CSC no longer assumes risk on new or renewal business from Star; however, one of CSC's subsidiaries continues to act as a general agent for the Company. This new and renewal business is now 100% reinsured to unaffiliated reinsurers with an A.M. Best Rating of "A" or better.

In December, 1998, CSC entered into an agreement with Evergreen National Indemnity Company to transfer most of its Contract Surety business that it wrote on behalf of Star to Evergreen National Indemnity Company. The agreement provides for the transfer of the underwriting risk on this class of bonds from CSC to Evergreen National Indemnity Company.

Effective May 26, 2000, CSC executed a Subordinated Surplus Note in favor of Star in the principal sum of $195,000. Fifty percent of the principal amount is due on May 26, 2001; the outstanding balance, together with all unpaid interest, is due on May 26, 2002. Interest earns at 9% per annum, with interest payments to be made quarterly, subject to all terms and conditions of the Note. Effective May 26, 2000 and July 14, 2000, Connecticut Surety Corporation executed Promissory Notes in favor of the Company in the amounts of $30,000 and $270,000, due on May 26, 2003 and July 14, 2003, respectively. Interest earns at 9% per annum, payable semi-annually beginning on December 31, 2000, subject to the terms and conditions of the Notes. Further, Star purchased a portion of CSC's outstanding loan with Fleet Bank for $124,800. Interest and repayment terms are in accordance with the original terms between CSC and Fleet Bank. Other investors executed similar notes with CSC in varying amounts and also purchased a portion of the CSC loan with Fleet Bank.

Effective December 31, 2000, CSC executed a Subordinated Surplus Note with Star in the principal sum of $3.8 million. Interest earns at 9% per annum, payable quarterly beginning April 1, 2001. These loan proceeds were deposited by CSC into a trust account established for the benefit of Star in order to collateralize CSC's reinsurance obligations under the reinsurance agreements described above. This
 6

                       Meadowbrook Insurance Group, Inc.

Subordinated Surplus Note, along with the other notes described above, are intended to be converted into Voting Convertible Preferred Stock of CSC, or its parent, as part of a recapitalization of CSC, pursuant to a Letter of Intent dated December 31, 2000 between CSC, Star, and other investors. Upon obtainment of the requisite regulatory approval, it is anticipated that Star would own greater than 50% of CSC, or its parent company, if it has fully exercised its conversion rights under the Voting Convertible Preferred Stock. If and when Star obtains control, it will consolidate CSC's financial position and results of operations into the Company's financial statements.

As of December 31, 2000, without the effect of the investment noted above, CSC had capital and surplus of negative $0.9 million. Star, in conjunction with the Connecticut Insurance Department and the other investors, developed the recapitalization plan described above that will allow CSC to continue as a going concern, subject to regulatory approval. In conjunction with its investment, Star will have seats on CSC's board and appropriate management oversight of ongoing operations.

At December 31, 2000, the Company had approximately $4.5 million of unsecured reinsurance recoverables on unpaid losses due from CSC.

OVERVIEW

2000 COMPARED TO 1999:

Results from operations, excluding the cumulative effect of accounting change, decreased $9.6 million from a net loss of $7.8 million in 1999 to a net loss of $17.5 million in 2000. The 2000 results reflect a $28.0 million pre-tax, or $18.5 million after-tax charge, for loss and loss adjustment expense related items. This charge reflects $20.2 million of adverse development on prior accident years, $2.0 million for accelerated amortization of deferred acquisition costs, $3.0 million for additional reinsurance costs on the Company's adjustable rate casualty reinsurance treaty, and $2.8 million associated with loss-based assessments and other indirect claims expenses. The adverse development was primarily from discontinued programs.

Revenues increased 15.1% to $201.5 million in 2000 from $175.0 million in 1999. During the fourth quarter of 2000, the Company entered into a significant quota share reinsurance treaty for several workers' compensation programs that resulted in a $9.5 million reduction of net earned premium. Excluding the impact of this treaty, revenues would have grown 20.6%. This increase reflects growth rates of 22.0% and 5.1% in program business and agency operations, respectively.

The Company expects improvement in profitability as a result of the termination of under-performing programs, restricted growth, and from efficiencies realized through further migration to its online business processing system.

1999 COMPARED TO 1998:

Results from operations, excluding the cumulative effect of accounting change, decreased $13.7 million from net income of $5.9 million in 1998 to a loss of $7.8 million in 1999. The 1999 results reflect a $6.8 million increase in adverse development from loss reserves on prior accident years, a deterioration in underwriting results on the 1999 accident year of $9.9 million, a $1.8 million increase in the provision for uncollectible receivables, and establishment of a $300,000 liability for expense reduction actions taken in the fourth quarter of 1999. The majority of the adverse development was in programs that the Company has discontinued.

Revenues increased 30.5% to $175.0 million in 1999 from $134.1 million in 1998. Excluding the impact of acquisitions, revenues grew 10.6%. The remaining increase reflects new and existing business growth.

                       Meadowbrook Insurance Group, Inc.

RESULTS OF OPERATIONS

Program Business

The following table sets forth the revenues and results from operations for program business (in thousands):

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                             --------------------------------
                                                               2000        1999        1998
                                                             --------------------------------
Revenue:
  Net earned premiums                                        $146,000    $124,906    $ 92,085
  Management fees                                              24,519      22,878      18,121
  Investment income                                            14,204      11,319       9,620
                                                             --------------------------------
  Total Revenue                                              $184,723    $159,103    $119,826
                                                             ================================
Pre-tax (loss) income:
  Program business                                           $(24,289)   $(11,891)   $  7,520

2000 COMPARED TO 1999:

Revenues from program business increased $25.6 million, or 16.1%, to $184.8 million in 2000 from $159.1 million in 1999. The increase reflects 16.9% growth in net earned premiums to $146.0 million in 2000 from $124.9 million in 1999. This increase reflects growth in new and existing programs, partially offset by a reduction in premiums from programs discontinued in 1999 and 2000. In addition, the purchase of a large quota share reinsurance treaty for several workers' compensation programs caused a $9.5 million reduction in net earned premiums. Management fees grew $1.6 million, or 7.2%, to $24.5 million from $22.9 million. This increase reflects the addition of two new managed programs and the full year impact of the 1999 TPA acquisition. The remaining increase reflects a $2.9 million, or 25.3%, increase in investment income to $14.3 million in 2000 from $11.3 million in 1999. This increase reflects both a 9.2% increase in average invested assets, from operating cash flows, and an increase in pre-tax yields to 6.23% in 2000 from 5.33% in 1999.

Program business in 2000 generated a pre-tax loss of $24.3 million, which compares to an $11.9 million pre-tax loss in 1999. The 2000 results reflect a $28.0 million pre-tax, or $18.5 million after-tax, charge for loss and loss adjustment expense reserve related items. This charge reflects $20.2 million of adverse development on prior accident years, $2.0 million for accelerated amortization of deferred acquisition costs, $3.0 million for additional reinsurance costs on the Company's adjustable rate casualty reinsurance treaty, and $2.8 million associated with loss-based assessments and other indirect claims expenses. The adverse development was primarily from discontinued programs.

The Company expects improvement in profitability as a result of the termination of under-performing programs, restricted growth, and further migration to its online business processing system.

1999 COMPARED TO 1998:

Revenues from program business increased $39.3 million, or 32.8%, to $159.1 million in 1999 from $119.8 million in 1998. The increase reflects 35.6% growth in net earned premiums to $124.9 million in 1999 from $92.1 million in 1998. This increase reflects the acquisitions of Ameritrust and TPA, which contributed $18.8 million. Excluding the impact of these acquisitions, net earned premium increased 15.2%, reflecting growth in existing business. Management fees grew $4.8 million, or 26.3%, to $22.9 million from $18.1 million. This increase reflects the acquisitions of Florida Preferred and TPA. Excluding these acquisitions, management fees would be slightly down, reflecting a decrease in fees for claim services. The remaining increase reflects a $1.7 million, or 17.7%, increase in investment income to

                       Meadowbrook Insurance Group, Inc.

$11.3 million in 1999 from $9.6 million in 1998, reflecting a 15.7% increase in average invested assets, primarily from the acquisition of TPA.

Program business in 1999 generated a pre-tax loss of $11.9 million, which compares to pre-tax income of $7.5 million in 1998. The 1999 results reflect a $6.8 million increase in adverse development from loss reserves on prior accident years, a deterioration in underwriting results on the 1999 accident year of $9.9 million, a $1.8 million increase in the provision for uncollectible receivables, and establishment of a $300,000 liability for expense reduction actions taken in the fourth quarter of 1999. The majority of the adverse development was in programs that the Company has discontinued.

Agency operations

The following table sets forth the revenues and results from agency operations (in thousands):

                                                        2000            1999            1998
                                                       ---------------------------------------
Net commission                                         $17,234         $16,391         $14,713
Pre-tax income                                         $ 4,115         $ 3,639         $ 2,757

2000 COMPARED TO 1999:

Agency commissions increased $843,000, or 5.1%, to $17.2 million in 2000 from $16.4 million in 1999. Agency operations pre-tax income increased $476,000, or 13.2%, to $4.1 million in 2000 from $3.6 million in 1999. This improvement in pre-tax income reflects the combination of growth in commission revenues and the impact of expense reductions taken in late 1999.

1999 COMPARED TO 1998:

Agency commissions increased $1.7 million, or 11.4%, to $16.4 million in 1999 from $14.7 million in 1998. Agency operations generated pre-tax income of $3.6 million in 1999 compared to $2.8 million in 1998. These increases primarily reflect the full year impact of the acquisition of Villari in 1998.

Other items

INTEREST EXPENSE

Interest expense for 2000, 1999 and 1998 was $5.1 million, $3.6 million and $2.0 million, respectively. This interest expense relates primarily to the Company's line of credit. The average debt outstanding was approximately $51 million, $44 million, and $25 million in 2000, 1999 and 1998, respectively. The average interest rate was approximately 9% in 2000 and approximately 8% in both 1999 and 1998.

AMORTIZATION EXPENSE

Amortization expense for 2000, 1999 and 1998 was $2.0 million, $1.6 million and $1.0 million, respectively. These charges reflect the acquisitions in 1997, 1998, and 1999.

The Financial Accounting Standards Board ("FASB") has issued an exposure draft "Business Combinations and Intangible Assets - Accounting for Goodwill." This exposure draft, if adopted, would eliminate the amortization of goodwill. In addition, goodwill would be separately tested for impairment using a fair-value based approach. If adopted, the Company anticipates that this exposure draft would lead to an increase in net income in future periods equal to the after-tax effect of goodwill amortization.

                       Meadowbrook Insurance Group, Inc.

TAXES

The provision for income taxes provided a benefit of $10.1 million in 2000 and $6.2 million in 1999 with a negative effective tax rate of 36.7% and 44.2%, respectively. The provision for income taxes was $0.8 million in 1998, representing an effective tax rate of 11.7% in 1998. The tax rates in 1999 and 1998 deviated significantly from the 34% corporate rate due to the Company's investment portfolio being weighted in tax-exempt securities. During 2000, due to the Company's current tax position, the Company shifted its investment portfolio more to taxable securities, bringing the effective tax rate closer to the corporate tax rate of 34%.

At December 31, 2000, the Company had a deferred tax asset of $21.8 million, $7.9 million of which is related to a net operating loss carryforward ("NOL"). The company believes this asset will be recovered prior to the start of expiration of the NOL on December 31, 2019.

LIQUIDITY AND CAPITAL RESOURCES

The principal sources of funds for the Company and its subsidiaries are insurance premiums, investment income, proceeds from the maturity and sale of invested assets, risk management fees, agency commissions, and management fees from the Company's insurance subsidiaries. Funds are primarily used for the payment of claims, commissions, salaries and employee benefits, other operating expenses, shareholder dividends, and debt service. The Company generates operating cash flow from non-regulated subsidiaries in the form of commission revenue, outside management fees, and intercompany management fees. These sources of income are used to meet debt service, shareholders' dividends, and other operating expenses of the holding company and non-regulated subsidiaries. Earnings before interest, taxes, depreciation, and amortization from non-regulated subsidiaries were approximately $11.5 million in 2000. These earnings were available for debt service.

Cash flow provided by operations was $24.0 million, $23.6 million, and $10.3 million in 2000, 1999, and 1998, respectively. Cash flow in 2000 was impacted by a large workers' compensation quota share treaty entered into during the fourth quarter of 2000. Excluding this treaty, cash flow from operations would have been $40.0 million. The increase in operating cash flow in 2000 reflects the 24.8% growth in gross written premiums. The positive cash flow in 2000 and 1999 in relation to the net losses in each of these years reflects the strengthening of reserves that did not require cash payments in these years. As these losses are paid and growth in premium declines, cash flow may be negatively impacted over the next several years.

The Company has an unsecured line of credit totaling $48.0 million, of which $47.0 million was outstanding at December 31, 2000. The line expires on August 1, 2002 and as of December 31, 2000 bore interest at a variable margin over the Eurocurrency rate (Eurocurrency rate was 6.5% and the margin was 1.7%). The Company drew on this line of credit primarily to consummate the acquisitions made during 1997 through 1999. The Company also uses the line of credit periodically to fund operating expenses of the non-regulated subsidiaries. During 2000, the Company paid down the line of credit by $5.5 million as part of the overall effort to strengthen its balance sheet.

The Company has incurred significant losses in the past two years which has led to violations of certain covenants in its line of credit agreement, reduced capital and surplus, and violations of various regulatory ratios at the insurance company subsidiaries. These losses also resulted in a downgrade by A.M. Best of its rating of the insurance company subsidiaries.

The Company presently has insufficient cash in its non-regulated businesses to meet a reduction in the outstanding line of credit to $33 million at April 30, 2001 as required by the current loan agreement. In addition, the Company is in violation of certain covenants of its loan agreement, which if not successfully renegotiated could result in a requirement to reduce the outstanding credit line to zero. These violations include: falling below the minimum covenant requirements (required amount indicated) for statutory surplus ($66 million), GAAP net worth ($106 million), Risk-Based Capital (175% of Company Action Level) and A.M. Best rating (A-). Also, Star exceeded the required 3.5 to 1.0 Gross Written Premium to Surplus covenant ratio.

                       Meadowbrook Insurance Group, Inc.

To meet its short term liquidity needs and to strengthen the capital and surplus of the insurance subsidiaries, the Company has retained investment bankers to help evaluate strategic alternatives, including raising additional capital and the sale of selected operating assets. As part of the negotiations to reset the loan covenants, the Company is working with the banks to extend the April 30, 2001 payment date to a future date in order to provide, if necessary, additional time to raise the required cash. There is no guarantee that these negotiations will be successful.

In addition, a non-insurance premium finance subsidiary has a line of credit with a bank, which permits borrowings up to 80% of the accounts receivable that collateralize the line. The line expires on May 14, 2001. This line bears interest at 1% under the prime rate (prime was 9.5% at December 31, 2000). At December 31, 2000, $2.5 million was outstanding under this line.

At December 31, 2000, the Company had an outstanding subordinated promissory note payable in the amount of $3,500,000 due June 30, 2003, which bears interest at a rate of 6.673% plus the eurocurrency margin set forth in the Company's bank credit line agreement. At December 31, 2000, the Eurocurrency margin was 1.7%. Proceeds of the borrowing were used to reduce the outstanding balance on the bank line of credit.

As of December 31, 2000 and 1999, the recorded values of the Company's investment portfolio, including cash and cash equivalents, were $240.1 million and $225.5 million, respectively. The debt securities investment portfolio, at December 31, 2000 was 93.7% invested in investment grade A or above bonds (as defined by Standard & Poor's ["S&P"]).

Two insurance subsidiaries jointly purchased a standby letter of credit for $14,200,000 from a third party in connection with a reinsurance agreement. This letter of credit is for a one-year term, with extensions granted on a yearly basis, and is being used as collateral for the insurance subsidiaries' obligations under a reinsurance agreement. This letter of credit is collateralized by specifically identified marketable securities of the subsidiaries, with a total fair market value of 120% of the $14,200,000 letter of credit.

Separately, a subsidiary had a letter of credit for $296,781 issued by a bank, under an agreement expiring December 31, 2001, with extensions granted on a yearly basis. This letter of credit is being utilized as collateral for the insurance subsidiary's obligations under a reinsurance agreement. This letter of credit is collateralized by specifically identified marketable securities of the subsidiary, with a total fair market value of 115% of the $296,781 letter of credit.

Shareholders' equity was $86.0 million, or $10.10 per common share, at December 31, 2000, compared to $100.4 million at December 31, 1999, or $11.80 per common share. The decrease in shareholders' equity during 2000 reflects the Company's net loss and shareholders' dividends, offset by unrealized appreciation of $4.1 million on available for sale securities. Changes in shareholders' equity related to the unrealized values of underlying portfolio investments has been and will continue to be volatile as market prices of debt securities fluctuate with changes in the interest rate environment.

A significant portion of the Company's consolidated assets represent assets of the Company's insurance subsidiaries that cannot be transferred to the holding company in the form of dividends, loans or advances. The restriction on the transferability to the holding company from its insurance subsidiaries is limited by Michigan regulatory guidelines, which are as follows: The maximum discretionary dividend that may be declared, based on data from the preceding calendar year, is the greater of each insurance company's net income (excluding realized capital gains) or 10% of the insurance company's policyholders' surplus (excluding unrealized gains). These dividends are further limited by a clause in the Michigan law that prohibits an insurer from declaring dividends except out of earned surplus earnings of the company. Earned surplus balances are calculated on a quarterly basis. Since Star is the parent insurance company, its maximum dividend calculation represents the combined insurance companies' surplus. Based upon the 2000 statutory financial statements of Star, as of January 1, 2001, Star may not pay any dividend to the Company during 2001 without prior approval of the Michigan Commissioner of Insurance. Star's earned surplus position at December 31, 2000 was negative $25.9 million. No statutory dividends were paid in 2000 and 1999.

                       Meadowbrook Insurance Group, Inc.

The insurance subsidiaries are required to maintain certain deposits with regulatory authorities, which totaled $55.0 million at December 31, 2000, and $45.4 million at December 31, 1999.

REGULATORY AND RATING ISSUES

Insurance operations are subject to various leverage tests (e.g. premium to statutory surplus ratios) which are evaluated by regulators and rating agencies. The Company's target for gross and net written premium to statutory surplus are 4 to 1 and 2 to 1, respectively. Due primarily to the large net loss, statutory surplus has diminished to a level where the year end premium leverage ratios, on a consolidated basis, were 5.1 to 1 and 2.4 to 1 on a gross and net written premium basis, respectively. As noted above, the Company has engaged investment bankers to assist in raising the necessary capital to bring its leverage ratios back to Company targets.

The National Association of Insurance Commissioners ("NAIC") has adopted a risk-based capital ("RBC") formula to be applied to all property and casualty insurance companies. The formula measures required capital and surplus based on an insurance company's products and investment portfolio and is to be used as a tool to identify weakly capitalized companies. At December 31, 2000 and 1999, all of the insurance subsidiaries were in compliance with RBC requirements. Regulatory measures are required when the RBC ratio falls below 2 to 1 actual surplus to mandatory regulatory surplus. Star, the parent insurance company, had statutory surplus of $56.2 million and $70.2 million at December 31, 2000 and 1999, respectively; the calculated RBC was $27.0 million in 2000 and $19.6 million in 1999.

The NAIC's Insurance Regulatory Information System ("IRIS") was developed by a committee of state insurance regulators and is primarily intended to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies 11 industry ratios and specifies "usual values" for each ratio. Departure from the usual values on four or more ratios generally leads to inquiries or possible further review from individual state insurance commissioners.

In 2000, Star had eight ratios that varied from the "usual value" range. The variations and reasons for them are set forth below:

                          Ratio                               Usual Range        Star Value
- -------------------------------------------------------------------------------------------
Change in Net Writings                                     <33% or >-33%             39%(1)
Surplus Aid to Surplus                                     Under 15%                 25%(2)
Two-year Overall Operating Ratio                           Under 100%               121%(3)
Change in Surplus                                          <50% or >-10%            -17%(3)
Liabilities to Liquid Assets                               Under 105%               145%(3)
Agents' Balances to Surplus                                Equal or Under 40%        55%(4)
One-year Reserve Development to Surplus                    Equal or Under 20%        22%(3)
Two-year Reserve Development to Surplus                    Equal or Under 20%        30%(3)

(1) The growth in Star's net written premium was unusually high as a result of new intercompany reinsurance arrangements in which Star assumed a portion of business from its subsidiaries. In addition, to reduce the Company's overall excess reinsurance costs, Star assumed premium that was previously assumed by PICL. Excluding these items, Star's Change in Net Writings ratio would have been within the usual range at 20%.

(2) The Surplus Aid to Surplus ratio was impacted by the purchase of a significant quota share reinsurance treaty for several of the Company's workers' compensation programs, as well as the overall reduction in statutory surplus as a result of the net loss in 2000.

(3) The overall operating loss, primarily from adverse loss development on discontinued programs, negatively impacted these operating ratios.

(4) The Agents' Balances to Surplus ratio was impacted by the combination of the overall operating loss and growth in gross written premium.

In 2000, the Change in Net Writings and Surplus Aid to Surplus ratios for Ameritrust were negative 44% and 18%, respectively. Both of these ratios were impacted by the purchase of a significant quota share reinsurance treaty for several of its workers' compensation programs as noted above. Excluding the impact
 12

                       Meadowbrook Insurance Group, Inc.

of this reinsurance transaction, the ratios would have been 11% and 1%, respectively, both within the usual range.

In February 2001, A.M. Best downgraded Star, Savers, Williamsburg and Ameritrust from an "A-" (Excellent) to a "B++" (Very Good) rating. This change in the Company's rating is the result of A.M. Best's concerns about the Company's recent net operating losses and reduction in statutory surplus. A.M. Best ratings are based upon factors of concern to policyholders and are not directed toward the protection of investors. No assurances can be given that in the future A.M. Best will not further reduce or withdraw the ratings of the Company's insurance company subsidiaries.

During 2000, Standard & Poor's assigned an "A" rating to Star, Savers, Williamsburg, and Ameritrust. Standard & Poor's ratings are based upon factors of concern to policyholders and are not directed toward the protection of investors. Effective February 21, 2001, Standard & Poor's placed this "A" rating on credit watch with negative implications and may downgrade the rating in the near future. No assurances can be given that in the future Standard & Poor's will not reduce or withdraw the ratings of the Company's insurance company subsidiaries.

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

Reinsurance does not legally discharge an insurer from its primary liability for the full amount of risks assumed under insurance policies it issues, but it does make the assuming reinsurer liable to the insurer to the extent of the reinsurance ceded. Therefore, the Company is subject to credit risk with respect to the obligations of its reinsurers. In its selection of reinsurers, the Company evaluates the financial stability of its prospective reinsurers. To date, the Company has not experienced any material difficulties in collecting reinsurance recoverables. No assurance can be given, however, regarding the future ability of any of the Company's reinsurers to meet their obligations. The following table sets forth information relating to the Company's five largest reinsurers (other than client captive quota-share reinsurers) as of December 31, 2000:

                                                    Reinsurance Premium Ceded   A.M. Best
                    Reinsurer                           December 31, 2000        Rating
- -----------------------------------------------------------------------------------------
                                                         (In thousands)
Employers Reinsurance Corporation                            $38,345               A++
National Union Fire Ins Co.                                   16,702               A++
Lloyds Syndicate #227                                          5,659               A g
NAC Reinsurance Corporation                                    5,195               A+
Zurich Specialties London Limited                              4,027               A

In its risk-sharing programs, the Company is also subject to credit risk with respect to the payment of claims by its clients' captive insurers, rent-a-captive, large deductible programs, indemnification agreements, and on the portion of risk exposure either ceded to the captives, or retained by the clients. The capitalization and credit worthiness of prospective risk-sharing partners is one of the factors considered by the Company in entering into and renewing risk-sharing programs. The Company collateralizes balances due from its risk-sharing partners through funds withheld trusts or letters of credit. At December 31, 2000, the Company had risk exposure in excess of collateral in the amount of $5.9 million on these programs. To date, the Company has not experienced any material difficulties in collecting balances from its risk-sharing partners. No assurance can be given, however, regarding the future ability of any of the Company's risk-sharing partners to meet

                       Meadowbrook Insurance Group, Inc.

their obligations. During 2000, the Company recorded a provision of $2.0 million related to balances due from marginally capitalized risk sharing partners in the event they are unable or unwilling to meet their obligation.

DEPENDENCE ON KEY PROGRAMS

The Company provides alternative risk management products and services to certain large client groups and associations and then markets them to their individual members. In 2000 and 1999, the Company's top four programs accounted for 22% and 26%, respectively, of the Company's total net earned premium. The loss or cancellation of any of the Company's significant programs by the relevant client groups, or the general availability of commercial market coverage to members of such groups on more favorable terms than provided under the Company's programs, could have a material adverse effect on the Company's results of operations. Some of the Company's clients require its insurance companies to retain an A- or better A.M. Best rating. As noted above, the Company was recently downgraded to B++ by A.M. Best. This downgrade may result in either a loss of clients or a requirement to seek another insurance company with an A.M. Best rating of "A-" or better as a fronting or policy-issuing company. There are costs associated with providing the Company's insureds with access to a fronting company that likely cannot be recouped.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates as well as other relevant market rate or price changes. The volatility and liquidity in the markets in which the underlying assets are traded directly influence market risk. The following is a discussion of the Company's primary risk exposures and how those exposures are currently managed as of December 31, 2000. The Company's market risk sensitive instruments are primarily related to debt securities and equity securities, which are available for sale and not held for trading purposes.

Interest rate risk is managed within the context of asset and liability management where the target duration of the investment portfolio is managed to approximate that of the liabilities as determined by actuarial analysis.

At December 31, 2000, the fair value of the Company's investment portfolio was $183.2 million, 91.0% of which is invested in debt securities. The Company's market risk to the investment portfolio is interest rate risk associated with debt securities. The Company's exposure to equity price risk is not significant in relation to debt exposure. The Company's common equity investment portfolio is approximately $10 million and is invested primarily in large cap value stocks. As such, a 20% decline in the S&P 500 would produce, on average, a loss of approximately $1.3 million or 1.5% of shareholders' equity after tax. The Company's investment philosophy is one of maximizing after-tax earnings and has historically included significant investments in tax-exempt bonds. During the year, the Company shifted its asset allocation to a larger percentage of taxable securities primarily for tax reasons. For the Company's investment portfolio, there were no significant changes in the Company's primary market risk exposures or in how those exposures are managed compared to the year ended December 31, 1999. The Company does not anticipate significant changes in the Company's primary market risk exposures or in how those exposures are managed in future reporting periods based upon what is known or expected to be in effect in future reporting periods.

A sensitivity analysis is defined as the measurement of potential loss in future earnings, fair values or cash flows of market sensitive instruments resulting from one or more selected hypothetical changes in interest rates and other market rates or prices over a selected period. In the Company's sensitivity analysis model, a hypothetical change in market rates is selected that is expected to reflect reasonable possible near-term changes in those rates. The term "near term" means a period of time going forward up to one year from the date of the consolidated financial statements. In its sensitivity model, the Company uses fair values to measure its potential loss of debt securities assuming an upward parallel shift in interest rates to measure the

                       Meadowbrook Insurance Group, Inc.

hypothetical change in fair values. Based upon this sensitivity model, a 100 basis point increase in interest rates produces a loss in fair value of market sensitive instruments of approximately $5.2 million. This loss in fair value only reflects the impact of interest rate increases on the fair value of the Company's debt securities. This loss after tax constitutes 4.0% of shareholders' equity. The other financial instruments, which include cash and cash equivalents, equity securities, premium receivables, reinsurance recoverables, line of credit and other assets and liabilities, when included in the sensitivity model, do not produce a material loss in fair values.

NEW ACCOUNTING PRONOUNCEMENTS

FASB has issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities," which the Company will adopt effective January 1, 2001 (as amended by SFAS No. 137 and
138). SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. As the Company does not customarily use derivative instruments, management of the Company does not anticipate that the adoption of SFAS No. 133 will have a material effect on the results of operations or financial position of the Company.

In March 1998, NAIC voted to adopt its Codification of Statutory Accounting Principles project (referred to hereafter as "codification"). Codification is a modified form of statutory accounting principles that will result in a change to the current NAIC Accounting Practices and Procedures Manual applicable to insurance enterprises. Although adoption of codification by all states is not a certainty, the NAIC has recommended that all states enact codification as soon as practicable with an effective date of January 1, 2001. It is currently anticipated that codification will become an NAIC state accreditation requirement starting in 2002. In addition, the American Institute of Certified Public Accountants and the NAIC have agreed to continue to allow the use of certain permitted accounting practices when codification becomes effective in 2001. Any accounting differences from codification principles, however, must be disclosed and quantified in the footnotes to the audited financial statements. Therefore, codification will likely result in changes to what are currently considered prescribed statutory insurance accounting practices. The Company does not anticipate the impact of codification to be material to the Company's statutory surplus.

FASB has issued an exposure draft "Business Combinations and Intangible
Assets -- Accounting for Goodwill." This exposure draft, if adopted, would eliminate the amortization of goodwill. In addition, goodwill would be separately tested for impairment using a fair-value based approach. If adopted, the Company anticipates that this exposure draft would lead to an increase in net income in future periods equal to the after-tax effect of goodwill amortization.

This annual report may provide information including certain statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements regarding the intent, belief, or current expectations of the Company's management. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions, and other risks identified in the Company's reports and registration statements filed with the Securities and Exchange Commission. The Company is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

                       Meadowbrook Insurance Group, Inc.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                     FOR THE YEARS ENDED DECEMBER 31,
                                         --------------------------------------------------------
                                           2000        1999        1998        1997        1996
                                         --------------------------------------------------------
                                             (In thousands, except per share and ratio data)
INCOME STATEMENT DATA:
Gross written premium                    $287,852    $230,474    $186,332    $146,739    $115,580
Net written premium                       136,324     122,819      93,481      74,965      72,758
Net earned premium                        146,000     124,906      92,085      68,493      84,547
Net investment income                      13,715      11,618       9,579       8,138       8,050
Net realized gain (loss) on
  investments                                 540        (227)         52         134          26
Total revenue                             201,506     174,994     134,114     101,125     109,189
Net losses and LAE                        127,619      95,358      56,703      36,143      41,265
Policy acquisition and other expenses      53,316      47,583      31,931      19,531      32,079
Interest on notes payable                   5,135       3,636       1,979         649           -
(Loss) income before income taxes         (27,602)    (14,056)      6,645      17,386      10,868
Net (loss) income before cumulative
  effect                                  (17,473)     (7,847)      5,870      13,043       8,706
Net (loss) income                         (17,473)     (9,553)      5,870      13,043       8,706
Earnings per share before cumulative
  effect -- Diluted                      $  (2.05)   $  (0.91)   $   0.65    $   1.42    $   0.95
Earnings per share -- Diluted            $  (2.05)   $  (1.11)   $   0.65    $   1.42    $   0.95
Dividends declared per share             $   0.12    $   0.12    $   0.10    $   0.08    $   0.08
BALANCE SHEET DATA:
Total investments and cash and cash
  equivalents                            $240,083    $225,523    $201,025    $167,292    $156,495
Total assets                              661,183     551,977     440,075     328,642     265,035
Loss and LAE reserves                     341,824     229,244     148,844      98,979      92,390
Shareholders' equity                       85,975     100,408     119,567     115,446     100,201
OTHER DATA:
GAAP ratios (insurance companies
  only)
Net loss and LAE ratio                      90.9%       79.0%       65.0%       55.7%       52.1%
Expense ratio                               35.9%       34.5%       30.6%       34.0%       45.0%
Combined ratio                             126.8%      113.5%       95.6%       89.7%       97.1%
Statutory combined ratio                   126.4%      114.2%       98.7%       90.2%       98.1%

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

/s/ Merton J. Segal
Merton J. Segal
Chairman and Chief Executive Officer

/s/ Jeffrey H. Koenig
Jeffrey H. Koenig
Executive Vice President and
Chief Financial Officer

February 15, 2001

To the Board of Directors and Shareholders
Of Meadowbrook Insurance Group, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows present fairly, in all material respects, the financial position of Meadowbrook Insurance Group, Inc. and Subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                         [/s/ PricewaterhouseCoopers LLP]
                                         PricewaterhouseCoopers LLP

Detroit, Michigan
February 15, 2001

                       Meadowbrook Insurance Group, Inc.

                           CONSOLIDATED BALANCE SHEET

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2000          1999
                                                              ----------------------
                                                                  (In thousands,
                                                                except share data)
                           ASSETS
Investments
  Debt securities available for sale, at fair value (cost of
     $164,685 and $188,755 in 2000 and 1999, respectively)    $166,790      $185,241
  Equity securities available for sale, at fair value (cost
     of $16,445 and $17,087 in 2000 and 1999, respectively)     16,455        16,569
  Cash and cash equivalents                                     56,838        23,713
                                                              ----------------------
          Total investments and cash and cash equivalents      240,083       225,523
  Accrued investment income                                      2,480         2,759
  Premiums and agent balances receivable (net of allowance
     of $5,242 and $2,225 in 2000 and 1999, respectively)       79,121        85,707
  Reinsurance recoverable on:
     Paid losses                                                16,425        14,051
     Unpaid losses                                             168,962       101,744
  Prepaid reinsurance premiums                                  55,854        42,073
  Deferred policy acquisition costs                              6,624        10,030
  Deferred federal income taxes                                 21,753        14,729
  Federal income taxes recoverable                               1,933         1,180
  Intangible assets (less accumulated amortization of $5,403
     and $3,396 in 2000 and 1999, respectively)                 35,946        32,885
  Other assets                                                  32,002        21,296
                                                              ----------------------
          Total assets                                        $661,183      $551,977
                                                              ======================
            LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Reserve for losses and loss adjustment expenses             $341,824      $229,244
  Unearned premiums                                             94,142        90,095
  Debt                                                          53,013        58,463
  Payable to insurance companies                                19,126        23,732
  Accounts payable and accrued expenses                         20,106        15,814
  Reinsurance funds held and balances payable                   38,171        29,571
  Other liabilities                                              8,826         4,650
                                                              ----------------------
          Total liabilities                                    575,208       451,569
                                                              ----------------------
Commitments and contingencies (note 12)
Shareholders' Equity
  Common stock, $0.01 stated value; authorized 20,000,000
     shares; 8,512,008 and 8,511,655 shares issued and
     outstanding                                                    85            85
  Additional paid-in capital                                    67,928        67,907
  Retained earnings                                             17,309        35,809
  Note receivable from officer                                    (772)         (720)
  Accumulated other comprehensive income:
       Unrealized appreciation (depreciation) on available
          for sale securities, net of deferred tax expense
          (benefit) of $690 and ($1,359) in 2000 and 1999,
          respectively                                           1,425        (2,673)
                                                              ----------------------
          Total shareholders' equity                            85,975       100,408
                                                              ----------------------
          Total liabilities and shareholders' equity          $661,183      $551,977
                                                              ======================

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.
 18

                       Meadowbrook Insurance Group, Inc.

                        CONSOLIDATED STATEMENT OF INCOME

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                           ---------------------------------------
                                                              2000          1999          1998
                                                           ---------------------------------------
                                                            (In thousands, except per share data)
REVENUES
  Premiums earned
     Gross                                                 $ 310,697     $ 236,620     $  176,242
     Ceded                                                  (164,697)     (111,714)       (84,157)
                                                           ---------------------------------------
  Net earned                                                 146,000       124,906         92,085
  Net commissions and fees                                    41,251        38,697         32,398
  Net investment income                                       13,715        11,618          9,579
  Net realized gains (losses) on investments                     540          (227)            52
                                                           ---------------------------------------
     Total revenues                                          201,506       174,994        134,114
                                                           ---------------------------------------
EXPENSES
  Losses and loss adjustment expenses                        289,588       189,084        118,676
  Reinsurance recoveries                                    (161,969)      (93,726)       (61,973)
                                                           ---------------------------------------
  Net losses and loss adjustment expenses                    127,619        95,358         56,703
  Salaries and employee benefits                              43,038        42,473         36,856
  Other operating expenses                                    53,316        47,583         31,931
  Interest on notes payable                                    5,135         3,636          1,979
                                                           ---------------------------------------
     Total expenses                                          229,108       189,050        127,469
                                                           ---------------------------------------
     (Loss) income before taxes                              (27,602)      (14,056)         6,645
                                                           ---------------------------------------
  Federal income tax (benefit) expense                       (10,129)       (6,209)           775
                                                           ---------------------------------------
     Net (loss) income before cumulative effect of
       accounting change                                     (17,473)       (7,847)         5,870
                                                           ---------------------------------------
  Cumulative effect of accounting for insurance related
     assessments, net of deferred taxes                            -        (1,706)             -
                                                           ---------------------------------------
     Net (loss) income                                     $ (17,473)    $  (9,553)    $    5,870
                                                           =======================================
Earnings Per Share
  Basic
     Before cumulative effect of accounting change         $   (2.05)    $   (0.91)    $     0.67
     Cumulative effect of accounting change                $       -     $   (0.20)    $        -
     Net (loss) income                                     $   (2.05)    $   (1.11)    $     0.67
  Diluted
     Before cumulative effect of accounting change         $   (2.05)    $   (0.91)    $     0.65
     Cumulative effect of accounting change                $       -     $   (0.20)    $        -
     Net (loss) income                                     $   (2.05)    $   (1.11)    $     0.65
  Weighted average number of common shares
     Basic                                                 8,511,834     8,588,216      8,702,768
     Diluted                                               8,511,834     8,588,216      9,026,180

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

                       Meadowbrook Insurance Group, Inc.

                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

                                                                     FOR THE YEARS ENDED
                                                                         DECEMBER 31,
                                                                ------------------------------
                                                                  2000        1999       1998
                                                                ------------------------------
                                                                        (In thousands)
Net (loss) income                                               $(17,473)   $ (9,553)   $5,870
  Other comprehensive income (loss), net of tax:
     Unrealized gains (losses) on securities                       4,638      (6,746)      920
     Less: reclassification adjustment for (gains) losses
       included in net income                                       (540)        227       (52)
                                                                ------------------------------
  Other comprehensive income (loss)                                4,098      (6,519)      868
                                                                ==============================
  Comprehensive (loss) income                                   $(13,375)   $(16,072)   $6,738
                                                                ==============================

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.
 20

                       Meadowbrook Insurance Group, Inc.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                  -----------------------------------------------------------------------------
                                                                                   Accumulated
                                           Additional                  Note           Other           Total
                                  Common    Paid-In     Retained    Receivable    Comprehensive   Shareholders'
                                  Stock     Capital     Earnings   from Officer      Income          Equity
                                  -----------------------------------------------------------------------------
                                                                 (In thousands)
Balances January 1, 1998           $87      $72,650     $39,731       $   -          $ 2,978        $115,446
Unrealized appreciation on
  available for sale securities      -            -           -           -              868             868
Dividends declared at $0.10 per
  share                              -            -        (871)          -                -            (871)
Issuance of 202,266 shares of
  common stock                       2        2,077           -           -                -           2,079
Retirement of 198,996 shares of
  common stock                      (2)      (4,546)        375           -                -          (4,173)
Tax benefit of stock option
  exercises                          -        1,009           -           -                -           1,009
Note receivable from officer         -            -           -        (661)               -            (661)
Net income                           -            -       5,870           -                -           5,870
                                  -----------------------------------------------------------------------------
Balances December 31, 1998          87       71,190      45,105        (661)           3,846         119,567
Unrealized appreciation on
  available for sale securities      -            -           -           -           (6,519)         (6,519)
Dividends declared at $0.12 per
  share                              -            -      (1,031)          -                -          (1,031)
Issuance of 13,945 shares of
  common stock                       -           93           -           -                -              93
Retirement of 165,724 shares of
  common stock                      (2)      (3,414)      1,288           -                -          (2,128)
Tax benefit of stock option
  exercises                          -           38           -           -                -              38
Note receivable from officer         -            -           -         (59)               -             (59)
Net loss                             -            -      (9,553)          -                -          (9,553)
                                  -----------------------------------------------------------------------------
Balances December 31, 1999          85       67,907      35,809        (720)          (2,673)        100,408
Unrealized depreciation on
  available for sale securities      -            -           -           -            4,098           4,098
Dividends declared at $0.12 per
  share                              -            -      (1,021)          -                -          (1,021)
Issuance of 34,718 shares of
  common stock                       -          177           -           -                -             177
Retirement of 34,365 shares of
  common stock                       -         (157)         (6)          -                -            (163)
Tax benefit of stock option
  exercises                          -            1           -           -                -               1
Note receivable from an officer      -            -           -         (52)               -             (52)
Net loss                             -            -     (17,473)          -                -         (17,473)
                                  -----------------------------------------------------------------------------
Balances December 31, 2000         $85      $67,928     $17,309       $(772)         $ 1,425        $ 85,975
                                  =============================================================================

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

                       Meadowbrook Insurance Group, Inc.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                        FOR THE YEARS ENDED
                                                                            DECEMBER 31,
                                                                ------------------------------------
                                                                  2000          1999          1998
                                                                ------------------------------------
                                                                           (In thousands)
Net (Loss) Income                                               $(17,473)     $ (9,553)     $  5,870
                                                                ------------------------------------
  Adjustments to reconcile net (loss) income to net cash
    provided by operating activities:
    Amortization of intangible assets                              2,097         1,621         1,039
    Depreciation of furniture and equipment owned                  3,134         3,172         2,332
    Net (accretion) amortization on bonds                            (59)           31           (85)
    (Gain) loss on sale of investments                              (540)          227           (52)
    Deferred income tax (benefit) expense                         (9,075)       (6,724)         (897)
  Changes in operating assets and liabilities:
  Decrease (increase) in:
    Accrued investment income                                        279          (248)         (593)
    Premiums and agent balances receivable                         6,586       (16,509)       (5,204)
    Reinsurance recoverable on paid and unpaid losses            (69,592)      (40,293)      (26,644)
    Prepaid reinsurance premiums                                 (13,781)       (5,737)       (9,105)
    Deferred policy acquisition costs                              3,406        (1,130)       (1,191)
    Federal income taxes recoverable                                (752)        1,229        (1,029)
    Other assets                                                  (8,765)        2,778        (2,265)
  Increase (decrease) in:
    Losses and loss adjustment expenses                          112,580        71,448        36,587
    Unearned premiums                                              4,047         8,225        10,770
    Accounts payable and accrued expenses                          4,292         2,469         2,980
    Insurance company payable                                     (4,606)        7,086         2,809
    Reinsurance funds held and balances payable                    8,600         9,219           189
    Other liabilities                                              3,603        (3,678)       (5,195)
                                                                ------------------------------------
      Total Adjustments                                           41,454        33,186         4,446
                                                                ====================================
    Net cash provided by operating activities                     23,981        23,633        10,316
                                                                ------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of equity securities available for sale                  (236)      (10,858)       (3,139)
  Purchase of debt securities available for sale                 (68,486)      (74,297)      (61,763)
  Proceeds from sale of equity securities available for sale       1,049         1,362           473
  Proceeds from sales and maturities of debt securities
    available for sale                                            92,985        63,589        32,382
  Capital expenditures                                            (3,043)       (3,656)       (8,058)
  Purchase of and additional investments in subsidiaries          (5,158)      (16,776)      (18,921)
  Net cash acquired in purchase of subsidiaries                        -         3,795        23,019
                                                                ------------------------------------
    Net cash provided by (used in) investing activities           17,111       (36,841)      (36,007)
                                                                ------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from lines of credit                                   52,328       107,703        51,947
  Payment of lines of credit                                     (57,778)      (90,193)      (22,459)
  Book overdraft                                                  (1,459)        2,031             -
  Dividend paid on common stock                                   (1,021)       (1,037)         (782)
  Retirement of common stock                                         (37)       (2,093)       (2,720)
                                                                ------------------------------------
  Net cash (used in) provided by financing activities             (7,967)       16,411        25,986
                                                                ------------------------------------
  Increase in cash and cash equivalents                           33,125         3,203           295
  Cash and cash equivalents, beginning of year                    23,713        20,510        20,215
                                                                ------------------------------------
  Cash and cash equivalents, end of year                        $ 56,838      $ 23,713      $ 20,510
                                                                ------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid                                                 $  5,135      $  3,636      $  1,979
  Income taxes (received) paid, net of refund                   $   (228)     $ (1,639)     $  2,430
SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING AND FINANCING
  ACTIVITIES:
  Common stock issued for net non cash assets of acquired
    subsidiaries                                                       -             -      $  1,120
  Tax benefit from stock options                                $      1      $     38      $  1,009
  Note receivable from officer for issuance of stock                   -             -      $    330

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.
 22

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

PRINCIPLES OF CONSOLIDATION

The financial statements consolidate the accounts and operations of Meadowbrook Insurance Group, Inc. (the "Company") and its subsidiaries, all of which are wholly owned or majority owned, after elimination of all intercompany accounts and transactions.

BUSINESS

The Company, through its subsidiaries, is engaged primarily in developing and managing alternative risk management programs for defined client groups and their members. This includes providing services, such as reinsurance brokering, risk management consulting, claims handling, administrative services, along with various types of property and casualty insurance coverage, including workers' compensation, general liability and commercial multiple peril. The Company also operates retail insurance agencies, which primarily place principally commercial insurance as well as personal property, casualty, life and accident and health insurance with multiple insurance carriers. The Company does not have significant exposures to environmental/asbestos and catastrophic coverages. Insurance coverage is primarily provided to associations or similar groups of members, commonly referred to as programs. Four programs accounted for 21.6%, 25.9%, and 37.7% of the Company's total net earned premium in 2000, 1999 and 1998, respectively. The net earned premium of the largest program in each respective year represented 6.2%, 7.6% and 12.3% of the Company's premium revenues in 2000, 1999 and 1998, respectively.

The Company has incurred significant losses in the past two years which has led to violations of certain covenants in its line of credit agreement, reduced capital and surplus, and violations of various regulatory ratios at the insurance company subsidiaries. These losses also resulted in a downgrade by A.M. Best of its rating of the insurance company subsidiaries.

The Company presently has insufficient cash in its non-regulated businesses to meet a reduction in the outstanding line of credit to $33 million at April 30, 2001 as required by the current loan agreement. In addition and as further discussed in Note 7, the Company is in violation of certain covenants of its loan agreement, which if not successfully renegotiated could result in a requirement to reduce the outstanding credit line to zero.

To meet its short term liquidity needs and to strengthen the capital and surplus of the insurance subsidiaries, the Company has retained investment bankers to help evaluate strategic alternatives, including raising additional capital and the sale of selected operating assets. As part of the negotiations to reset the loan covenants, the Company is working with the banks to extend the April 30, 2001 payment date to a future date in order to provide, if necessary, additional time to raise the required cash. There is no guarantee that these negotiations will be successful.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Meadowbrook Insurance Group, Inc.

amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENTS

The Company's investment securities at December 31, 2000 and 1999 are classified as available for sale. Investments classified as available for sale securities are available to be sold in the future in response to the Company's liquidity needs, changes in market interest rates, tax strategies and asset-liability management strategies, among other reasons. Available for sale securities are reported at fair value, with unrealized gains and losses reported in the accumulated other comprehensive income component of shareholders' equity, net of deferred taxes.

Realized gains or losses on sale or maturity of investments are determined on the basis of specific costs of the investments. Discount or premium on debt securities purchased at other than par value is amortized using the constant yield method. Investments with other than temporary declines in fair value are written down to estimated fair value and the related realized losses recognized in income. There were no investments written down in 2000, 1999 and 1998.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand and highly liquid short-term investments. The Company considers all short-term investments purchased with a maturity of three months or less at the time of acquisition to be cash equivalents.

DEFERRED POLICY ACQUISITION COSTS

Commissions and other costs of acquiring insurance business that vary with and are primarily related to the production of new and renewal business are deferred and amortized over the terms of the policies or reinsurance treaties to which they relate. Investment earnings are anticipated in determining the recoverability of such deferred amounts.

FURNITURE AND EQUIPMENT

Furniture and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, generally five to ten years. Upon sale or retirement, the cost of the asset and related accumulated depreciation are eliminated from their respective accounts, and the resulting gain or loss is included in income. Repairs and maintenance are charged to operations when incurred.

INTANGIBLE ASSETS

Goodwill resulting from acquisitions is amortized on a straight-line basis over 15 to 20 years. Other intangibles are amortized on a straight-line basis over 3 to 7 years.

Annually, the Company evaluates the net carrying value of goodwill to determine if there has been any impairment in value. The methodology used for this evaluation entails review of annual operating performance along with anticipated results for the ensuing year based on operating budgets and forecasts. At December 31, 2000 the Company concluded that there had been no impairment in the net carrying value of goodwill.

The Financial Accounting Standards Board ("FASB") has issued an exposure draft "Business Combinations and Intangible Assets -- Accounting for Goodwill." This exposure draft, if adopted, would eliminate the amortization of goodwill. In addition, goodwill would be separately tested for impairment using a fair-value based approach. If adopted, the Company anticipates that this exposure draft would lead to an increase in net income in future periods equal to the after-tax effect of goodwill amortization.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Meadowbrook Insurance Group, Inc.

LOSSES AND LOSS ADJUSTMENT EXPENSES AND REINSURANCE RECOVERABLES

The liability for losses and loss adjustment expenses ("LAE") represents (1) case basis estimates of reported losses and LAE on direct business, (2) actuarial estimates of incurred but not reported losses and LAE, and (3) estimates received from ceding reinsurers on assumed business. Such liabilities, by necessity, are based upon estimates and, while management believes that the amount accrued is adequate, the ultimate liability may be greater or less than the amount provided.

Reinsurance recoverables represent (1) amounts currently due from reinsurers on paid loss and LAE, (2) amounts recoverable from reinsurers on case basis estimates of reported losses and LAE, and (3) amounts recoverable from reinsurers on actuarial estimates of incurred but not reported losses and LAE. Such recoverables, by necessity, are based upon estimates and, while management believes that the amount accrued is collectible, the ultimate recoverable may be greater or less than the amount accrued.

The methods for making such estimates and for establishing the loss reserves and reinsurance recoverables are continually reviewed and updated.

REVENUE RECOGNITION

Premiums written are recognized as earned on a pro rata basis over the life of the policy term. Unearned premiums represent the portion of premiums written that are applicable to the unexpired terms of policies in force. Provisions for unearned premiums on reinsurance assumed from others are made on the basis of ceding reports when received. Certain premiums are subject to retrospective premium adjustments. The estimated ultimate premium is recognized over the term of the insurance contract.

Commission and fee income is recorded on the later of the effective date or the billing date of the policies on which it was earned. The income effects of subsequent premium and fee adjustments are recorded when the adjustments become known.

The Company occasionally guarantees the financing of policies it writes. No material premium financing guarantees were in effect at December 31, 2000.

The majority of claims processing fees are recognized as revenue over the estimated life of the claims. For those contracts that provide services beyond the contractually defined termination date of the related contracts, fees are deferred in an amount equal to management's estimate of the Company's obligation to continue to provide services.

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

STOCK OPTIONS

Compensation expense, if any, resulting from stock options granted by the Company is determined based on the difference between the exercise price and the fair market value of the underlying common stock at the date of grant. The Company's plan requires stock options to be granted at fair market value.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Meadowbrook Insurance Group, Inc.

EARNINGS PER SHARE

Basic earnings per share are based on the weighted average number of common shares outstanding during the year while diluted earnings per share includes the weighted average number of common shares and potential dilution from shares issuable pursuant to stock options using the treasury stock method. Shares issuable pursuant to stock options included in diluted earnings per share were 323,412 for the year ended December 31, 1998. There are no shares issuable pursuant to stock options included in diluted earnings per share for 2000 and 1999, as they were anti-dilutive. In addition, stock options were outstanding to purchase 60,770 shares in 1998 at a weighted average price per share of $30.45. These shares were not included in the computation of diluted earnings per share as they were anti-dilutive.

CUMULATIVE EFFECT OF ACCOUNTING CHANGE

As described in our 1998 Annual Report, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments" (SOP 97-3). SOP 97-3 provides guidance for determining when an entity should recognize a liability for guaranty-fund and other insurance-related assessments, how to measure that liability, and when an asset may be recognized for the recovery of such assessments through premium tax offsets or policy surcharges. As required, the Company adopted SOP 97-3 in the quarter ended March 31, 1999. The adoption of SOP 97-3 resulted in a non-cash after-tax charge of $1.7 million or $0.20 per share. The impact of adopting SOP 97-3 on the 1999 year was a pre-tax benefit of $144,112, which had no impact on earnings per share.

Effective January 1, 2001 the Company will adopt Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities (as amended by SFAS No. 137 and 138). As the Company does not customarily use derivative instruments, the Company does not anticipate that the adoption of SFAS No. 133 will have a material effect on the results of operations or financial position of the Company.

RECLASSIFICATIONS

Certain amounts in the 1999 and 1998 financial statements and notes to consolidated financial statements have been reclassified to conform with the 2000 presentation.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Meadowbrook Insurance Group, Inc.

2. INVESTMENTS AND OTHER FINANCIAL INSTRUMENTS

The estimated fair value of investments in securities is determined based on published market quotations. Due to the short-term nature of other financial instruments such as cash equivalents, accrued investment income, premiums and agent balances receivable, reinsurance receivables and payables and other accounts payable, carrying value approximates fair value. Based on the borrowing rates available to the Company, the carrying value of the line of credit approximated fair value as of December 31, 2000 and 1999. The cost or amortized cost and estimated fair value of investments in securities at December 31, 2000 and 1999 are as follows (in thousands):

                                                                 DECEMBER 31, 2000
                                                 --------------------------------------------------
                                                  Cost or       Gross         Gross       Estimated
                                                 Amortized    Unrealized    Unrealized      Fair
        Securities Available For Sale              Cost         Gains         Losses        Value
- ---------------------------------------------------------------------------------------------------
DEBT SECURITIES:
Debt securities issued by the U.S. government
  and agencies                                   $ 30,628       $  464       $   (42)     $ 31,050
Obligations of states and political
  subdivisions                                     64,770        1,015          (314)       65,471
Corporate securities                               47,430          870          (260)       48,040
Mortgage-backed securities                         21,857          381            (9)       22,229
                                                 --------------------------------------------------
     Total Debt Securities available for sale     164,685        2,730          (625)      166,790
EQUITY SECURITIES:
Preferred Stocks                                    5,628          135           (55)        5,708
Common Stocks                                      10,817        1,368        (1,438)       10,747
                                                 --------------------------------------------------
     Total Equity Securities available for
       sale                                        16,445        1,503        (1,493)       16,455
                                                 --------------------------------------------------
       Total Securities available for sale       $181,130       $4,233       $(2,118)     $183,245
                                                 ==================================================

                                                                 DECEMBER 31, 1999
                                                 --------------------------------------------------
                                                  Cost or       Gross         Gross       Estimated
                                                 Amortized    Unrealized    Unrealized      Fair
        Securities Available For Sale              Cost         Gains         Losses        Value
- ---------------------------------------------------------------------------------------------------
DEBT SECURITIES:
Debt securities issued by the U.S. government
  and agencies                                   $ 34,669       $   62       $  (255)     $ 34,476
Obligations of states and political
  subdivisions                                    122,248          753        (3,279)      119,722
Corporate securities                               11,668            3          (416)       11,255
Mortgage-backed securities                         20,170           --          (382)       19,788
                                                 --------------------------------------------------
     Total Debt Securities available for sale     188,755          818        (4,332)      185,241
EQUITY SECURITIES:
Preferred Stocks                                    5,128          114           (29)        5,213
Common Stocks                                      11,959          852        (1,455)       11,356
                                                 --------------------------------------------------
     Total Equity Securities available for
       sale                                        17,087          966        (1,484)       16,569
                                                 --------------------------------------------------
       Total Securities available for sale       $205,842       $1,784       $(5,816)     $201,810
                                                 ==================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Meadowbrook Insurance Group, Inc.

Gross unrealized appreciation and depreciation on available for sale securities were as follows (in thousands):

                                                                     DECEMBER 31,
                                                                -----------------------
                                                                 2000            1999
                                                                -----------------------
Unrealized appreciation                                         $ 4,233         $ 1,784
Unrealized depreciation                                          (2,118)         (5,816)
                                                                -----------------------
Net unrealized appreciation (depreciation)                        2,115          (4,032)
Deferred federal income (benefit) tax                              (690)          1,359
                                                                -----------------------
Net unrealized appreciation (depreciation) on investments,
  net of deferred federal income taxes                          $ 1,425         $(2,673)
                                                                =======================

The gross change, before tax (expense)/benefit, in unrealized appreciation/(depreciation) on available for sale debt securities was $5,619,880 for 2000, and ($8,967,833) for 1999. The gross change, before tax
(expense)/benefit, in unrealized appreciation/(depreciation) on available for sale equity securities was $527,837, and ($830,915) in 2000 and 1999, respectively.

The realized gains on the sale of available for sale debt securities and equity securities for the year ended December 31, 2000 were $369,847 and $170,218, respectively. The proceeds from these sales were $87.6 million and $1.0 million, respectively.

The realized (losses) gains on the sale of available for sale debt securities and equity securities for the year ended December 31, 1999 were ($232,860) and $5,659, respectively. The proceeds from these sales were $53.7 million and $1.4 million, respectively.

The realized gains (losses) on the sale of available for sale debt securities and equity securities for the year ended December 31, 1998 were $103,964 and ($52,356), respectively. The proceeds from these sales were $17.6 million and $0.5 million, respectively.

The amortized cost and estimated fair value of available for sale debt securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):

                                                                     AVAILABLE FOR SALE
                                                                ----------------------------
                                                                Amortized         Estimated
                                                                  Cost            Fair Value
                                                                ----------------------------
Due in one year or less                                         $ 18,182           $ 18,328
Due after one year through five years                             61,323             62,678
Due after five years through ten years                            39,382             39,811
Due after ten years                                               23,941             23,744
Mortgage-backed securities                                        21,857             22,229
                                                                ----------------------------
                                                                $164,685           $166,790
                                                                ============================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Meadowbrook Insurance Group, Inc.

Net investment income for the last three years ended December 31 was as follows (in thousands):

                                                         2000            1999            1998
                                                        --------------------------------------
INVESTMENT INCOME ON:
Debt securities                                         $11,058         $ 9,190         $7,658
Equity securities                                           655             734            295
Cash and cash equivalents                                 2,317           1,942          1,998
                                                        --------------------------------------
Total gross investment income                            14,030          11,856          9,951
Less investment expenses                                    315             248            372
                                                        --------------------------------------
Net investment income                                   $13,715         $11,608         $9,579
                                                        ======================================

United States government obligations, municipal bonds, and bank certificates of deposit aggregating $55,032,068 and $45,414,505 were on deposit with state regulatory authorities as required by law at December 31, 2000 and 1999, respectively.

3. LIABILITY FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

The Company regularly updates its reserve estimates as new information becomes available and further events occur that may impact the resolution of unsettled claims. Changes in prior reserve estimates are reflected in results of operations in the year such changes are determined to be needed and recorded. Activity in the reserves for losses and loss adjustment expenses is summarized as follows (in thousands):

                                                               FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                                    ------------------------------------------
                                                      2000             1999             1998
                                                    ------------------------------------------
Balance, beginning of year                          $229,244         $148,844         $ 98,979
Less reinsurance recoverables                        101,744           64,590           38,193
                                                    ------------------------------------------
Net balance, beginning of year                       127,500           84,254           60,786
                                                    ------------------------------------------
Total acquired reserves                                    -            7,784           13,277
Incurred related to:
  Current year                                       107,371           80,296           48,477
  Prior years                                         20,248           15,062            8,226
                                                    ------------------------------------------
Total incurred                                       127,619           95,358           56,703
                                                    ------------------------------------------
Paid related to:
  Current year                                        26,896           20,362           15,144
  Prior years                                         55,361           39,534           31,368
                                                    ------------------------------------------
Total paid                                            82,257           59,896           46,512
                                                    ------------------------------------------
Net balance, end of year                             172,862          127,500           84,254
  Plus reinsurance recoverables                      168,962          101,744           64,590
                                                    ------------------------------------------
Balance, end of year                                $341,824         $229,244         $148,844
                                                    ==========================================

As a result of unfavorable development on prior accident years' reserves, the provision for losses and loss adjustment expenses increased by $20,248,000, $15,062,000, and $8,226,000 in 2000, 1999, and 1998, respectively.

The $20.2 million and $15.0 million of adverse development on net reserves and $46.3 million and $35.0 million of adverse development on gross reserves in 2000 and 1999, respectively, reflects the impact of reserve strengthening, primarily from discontinued programs in which the actual claims activity as well as severity

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Meadowbrook Insurance Group, Inc.

of such claims was greater than anticipated. Also affecting gross reserve development was adverse experience on two commercial automobile programs in which the Company retains no risk.

The $8.2 million of adverse development in 1998 reflects the impact of isolated programs including professional liability for two distinct professions and two workers' compensation programs.

4. REINSURANCE

The insurance company subsidiaries cede insurance to other insurers under pro rata and excess-of-loss contracts. These reinsurance arrangements diversify the Company's business and minimize its losses arising from large risks or from hazards of an unusual nature. The ceding of insurance does not discharge the original insurer from its primary liability to its policyholder; and in the event that all or any of the reinsuring companies are unable to meet their obligations, the insurance company subsidiaries would be liable for such defaulted amounts. Therefore the Company is subject to a credit risk with respect to the obligations of its reinsurers. In order to minimize its exposure to significant losses from reinsurer insolvencies, the Company evaluates the financial condition of its reinsurers and monitors the economic characteristics of the reinsurers on an ongoing basis. The Company also assumes insurance from other insurers and reinsurers, both domestic and foreign, under pro rata and excess-of-loss contracts.

The Company receives ceding commissions in conjunction with reinsurance activities. These ceding commissions are offset against the related underwriting expenses and were $46,068,516, $33,235,206 and $33,288,731 in 2000, 1999, and
1998, respectively.

The Company has a recoverable for paid and unpaid losses of $185,387,000. The Company customarily collateralizes reinsurance balances due from non-admitted reinsurers through Funds Withheld Trusts or Letters of Credit. The largest unsecured reinsurance recoverable is due from an admitted reinsurer with an "A++" A.M. Best rating and accounts for 20.8% of the total recoverable for paid and unpaid losses.

The Company's insurance subsidiaries maintain an excess reinsurance program designed to protect against large or unusual losses and LAE activity. The Company determines the appropriate amount of reinsurance based on the Company's evaluation of the risks accepted and analysis prepared by consultants and reinsurers and on market conditions including the availability and pricing of reinsurance.

Under the 2000 workers' compensation reinsurance program, the Company reinsures each loss in excess of $100,000 up to a limit of $20 million, under separate treaties. The first treaty covers losses in excess of $100,000 up to $250,000, and the second treaty reinsures losses in excess of $250,000 up to $20 million. In addition, the Company purchases coverage in excess of $20 million up to $140 million to protect itself in the event of a catastrophe.

Under the 2000 liability reinsurance treaty, the reinsurers are responsible for 100% of the amount of each loss in excess of $250,000 up to $5.0 million per occurrence.

Under the 2000 property program, the reinsurers are responsible for 100% of the amount of each loss in excess of $250,000 to $1.0 million per occurrence. Additionally, the property program provides coverage for losses in excess of $1.0 million to $1.75 million per occurrence, and losses in excess of $1.75 million to $3.0 million per occurrence. Additional capacity is available for property coverages up to $5.0 million on an automatic facultative basis.

In its risk-sharing programs, the Company is also subject to credit risk with respect to the payment of claims by its clients' captive insurers, rent-a-captive, large deductible programs, indemnification agreements, and on the portion of risk exposure either ceded to the captives, or retained by the clients. The capitalization and credit worthiness of prospective risk-sharing partners is one of the factors considered by the Company in entering into and renewing risk-sharing programs. The Company collateralizes balances due from its risk-sharing partners through funds withheld trusts or letters of credit. At December 31, 2000, the Company had risk exposure in excess of collateral in the amount of $5.9 million on these programs. To date, the Company has not experienced any material difficulties in collecting balances from its risk-sharing
 30

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Meadowbrook Insurance Group, Inc.

partners. No assurance can be given, however, regarding the future ability of any of the Company's risk-sharing partners to meet their obligations. During 2000, the Company recorded a provision of $2.0 million related to balances due from marginally capitalized risk sharing partners in the event they are unable or unwilling to meet their obligation.

Reconciliations of direct to net premiums, on both written and earned bases, for 2000, 1999, and 1998 are as follows (in thousands):

                                 2000                          1999                         1998
                       ------------------------      ------------------------      ----------------------
                        Written        Earned         Written        Earned        Written        Earned
                       ----------------------------------------------------------------------------------
Direct                 $ 271,123      $ 262,069      $ 215,333      $ 207,552      $168,729      $160,155
Assumed                   16,729         48,628         15,141         29,068        17,603        16,087
Ceded                   (151,528)      (164,697)      (107,655)      (111,714)      (92,851)      (84,157)
                       ----------------------------------------------------------------------------------
Net                    $ 136,324      $ 146,000      $ 122,819      $ 124,906      $ 93,481      $ 92,085
                       ==================================================================================

One reinsurer, rated "A++" by A.M. Best, accounts for 25.3% of ceded premiums in 2000.

5. DEFERRED POLICY ACQUISITION COSTS

The following reflects the amounts of policy acquisition costs deferred and amortized (in thousands):

                                                          FOR THE YEARS ENDED DECEMBER 31:
                                                      -----------------------------------------
                                                        2000             1999            1998
                                                      -----------------------------------------
Balance, beginning of period                          $ 10,030         $  8,900         $ 6,609
Acquisition costs deferred                               9,592           13,670          10,673
Amortized to expense during the period                 (12,998)         (12,540)         (8,382)
                                                      -----------------------------------------
Balance, end of period                                $  6,624         $ 10,030         $ 8,900
                                                      =========================================

6. INCOME TAXES

The provision for income taxes consists of the following (in thousands):

                                                           FOR THE YEARS ENDED DECEMBER 31:
                                                        ---------------------------------------
                                                          2000            1999            1998
                                                        ---------------------------------------
Current tax (benefit) expense                           $ (1,054)        $  (364)        $1,227
Deferred tax benefit                                      (9,075)         (5,845)          (452)
                                                        ---------------------------------------
Total provision for income tax (benefit)
  expense                                               $(10,129)        $(6,209)        $  775
                                                        =======================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Meadowbrook Insurance Group, Inc.

A reconciliation of the Company's tax provision on income from operations to the U.S. federal income tax rate of 34% in 2000, 1999, and 1998 is as follows (in thousands):

                                                           FOR THE YEARS ENDED DECEMBER 31
                                                       ----------------------------------------
                                                         2000            1999            1998
                                                       ----------------------------------------
Tax provision at statutory rate                        $ (9,384)        $(4,779)        $ 2,259
Tax effect of:
  Tax exempt interest                                    (1,491)         (2,104)         (1,814)
  Other, net                                                746             674             330
                                                       ----------------------------------------
Federal income tax expense                             $(10,129)        $(6,209)        $   775
                                                       ========================================
Effective (benefit) tax rate                             (36.7%)         (44.2%)          11.7%
                                                       ========================================

Deferred federal income taxes, under SFAS No. 109, reflect the estimated future tax effect of temporary differences between the bases of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

The components of deferred tax assets and liabilities as of December 31, 2000 and 1999 are as follows (in thousands):

                                                2000                                 1999
                                    ----------------------------         ----------------------------
                                    Deferred          Deferred           Deferred          Deferred
                                      Tax                Tax               Tax                Tax
                                     Assets          Liabilities          Assets          Liabilities
                                    ----------------------------         ----------------------------
Unpaid losses and loss
  adjustment expenses               $ 9,636            $    -            $ 7,349            $    -
Unearned premium reserves             2,499                 -              3,001                 -
Unrealized gains on investments           -               690                  -                 -
Unrealized losses on investments          -                 -              1,359                 -
Deferred policy acquisition
  expense                                 -             2,126                  -             3,369
Allowance for doubtful accounts       1,782                 -                579                 -
Accrued boards, bureaus, and
  assessments                         1,197                 -                801                 -
Alternate minimum tax credit          1,333                 -              2,149                 -
Net operating loss carryforward       7,894                 -              2,344                 -
Other                                   534               306              1,260               744
                                    ----------------------------         ----------------------------
  Total deferred taxes               24,875             3,122             18,842             4,113
                                    ----------------------------         ----------------------------
  Net deferred tax assets           $21,753                              $14,729
                                    =======                              =======

Realization of the deferred tax asset is dependent on generating sufficient taxable income to absorb the applicable reversing temporary differences. Although realization is not assured, management believes it is more likely than not that the recorded deferred tax asset will be realized. The net operating losses begin to expire in 2019.

7. DEBT

At December 31, 2000 and 1999, the Company had an unsecured bank line of credit that permits borrowings up to $48,000,000 and $60,000,000, respectively, and expires on and is payable by August 1, 2002. As of December 31, 2000, this line bore interest at a variable margin over the Eurocurrency rate (Eurocurrency rate was 6.5% and the margin was 1.7% at December 31, 2000). The Company drew on

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Meadowbrook Insurance Group, Inc.

this line of credit primarily to consummate the acquisitions made during 1997 through 1999. The Company also uses the line of credit periodically to fund operating expenses of the non-regulated subsidiaries. During 2000, the Company paid down the line of credit by $5.5 million as part of the overall effort to strengthen its balance sheet. At December 31, 2000 and 1999, $46,978,737 and $55,644,456, respectively, was outstanding under this line.

As part of the loan agreement, the Company is required to reduce the credit line to $33 million by April 30, 2001. The Company presently has insufficient cash in its non-regulated business to meet this required reduction. In addition, the Company is in violation of certain covenants of its loan agreement, which if not successfully renegotiated could result in a requirement to reduce the outstanding credit line to zero. These violations include: falling below the minimum covenant requirements (required amount indicated) for statutory surplus ($66 million), GAAP net worth ($106 million), Risk-Based Capital (175% of Company Action Level) and A.M. Best rating (A-). Also, Star exceeded the required 3.5 to 1.0 Gross Written Premium to Surplus covenant ratio. As part of the negotiations to reset the loan covenants, the Company is working with the banks to extend the April 30, 2001 payment date to a future date in order to provide, if necessary, additional time to raise the required cash. There is no guarantee that these negotiations will be successful.

In addition, a non-insurance premium finance subsidiary has a line of credit with a bank, which permits borrowings up to 80% of the accounts receivable which collateralize the line. The line will expire on May 14, 2001. This line bears interest at 1% under the prime rate (prime was 9.5% at December 31, 2000 and 8.5% at December 31, 1999). At December 31, 2000 and 1999, $2,534,610 and
$2,818,579, respectively, was outstanding under this line.

The Company has an outstanding subordinated promissory note payable in the amount of $3,500,000 due June 30, 2003 which bears interest at a rate of 6.673% plus the Eurocurrency margin set forth in the Company's bank credit line agreement. At December 31, 2000, the Eurocurrency margin was 1.7%. Proceeds of the borrowing were used to reduce the outstanding balance on the bank line of credit.

8. SHAREHOLDERS' EQUITY AND REGULATORY MATTERS

A significant portion of the Company's consolidated assets represents assets of the Company's insurance subsidiaries that cannot be transferred to the holding company in the form of dividends, loans or advances. The restriction on the transferability to the holding company from its insurance subsidiaries is limited by Michigan regulatory guidelines, which are as follows: The maximum discretionary dividend that may be declared, based on data from the preceding calendar year, is the greater of each insurance company's net income (excluding realized capital gains) or ten percent of the insurance company's policyholders' surplus (excluding unrealized gains). These dividends are further limited by a clause in the Michigan law that prohibits an insurer from declaring dividends except out of surplus earnings of the company. Earned surplus balances are calculated on a quarterly basis. Since Star is the parent insurance company, its maximum dividend calculation represents the combined insurance companies' surplus. Based upon the 2000 statutory financial statements, Star may not pay any dividend to the Company during 2001 without prior approval of the Michigan Commissioner of Insurance. Star's earned surplus position at December 31, 2000 was negative $25.9 million. The Company generates operating cash flow from non-regulated subsidiaries in the form of commission revenue, outside management fees, and intercompany management fees. These sources of income are used to meet debt service, shareholders' dividends, and other operating expenses of the holding company and non-regulated subsidiaries. No statutory dividends were paid in 2000 or 1999.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Meadowbrook Insurance Group, Inc.

Summarized 2000 and 1999 statutory basis information for the primary insurance subsidiaries, which differs from generally accepted accounting principles, follows (in thousands):

                                            2000                                             1999
                       ----------------------------------------------   ----------------------------------------------
                         Star     Savers    Williamsburg   Ameritrust     Star     Savers    Williamsburg   Ameritrust
                       -----------------------------------------------------------------------------------------------
Statutory capital and
  surplus............  $ 56,198   $31,855     $11,022       $11,029     $ 70,158   $28,503     $11,532        $8,494
Minimum statutory
  capital and
  surplus............     5,000    20,000       2,600         5,000        5,000    20,000       2,600         5,000
Statutory net (loss)
  income.............   (24,405)      613         581         3,001      (11,017)    2,499         682         2,958
Net investment
  income.............    10,429     3,469         614         2,015        8,039     3,027         499         1,416

NAIC has adopted a risk-based capital ("RBC") formula to be applied to all property and casualty insurance companies. The formula measures required capital and surplus based on an insurance company's products and investment portfolio and is to be used as a tool to identify weakly capitalized companies. At December 31, 2000 and 1999, all of the insurance subsidiaries were in compliance with RBC requirements. Regulatory measures are required when the RBC ratio falls below 2 to 1 actual surplus to mandatory regulatory surplus. Star, the parent insurance company, had statutory surplus of $56.2 million and $70.2 million at December 31, 2000 and 1999, respectively; the calculated RBC was $27.0 million in 2000 and $19.6 million in 1999.

In March 1998, NAIC voted to adopt its Codification of Statutory Accounting Principles project (referred to hereafter as "codification"). Codification is a modified form of statutory accounting principles that will result in a change to the current NAIC Accounting Practices and Procedures Manual applicable to insurance enterprises. Although adoption of codification by all states is not a certainty, the NAIC has recommended that all states enact codification as soon as practicable with an effective date of January 1, 2001. It is currently anticipated that codification will become a NAIC State accreditation requirement starting in 2002. In addition, the American Institute of Certified Public Accountants and the NAIC has agreed to continue to allow the use of certain permitted accounting practices when codification becomes effective in 2001. Any accounting differences from codification principles, however, must be disclosed and quantified in the footnotes to the audited financial statements. Therefore, codification will likely result in changes to what are currently considered prescribed statutory insurance accounting practices. The Company does not anticipate the impact of codification to be material to the Company's statutory surplus.

The NAIC's Insurance Regulatory Information System ("IRIS") was developed by a committee of state insurance regulators and is primarily intended to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies 11 industry ratios and specifies "usual values" for each ratio. Departure from the usual values on four or more ratios generally leads to inquiries or possible further review from individual state insurance commissioners.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Meadowbrook Insurance Group, Inc.

In 2000, Star had eight ratios that varied from the "usual value" range. The variations and reasons for them are set forth below:

Ratio                                                         Usual Range        Star Value
- -------------------------------------------------------------------------------------------
Change in Net Writings                                     <33% or >-33%             39%(1)
Surplus Aid to Surplus                                     Under 15%                 25%(2)
Two-year Overall Operating Ratio                           Under 100%               121%(3)
Change in Surplus                                          <50% or >-10%            -17%(3)
Liabilities to Liquid Assets                               Under 105%               145%(3)
Agents' Balances to Surplus                                Equal or Under 40%        55%(4)
One-year Reserve Development to Surplus                    Equal or Under 20%        22%(3)
Two-year Reserve Development to Surplus                    Equal or Under 20%        30%(3)

(1) The growth in Star's net written premium was unusually high as a result of new intercompany reinsurance arrangements in which Star assumed a portion of business from its subsidiaries. In addition, to reduce the Company's overall excess reinsurance costs, Star assumed premium that was previously assumed by PICL. Excluding these items, Star's Change in Net Writings ratio would have been within the usual range at 20%.

(2) The Surplus Aid to Surplus ratio was impacted by the purchase of a significant quota share reinsurance treaty for several of the Company's workers' compensation programs, as well as the overall reduction in statutory surplus as a result of the net loss in 2000.

(3) The overall operating loss, primarily from adverse loss development on discontinued programs, negatively impacted these operating ratios.

(4) The Agents' Balances to Surplus ratio was impacted by the combination of the overall operating loss and growth in gross written premium.

In 2000, the Change in Net Writings and Surplus Aid to Surplus ratios for Ameritrust were negative 44% and 18%, respectively. Both of these ratios were impacted by the purchase of a significant quota share reinsurance treaty for several of its workers' compensation programs as noted above. Excluding the impact of this reinsurance transaction, the ratios would have been 11% and 1%, respectively, both within the usual range.

The Company has a subsidiary that issues redeemable nonvoting preferred shares to third parties. Redemption of the preferred shares may occur on January 1 of each year upon the request by the shareholder. The redemption amount varies based upon the subsidiary's performance. At December 31, 2000 and 1999, $1,378,000 and $1,136,000, respectively, of preferred shares were included in other liabilities. The preferred shares entitle the shareholders to participate in the profits and losses of the subsidiary. As a result, included in other operating expenses for 2000, 1999, and 1998 were $(428,795), $474,485 and
$88,552, respectively, of minority earnings related to these preferred shares.

9. STOCK OPTIONS

The Company, through its 1995 Stock Option Plan ("the Plan"), may grant options to key executives and other management of the Company and its subsidiaries in amounts not to exceed 2,000,000 shares of the Company's common stock. The Plan is administered by the Compensation Committee (the "Committee") appointed by the Board of Directors. Option shares may be exercised subject to the terms of the Plan and the terms prescribed by the Committee at the time of grant. Currently, the Plan's options have either five or ten year terms and are exercisable/vest in equal increments over the option term.

The Company measures compensation expense under APB No. 25 and has adopted the disclosure requirements of SFAS No. 123. If compensation cost for stock option grants had been determined based on

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Meadowbrook Insurance Group, Inc.

a fair value method, net income (loss) and earnings per share on a pro forma basis for 2000, 1999 and 1998 would be as follows (in thousands):

                                                                2000          1999         1998
                                                              ----------------------------------
Reported net (loss) income                                    $(17,473)     $ (9,553)     $5,870
Pro forma net (loss) income, using SFAS No. 123               $(18,130)     $(10,041)     $5,529
Earnings per share, diluted:
  Reported                                                    $  (2.05)     $  (1.11)     $ 0.65
  Pro forma, using SFAS No. 123.                              $  (2.13)     $  (1.17)     $ 0.61

The Black-Scholes valuation model utilized the following annualized assumptions for all applicable years: Risk-free interest rate of 6.5%, 4.75% and 5.25% for 2000, 1999 and 1998, respectively. The dividend declared was $0.12 per share in 2000 and 1999. The dividend declared was $0.10 per share in 1998. The volatility factor for the expected market price of the Company's common stock of 0.366,
0.337 and 0.323 in 2000, 1999 and 1998, respectively. The weighted-average expected life of options is 5.0 for the 2000 grant and 7.5 for the 1999 and 1998 grants.

The following is a summary of the Company's stock option activity and related information for the years ended December 31:

                                           2000                     1999                     1998
                                  ----------------------   ----------------------   ----------------------
                                               Weighted-                Weighted-                Weighted-
                                                Average                  Average                  Average
                                               Exercise                 Exercise                 Exercise
                                   Options       Price      Options       Price      Options       Price
                                  ------------------------------------------------------------------------
Outstanding -- beginning of year   1,287,414    $16.22      1,036,280    $16.38      1,020,144    $13.04
Granted                              544,000      5.61        297,700     15.74        203,800     24.69
Exercised                            (34,718)     5.10        (13,945)     5.15       (168,833)     5.68
Forfeited                           (508,052)    15.22        (32,621)    21.74        (18,831)    24.70
                                  ------------------------------------------------------------------------
Outstanding -- end of year         1,288,644    $12.43      1,287,414    $16.22      1,036,280    $16.38
                                  ========================================================================
Exercisable at end of year           470,105    $13.92        550,705    $15.62        396,956    $14.68
Weighted-average fair value of
  options granted during the
  year                            $     2.53         -     $     6.06         -     $     9.77         -

The following table summarizes information about stock options outstanding at December 31, 2000:

                                              OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                                      ------------------------------------   --------------------
                                                   Weighted-     Weighted-              Weighted-
                                                    Average       Average                Average
              Range of                             Remaining     Exercise               Exercise
          Exercise Prices              Options    Life (Years)     Price     Options      Price
- -------------------------------------------------------------------------------------------------
$4.54 to $8.11                          681,070       4.1         $ 5.91     218,929     $ 6.20
$10.25 to $16.26                        273,960       7.9          14.57      80,643      13.78
$21.00 to $30.45                        333,614       6.5          23.99     170,533      23.89
                                      -----------------------------------------------------------
                                      1,288,644       5.9         $12.43     470,105     $13.92
                                      ===========================================================

No compensation cost has been recorded for stock option grants issued during 2000, 1999 and 1998, as the market value equaled the exercise price at the date of grant.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Meadowbrook Insurance Group, Inc.

10. ACQUISITIONS

The Company has completed several acquisitions, all of which have been accounted for as a purchase.

On August 6, 1999, the Company acquired the assets of TPA Associates, Inc., all the outstanding stock of TPA Insurance Agency, Inc. and Preferred Insurance Agency, Inc. and approximately 94% of the outstanding stock of Preferred Insurance Company, Ltd., (collectively, "TPA") at a purchase price of $16.2 million. This transaction resulted in goodwill of $12.9 million.

On July 31, 1998, the Company acquired Florida Preferred Administrators, Inc. ("Florida Preferred") and Ameritrust Insurance Corporation ("Ameritrust"), at a purchase price of $12.3 million, resulting in goodwill of $7.0 million. Florida Preferred, a Florida-based third party administrator, provides a broad range of risk management services to purchasers of workers' compensation insurance from Ameritrust as well as other insurance carriers.

On April 30, 1998, the Company acquired the business of Villari & Associates, Inc. ("Villari"), at a purchase price of $5.6 million, comprised of $4.5 million in cash and 33,433 shares of common stock, resulting in goodwill of $5.6 million. Villari is a Florida-based insurance agency that offers professional liability products and programs, group health and disability, and property and casualty products.

The following pro forma financial information reflects the 1999 and 1998 acquisitions as if they had been completed as of the beginning of 1998 (unaudited).

                                                                     FOR YEARS ENDED
                                                                      DECEMBER 31,
                                                                -------------------------
                                                                  1999             1998
                                                                -------------------------
                                                                (in thousands except per
                                                                       share data)
Revenues                                                        $183,099         $163,543
Net (loss) income before cumulative effect of accounting
  change                                                          (7,836)           6,824
Earnings per share before cumulative effect of accounting
  change, diluted                                               $  (0.91)        $   0.76

Certain of these acquisitions were subject to contingent earn-out provisions based upon achieving certain performance measures. During 2000, the Company paid approximately $4,696,000 under these agreements, which is accounted for as goodwill. As of December 31, 2000, these provisions were completed.

11. EMPLOYEE BENEFIT PLANS

Company employees over the age of 21 who have completed 12 months of service and worked at least 1,000 hours during those 12 months are eligible for participation in Meadowbrook's 401(k) Profit Sharing Plan (the "Plan"). The Plan provides for matching contributions and/or profit sharing contributions at the discretion of the Board of Directors. In 2000, 1999 and 1998, the matching contributions were $510,461, $421,278 and $381,532, respectively. There were no profit sharing contributions in 2000, 1999 and 1998.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Meadowbrook Insurance Group, Inc.

12. COMMITMENTS AND CONTINGENCIES

The Company has certain operating lease agreements for its offices and equipment. At December 31, 2000, future minimum rental payments required under non-cancelable long-term operating leases are as follows (in thousands):

2001                                                                 $2,852
2002                                                                  2,391
2003                                                                  2,073
2004                                                                  1,511
2005                                                                    374
Thereafter                                                              158
                                                                     ------
     Total minimum lease commitments                                 $9,359
                                                                     ======

Rent expense for the year ended December 31, 2000, 1999, and 1998 amounted to $3,135,548, $2,851,954 and $2,536,713, respectively.

On June 26, 1995, two shareholders and an officer of a former agent (the "Primary Plaintiffs") of Star, and a former spouse of one shareholder and an employee of the former agent (the "Individual Plaintiffs") initiated legal proceedings against, among others, Star and Meadowbrook in the District Court for Washoe County, Reno, Nevada. All of the plaintiffs requested injunctive relief, compensatory damages, punitive and exemplary damages, and attorney's fees in an unspecified amount. The Nevada Insurance Department revoked the license of one of the Primary Plaintiffs and one of the Individual Plaintiffs and denied further licensing of the other Primary Plaintiffs.

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

The Company is involved in other litigation arising in the ordinary course of operations. While the results of litigation cannot be predicted with certainty, management is of the opinion, after reviewing these matters with legal counsel, that the final outcome of such litigation will not have a material effect upon the Company's financial statements.

13. LETTERS OF CREDIT

Two subsidiaries jointly purchased a standby letter of credit for $14,200,000 from a third party financial institution in connection with a reinsurance agreement. This letter of credit is for a one year term, with extensions granted on a yearly basis, and is being used as collateral for the insurance subsidiaries' obligations under a reinsurance agreement. This letter of credit is collateralized by specifically identified marketable securities of the subsidiaries, with a total fair market value of 120% of the $14,200,000 letter of credit.

Separately, a subsidiary had a letter of credit of $296,781 issued by a bank, under an agreement expiring December 31, 2001, with extensions granted on a yearly basis. This letter of credit is being utilized as
 38

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Meadowbrook Insurance Group, Inc.

collateral for the insurance subsidiary's obligations under a reinsurance agreement. This letter of credit is collateralized by specifically identified marketable securities of the subsidiary, with a total fair market value of 115% of the $296,781 line of credit.

14. RELATED PARTY TRANSACTIONS:

At December 31, 2000 and 1999, respectively, the Company held a $772,316 and $720,462 note receivable, including $111,316 of accrued interest at December 31, 2000, from an officer/director. Accrued interest at December 31, 1999 was $59,462. This note arose from a transaction in late 1998 whereby the Company loaned the officer/director funds to exercise 64,718 common stock options to cover the exercise price and associated tax withholdings. The note bears interest at 7.75%. The note is due on demand on or after January 1, 2002. The loan is collateralized by 64,718 shares of the Company's common stock, pursuant to a stock pledge agreement.

15. SEGMENT INFORMATION:

The Company defines its operations as agency operations and program business operations based upon differences in products and services. The separate financial information of these segments is consistent with the way results are regularly evaluated by management in deciding how to allocate resources and in assessing performance. Intersegment revenue is eliminated in consolidation.

AGENCY OPERATIONS

The agency segment was formed in 1955 as Meadowbrook's original business. The insurance agency primarily places commercial insurance, as well as personal property, casualty, life and accident and health insurance, with more than 50 insurance carriers from which it earns commission income. The agency has grown to be one of the largest agencies in Michigan and, with recent acquisitions, expanded into Florida and California.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Meadowbrook Insurance Group, Inc.

The following table sets forth the segment results (in thousands):

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                             --------------------------------
                                                               2000        1999        1998
                                                             --------------------------------
Revenues
  Net earned premiums                                        $146,000    $124,906    $ 92,085
  Management fees                                              24,519      22,878      18,121
  Investment income                                            14,204      11,319       9,620
                                                             --------------------------------
  Program business                                            184,723     159,103     119,826
  Agency operations                                            17,234      16,391      14,713
  Reconciling items                                                52          72          11
  Intersegment revenue                                           (503)       (572)       (436)
                                                             --------------------------------
  Consolidated revenue                                        201,506     174,994     134,114
                                                             ================================
Pre-tax (loss) income
  Program business                                            (24,289)    (11,891)      7,520
  Agency operations                                             4,115       3,639       2,757
  Reconciling items                                            (7,428)     (5,804)     (3,632)
                                                             --------------------------------
  Consolidated pre-tax (loss) income                          (27,602)    (14,056)      6,645
                                                             ================================

The pre-tax income reconciling items represent other expenses relating to the holding company, amortization and interest expense, which are not allocated among the segments.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires companies to disclose the fair value information about their financial instruments. This standard excludes certain insurance related financial assets and liabilities and all nonfinancial instruments from its disclosure requirements.

Due to the short-term nature of cash and cash equivalents, premiums and agent balances receivable and accrued interest, their estimated fair value approximates their carrying value. Since debt and equity securities are recorded in the financial statements at their estimated fair market value as securities available for sale under SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities," their carrying value is their estimated fair market value. In addition, the lines of credit bear variable rate interest, so their estimated fair value approximates their carrying value.

17. SUBSEQUENT EVENTS

Effective December 31, 2000, Connecticut Surety Company (CSC) executed a Subordinated Surplus Note with Star in the principal sum of $3.8 million. Interest earns at 9% per annum, payable quarterly beginning April 1, 2001. These loan proceeds were deposited by CSC into a trust account established for the benefit of Star in order to collateralize CSC's reinsurance obligations under the various reinsurance agreements. This Subordinated Surplus Note, along with the other notes ($195,000 Subordinated Surplus Note and $300,000 Promissory Notes), are intended to be converted into Voting Convertible Preferred Stock of CSC, or its parent, as part of a recapitalization of CSC, pursuant to a Letter of Intent dated December 31, 2000 between CSC, Star, and other investors. Upon obtainment of the requisite regulatory approval, it is anticipated that Star would own greater than 50% of CSC, or its parent company, if it has fully exercised its conversion rights under the Voting Convertible Preferred Stock. If, and when, Star obtains control, it will consolidate CSC's financial position and results of operations into the Company's financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Meadowbrook Insurance Group, Inc.

As of December 31, 2000, without the effect of the investment noted above, CSC had capital and surplus of negative $0.9 million. Star, in conjunction with the Connecticut Insurance Department and the other investors, developed the recapitalization plan described above that will allow CSC to continue as a going concern, subject to regulatory approval. In conjunction with its investment, Star will have seats on CSC's board and appropriate management oversight of ongoing operations.

At December 31, 2000, the Company had approximately $4.5 million of unsecured reinsurance recoverables on unpaid losses due from CSC.

In February 2001, A.M. Best downgraded Star, Savers, Williamsburg and Ameritrust from an "A-" (Excellent) to a "B++" (Very Good) rating. This change in the Company's rating is the result of A.M. Best's concerns about the Company's recent net operating losses and reduction in statutory surplus. A.M. Best ratings are based upon factors of concern to policyholders and are not directed toward the protection of investors. No assurances can be given that in the future A.M. Best will not further reduce or withdraw the ratings of the Company's insurance company subsidiaries. This downgrade may result in either a loss of clients or a requirement to seek another insurance company with an A.M. Best rating of "A-" or better as a front. There are costs associated with providing a fronting company to our insureds that likely cannot be fully recouped.

During 2000, Standard & Poor's assigned an "A" rating to Star, Savers, Williamsburg, and Ameritrust. Standard & Poor's ratings are based upon factors of concern to policyholders and are not directed toward the protection of investors. Effective February 21, 2001, Standard & Poor's placed this "A" rating on credit watch with negative implications and may downgrade the rating in the near future. No assurances can be given that in the future Standard & Poor's will not reduce or withdraw the ratings of the Company's insurance company subsidiaries.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Meadowbrook Insurance Group, Inc.

18. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of unaudited quarterly results of operations for 2000 and 1999 (in thousands, except per share and ratio data):

                                           1st             2nd             3rd             4th
                                         Quarter         Quarter         Quarter         Quarter
                                         -------------------------------------------------------
2000:
Gross written premium                    $70,684         $70,549         $90,673         $55,946
Net written premium                       39,125          37,968          59,148              83(1)
Net earned premium                        33,268          37,829          47,787          27,126(1)
Net commissions and fees                  10,182          10,520           9,887          10,662
Net investment income and realized
  gains                                    2,787           3,392           3,644           4,432
Net losses and LAE incurred               23,302          27,810          33,679          42,828
Policy acquisition and other expenses     11,109          11,409          14,497          16,301
Interest on notes payable                  1,240           1,378           1,277           1,240
Net income (loss)                            105             914             708         (19,200)
Earnings per share                       $  0.01         $  0.11         $  0.08         $ (2.26)
Dividends declared per share             $  0.03         $  0.03         $  0.03         $  0.03
GAAP combined ratio                       107.8%          109.3%          105.6%          211.2%
1999:
Gross written premium                    $58,761         $54,548         $55,197         $61,968
Net written premium                       31,324          28,818          30,699          31,978
Net earned premium                        26,159          29,782          32,541          36,424
Net commissions and fees                   9,048           9,148           9,307          11,194
Net investment income and realized
  gains/losses                             2,709           2,768           2,863           3,051
Net losses and LAE incurred               20,791          20,912          23,984          29,671
Policy acquisition and other expenses      9,167           8,402          13,797          16,217
Interest on notes payable                    840             621           1,037           1,138
Net (loss) income before cumulative
  effect                                  (1,438)          1,632          (3,856)         (4,185)
Net (loss) income                         (3,144)          1,632          (3,856)         (4,185)
Earnings per share before cumulative
  effect                                 $ (0.16)        $  0.19         $ (0.45)        $ (0.49)
Earnings per share                       $ (0.35)        $  0.19         $ (0.45)        $ (0.49)
Dividends declared per share             $  0.03         $  0.03         $  0.03         $  0.03
GAAP combined ratio                       116.1%          100.6%          115.5%          120.4%

(1) The fourth quarter was impacted by the purchase of a significant quota share reinsurance treaty. Excluding the impact of this treaty, net written premium and net earned premium would have been $25,481,000 and $36,579,000, respectively.

                       Meadowbrook Insurance Group, Inc.

                               BOARD OF DIRECTORS

ROBERT S. CUBBIN
Director

JOSEPH S. DRESNER (A,C,D)
Director
Chairman
Highland Companies

HUGH W. GREENBERG (A,B)
Director
President
Detroit Gauge & Tool Company

JOSEPH C. HENRY
Director
FLORINE MARK
Director
President, CEO
The WW Group, Inc.

DAVID K. PAGE (A,C)
Director
Partner
Honigman, Miller,
Schwartz & Cohn

MERTON J. SEGAL (C,D)
Director
Chairman of the Board

ROBERT W. STURGIS (A)
Director
Retired Director, Principal
Tillinghast -- Towers Perrin
IRVIN F. SWIDER, SR.
Director
President, CEO
Future Products Tool Corp.
& Metal Punch, Inc.

BRUCE E. THAL (A,C,D)
Director
Retired Partner
Deloitte & Touche LLP

HERBERT TYNER (B)
Director
Chief Executive Officer
Hartman & Tyner, Inc.

(A) Audit & Finance Committee
(B) Compensation Committee
(C) Investment Committee
(D) Merger & Acquisition Committee

                               CORPORATE OFFICERS

MERTON J. SEGAL
Chief Executive Officer

ROBERT S. CUBBIN
President
Chief Operating Officer
MICHAEL G. COSTELLO
Senior Vice President
General Counsel
Secretary

JOSEPH C. HENRY
Executive Vice President
JEFFREY H. KOENIG
Executive Vice President
Chief Financial Officer